Exhibit 99.4

2008

BRITISH COLUMBIA

FINANCIAL AND ECONOMIC REVIEW

68th EDITION

APRIL 2007 TO MARCH 2008

2008

British Columbia

Financial and Economic

Review

68th Edition

(July 2008)

Table of Contents

Table of Contents	iii

Chapter One — Economic Review	1
2007 Overview	2
External Environment	2
United States Economy	2
Canadian Economy	3
International Economy	4
Financial Markets	4
British Columbia Economy	5
Exports	6
Population	8
Labour and Income Developments	9
Prices and Wages	10
Consumer Expenditure and Housing	11
Industrial Structure and Performance	11
Tourism	12
Conclusion	13

Charts
1.1 Canada and British Columbia Economic Growth	2
1.2 External Economic Growth	4
1.3 Canadian Dollar	5
1.4 British Columbia Real GDP by Component	5
1.5 Export Shares by Market	7
1.6 Lumber and Natural Gas Prices	8
1.7 British Columbia Population by Age and Sex, 2007	9
1.8 British Columbia Building Permits by Category	11
1.9 Visitor entries to British Columbia	12
1.10 British Columbia Tourism industry	13
Map 1.1 Net interprovincial and international migration in BC, 2007	8

Tables
1.1 British Columbia Population and Labour Market Statistics	10
1.2 Price and Earnings Indices	10

Chapter Two — Financial Review	15

2007/08 Overview	16

Revenue	17

Commercial Crown Corporations Net Income	21

Expense	22

Expense by Function	24
2007/08 Expense Results	25

Provincial Capital Spending	26

2008 Financial and Economic Review – July 2008

iv	Table of Contents

Provincial Debt	29
Taxpayer-supported Debt	31
Self-supported Debt	31

Statement of Financial Position	31

Unfunded Pension Liabilities	33

Credit Rating	34

Debt Indicators	35

Topic Boxes
Review of the Province’s Financial Condition	36

Charts
2.1 2007/08 Surplus – Major Changes from Budget 2007	16
2.2 Revenue Changes from Budget 2007	17
2.3 Bonus Bids – Average Price per Hectare	19
2.4 Federal Contributions Changes from Budget 2007	20
2.5 Expense Changes from Budget 2007	24
2.6 Capital Spending Changes from Budget 2007	26
2.7 Capital Spending, 2007/08	28
2.8 Financing Taxpayer-Supported Capital Spending	29
2.9 Debt Changes from Budget 2007	29
2.10 Provincial Debt Components	30
2.11 Taxpayer-Supported Debt to GDP Ratio	31
2.12 Changes in Accumulated Surplus	32

Tables
2.1 Operating Statement	16
2.2 Major Factors Underlying Revenue	18
2.3 Corporate Income Tax Changes from Budget 2007	18
2.4 Revenue by Source	22
2.5 Expense by Function	23
2.6 Capital Spending	27
2.7 Provincial Debt Summary	30
2.8 Net Liabilities and Accumulated Surplus	32
2.9 Pension Plan Balances	33
2.10 Interprovincial Comparison of Credit Ratings, July 2008	34
2.11 Key Debt Indicators – 2003/04 to 2007/08	35

Chapter Three — Commercial Crown Corporations Review	41

Introduction	42

BC Hydro and Power Authority	42

BC Liquor Distribution Branch	44

BC Lottery Corporation	46

BC Railway Company	48

Insurance Corporation of BC	49

2008 Financial and Economic Review – July 2008

Table of Contents	v

BC Transmission Corporation	51

Columbia Power Corporation	52

Provincial Capital Commission	54

Charts
3.1 Electricity Price Competitiveness	44
3.2 Liquor Sales by Category	45
3.3 Interprovincial Gaming Comparisons	47
3.3 ICBC Injury and Material Damages Claims	51

Tables
3.1 British Columbia Hydro and Power Authority Five-Year Income Statement	43
3.2 Liquor Distribution Branch Five-Year Income Statement	45
3.3 British Columbia Lottery Corporation Five-Year Income Statement	46
3.4 British Columbia Railway Company Five-Year Income Statement	48
3.5 Insurance Corporation of British Columbia Five-Year Income Statement	50
3.6 British Columbia Transmission Corporation Five-Year Income Statement	52
3.7 Columbia Power Corporation Five-Year Income Statement	53
3.8 Provincial Capital Commission Five-Year Income Statement	54

Appendix 1 — Economic Review	55

Tables
A1.1A Aggregate and Labour Market Indicators	56
A1.1B Prices, Earnings and Financial Indicators	57
A1.1C Other Indicators	58
A1.1D Commodity Production Indicators	59
A1 2 British Columbia Real GDP at Market Prices, Expenditure Based	60
A1.3 British Columbia GDP at Basic Prices, by Industry	61
A1.4 British Columbia GDP, Income Based	62
A1.5 Employment by Industry in British Columbia	63
A1.6 Capital Investment by Industry	64
A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2007	65
A1.8 British Columbia International Goods Exports by Market Area	66
A1.9 Historical Commodity Prices (in U.S. Dollars)	67
A1.10 British Columbia Forest Sector Economic Activity Indicators	68
A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments	69
A1.12 Petroleum and Natural Gas Activity Indicators	69
A1.13 Supply and Consumption of Electrical Energy in British Columbia	70

Appendix 2 — Financial Review	71

Government’s Financial Statements	72
Government Reporting Entity	72
Compliance with GAAP	72
2007/08 Public Accounts Audit Reservations	73
Supplementary Schedules	73

2008 Financial and Economic Review – July 2008

vi	Table of Contents

Tables
A2.1 2007/08 Forecasts – Year in Review	74
A2.2 Operating Statement – 1998/99 to 2007/08	75
A2.3 Statement of Financial Position – 1998/99 to 2007/08	76
A2.4 Changes in Financial Position – 1998/99 to 2007/08	77
A2.5 Revenue by Source – 1998/99 to 2007/08	78
A2.6 Revenue by Source Supplementary Information – 1998/99 to 2007/08	79
A2.7 Expense by Function – 1998/99 to 2007/08	80
A2.8 Expense by Function Supplementary Information – 1998/99 to 2007/08	81
A2.9 Full-Time Equivalents (FTEs) – 1998/99 to 2007/08	82
A2.10 Capital Spending – 1998/99 to 2007/08	83
A2.11 Provincial Debt – 1998/99 to 2007/08	84
A2.12 Provincial Debt Supplementary Information – 1998/99 to 2007/08	85

Appendix 3 — Consolidated Revenue Fund and Other Supplementary Schedules	87
A3.1 Expense by Ministry – Consolidated Revenue Fund	88
A3.2 Consolidated Revenue Fund Expense – Changes from Budget 2007	89
A3.3 Historical Revenue by Source – Consolidated Revenue Fund	90
A3.4 Historical Revenue by Source – Consolidated Revenue Fund Supplementary Information	91
A3.5 Historical Expense by Function – Consolidated Revenue Fund	92
A3.6 Historical Expense by Function – Consolidated Revenue Fund Supplementary Information	93
A3.7 2007/08 Revenue by Source and Agency	94
A3.8 2007/08 Expense by Function and Agency	95
A3.9 Historical Operating Statement Surplus (Deficit)	96
A3.10 Historical Provincial Debt Summary	97
A3.11 Capital Expenditure Projects Greater Than $50 Million	98

Appendix 4 — Provincial Taxes	99
A4.1 Provincial Taxes (as of July 2008)	100
A4.2 Interprovincial Comparisons of Tax Rates – 2008	104
A4.3 Summary of Tax Changes Announced in 2008	105

Appendix 5 — General Description of the Province, Constitutional Framework and Financial Cycle	109

General Description of the Province	110
Geography	110
Physiography	110
Climate and Vegetation	110
Population	111

Constitutional Framework	111

Provincial Government	112
Legislature	112
Executive	112
Judiciary	113
Provincial Government Jurisdiction	113

The Annual Financial Cycle	114

Charts
A5.1 Financial Planning and Reporting Cycle Overview	114

2008 Financial and Economic Review – July 2008

Chapter One

Economic Review(1)

(1) Reflects information available as of July 7, 2008.

2	Chapter 1 – Economic Review

2007 Overview

British Columbia’s economy expanded 3.1 per cent in 2007, just below the 3.3 per cent growth it experienced in 2006. Continued strong performance by the province’s domestic economy drove overall GDP growth in 2007, offsetting weakness in the BC’s trade sector brought on by the slowing US economy, the high Canadian dollar and rising energy prices. Investment and consumer expenditure led BC’s economic expansion through 2007, while merchandise exports fell 5.8 per cent on the year.

Chart 1.1   Canada and British Columbia economic growth

Source: Statistics Canada, April 2008 Provincial Economic Accounts

Healthy real consumer spending on goods and services continued in 2007, increasing 5.6 per cent from the 5.5 per cent growth observed in the previous year. BC’s housing sector also continued its steady pace of increase on the year. The province’s employed population grew faster than its labour force in 2007, dropping the annual unemployment rate to a very low 4.2 per cent – the lowest annual rate observed in over 30 years.

External Environment

The world economy continued its robust pace of growth, with global real GDP increasing by 4.9 per cent in 2007. The rate of US real GDP growth slowed slightly in 2007 from the rates observed in the last few years, posting an increase of 2.2 per cent – down from 2.9 per cent in 2006. Developing Asian economies expanded by 9.7 per cent in 2007, with China leading the way at 11.4 per cent real GDP growth.

United States Economy

The US experienced 2.2 per cent real GDP growth in 2007, supported by steady increases in household spending and solid non-residential investment. US economic growth slowed in 2007 from the 2.9 per cent growth observed in 2006, due to its rapidly declining domestic housing market and the turbulence in global financial

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	3

markets. US housing starts dropped by a remarkable 26.0 per cent in 2007 and sales of new homes fell 26.8 per cent. In the face of its slumping economy in 2007, however, the US labour market held steady from 2006 as the annual unemployment rate remained at 4.6 per cent.

The US current account deficit narrowed in 2007, falling to $739 billion from the $811 billion reached in the previous year, marking its first decline since 2001. However, the deficit is still extremely high by historical standards. The large current account and budget deficits combined with a crashing US housing market worked to put further downward pressure on the US dollar throughout 2007.

Canadian Economy

Canada’s real GDP grew by 2.7 per cent in 2007, slightly lower than the 2.8 per cent growth observed in 2006. Final domestic demand rose by 4.3 per cent, also down from 2006, when demand increased by 4.7 per cent. The national economy saw a healthy real GDP growth rate in the first quarter of 2007, but slowed in each of the next three successive quarters, reaching a mere 0.8 per cent quarter-over-quarter annualized growth in the final quarter of the year.

The current account surplus was $13.6 billion in 2007, or 0.9 per cent of nominal GDP, compared to 1.4 per cent of nominal GDP in 2006. Real exports of merchandise rose 2.1 per cent through 2007, an improvement on last year’s rate of 0.7 per cent. This continued weakness in export markets is likely due to the lingering strength of the Canadian dollar and shrinking demand for Canadian products from a slowing US economy. At the same time, real imports of goods and services rose by 5.7 per cent in 2007, an increase over last year’s 5.0 per cent growth.

Nominal corporate profits rose by a robust 5.8 per cent in 2007, after increasing by 5.0 per cent in 2006. Growth in real business investment slowed from its very strong rate of 7.1 per cent in 2006, but still expanded by a healthy 4.0 per cent in 2007. Increases in business investment were fuelled by steady gains in machinery and equipment investment and in non-residential investment.

Total employment in Canada continued to increase steadily in 2007, rising 2.3 per cent on the year. The construction industry, accommodation and food sector, as well as the mining and oil and gas extraction sectors saw significant growth in 2007. At the same time, the number of jobs in the manufacturing industry increased by 3.8 per cent.

The number of new housing starts in Canada fell by 0.6 per cent in 2007, following a near-zero growth rate of 0.8 per cent in 2006. Although growth in the Canadian housing market appears to have stalled over the last two years, housing starts remain at historically high levels. Over the last decade, annual housing starts in Canada have averaged about 190,000, while in 2007, housing starts reached 228,343. The national retail market also continued to expand at a very healthy pace in 2007, with sales rising 5.8 per cent over 2006. Substantial gains were made in used vehicles, pharmacies, home electronics, home furnishings, as well as building materials and garden centres.

2008 Financial and Economic Review – July 2008

4	Chapter 1 – Economic Review

International Economy

Japanese economic growth slowed in 2007 as real GDP increased by 2.1 per cent, down from the 2.4 per cent seen in 2006.

Europe’s economy also grew at a slower rate last year, expanding by 2.6 per cent – a drop from the 2.8 per cent increase in 2006. Slower GDP growth in most European countries, most notably Germany and France, contributed to this decline.

The International Monetary Fund estimates that growth in global real GDP fell very slightly in 2007 to 4.9 per cent from the 5.0 per cent observed in 2006. Rapidly expanding Asian economies, especially those of China and India, are keeping the world economy growing at a robust rate. China’s economy grew by a remarkable 11.4 per cent in 2007, even after expanding by 11.1 per cent in 2006. GDP growth in India reached 9.2 per cent in 2007, and the Commonwealth of Independent States(2) expanded by 8.5 per cent.

Chart 1.2   External economic growth

      Source:  International Monetary Fund

Financial Markets

The Bank of Canada held its overnight target rate steady through the first half of 2007, keeping it at 4.25 per cent until July. The Bank increased the rate to 4.5 per cent in July, and returned it again to 4.25 per cent in December. The US Federal Reserve held its federal funds target rate at 5.25 per cent from January to September, when it lowered the rate to 4.75 per cent. Facing a slowing US economy in the latter half of 2007, the Fed cut the funds rate again to 4.5 per cent in October and then to 4.25 per cent in December.

The Canadian dollar continued its trend of appreciation against the US dollar in 2007, due in part to a general weakening of the US dollar and high prices for commodities such as oil and metals. The noon spot rate peaked at 109.1 US cents on

(2) The Commonwealth of Independent States includes Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	5

November 7, 2007 then drifted back down to parity shortly afterword. For the year, the dollar averaged 93.1 US cents, appreciating 4.9 cents over the 88.2 cents it averaged in 2006.

Chart 1.3   Canadian dollar

          Source:  Bank of Canada

British Columbia Economy(3)

British Columbia’s real GDP grew 3.1 per cent in 2007, slightly slower than the 3.3 per cent climb observed in 2006. BC’s steady performance in 2007 was fuelled mainly by continued strength in domestic economic activity.

Chart 1.4   British Columbia real GDP by component

      Source:  Statistics Canada

(3) GDP estimates are based on Statistics Canada’s preliminary Provincial Accounts for 2007, released in April 2008. Further information on British Columbia’s economic performance will be released in November 2008, when Statistics Canada releases revised GDP data for 2007 and previous years.

2008 Financial and Economic Review – July 2008

6	Chapter 1 – Economic Review

Healthy gains in real consumer spending were made in 2007, as demand for both goods and services remained strong. BC’s housing market also continued its expansion through 2007, as housing starts rose by 7.6 per cent – up from the 5.1 per cent growth seen in 2006. Residential investment also increased by 3.5 per cent, although this has slowed from the 7.4 per cent growth observed in 2006.

Employment in BC continued its healthy rate of growth in 2007, increasing by 3.2 per cent over 2006. At the same time, the provincial labour force expanded by 2.7 per cent, up from the 1.8 per cent seen in 2006. This caused the unemployment rate to fall from 4.8 per cent in 2006 to a very low 4.2 per cent in 2007.

The pace of real business investment growth slowed considerably in 2007, increasing by only 2.9 per cent compared to the 10.0 per cent increase that occurred in 2006. The growth rate in business investment was pulled down by a 2.2 per cent annual decrease in non-residential investment. However, this decrease was complemented by a 3.5 per cent increase in residential investment and a robust 7.2 per cent jump in machinery and equipment investment.

As cited in the government’s Major Projects Inventory, investment figures for 2007 include spending on major capital projects across the province. Some of these projects are:

•      Sea-to-Sky Highway Improvement Project;

•      Canada Line;

•      Abbotsford Regional Hospital and Cancer Centre;

•      Prince Rupert Port Expansion;

•      Vancouver Island Conference Centre;

•      William R. Bennett Bridge; and

•      Brilliant Expansion Power Project (Castlegar).

The nominal value of BC’s manufacturing shipments fell by 3.0 per cent in 2007, due primarily to the declining value of commodity shipments. The value of shipments of wood products dropped 19.2 per cent on the year, following a 13.0 per cent decline in 2006 – mainly due to rapidly falling lumber prices in both years. However, the value of paper shipments grew by 5.2 per cent in 2007 after rising by 1.0 per cent in 2006.

Exports

By Destination:

The value of BC’s current dollar foreign merchandise exports declined by about $1.9 billion (or 5.8 per cent) in 2007. Weaker external demand from a rapidly slowing US economy (and its negative effect on forestry and energy prices) and the continued appreciation of the Canadian dollar were the main reasons for the substantial decline in the value of BC’s total exports in 2007. Exports to the US, BC’s largest trading partner, dropped again in 2007 – this time by 7.0 per cent on the year. This follows a slightly larger decline of 7.2 per cent in 2006, and reflects lower values for lumber and energy exports. Exports to Japan also took a substantial hit in 2007, plunging

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	7

Chart 1.5   Export shares by market

    Source:  BC Stats

12.8 per cent after exhibiting growth of 13.0 per cent in 2006. However, BC’s exports to Pacific Rim countries (excluding Japan and China) showed positive growth in 2007, as they jumped in value by 8.7 per cent. Increases in the value of Pacific Rim exports last year were driven almost entirely by rapid growth in exports to China, which surged upward by 17.4 per cent. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity.

The US received a slightly smaller proportion of BC’s total international exports in 2007 than in 2006. The US accounted for 60.5 per cent of the total after taking in 61.3 per cent in 2006. The Pacific Rim (including Japan and China) took in 27.3 per cent of BC’s total exports to the world in 2007, a small jump from the 27.0 per cent these countries received in 2006.

By Commodity:

Current dollar energy product exports continued to fall in 2007, dropping 4.0 per cent to $6.2 billion on the year. This decline in 2007 was due to the lower total volume of natural gas exports, which were down 5.4 per cent on the year. However, the rate of decline on energy exports slowed from the 17.3 per cent drop they experienced in 2006. The value of metallic mineral product exports fell 4.9 per cent to $3.4 billion, although this drop followed a surge of 32.4 per cent in the previous year. The value of wood product exports also dropped in 2007, slipping 18.4 per cent to $7.2 billion, while the value of pulp and paper exports grew by 7.0 per cent to $5.1 billion. Prices for lumber products and newsprint declined substantially in 2007, while the price of pulp rose by 17.7 per cent.

•                  Lumber prices averaged $249 US per thousand board feet in 2007, down from $296 US in 2006.

•                  Pulp prices surged in 2007, averaging $793 US per tonne, up from $674 US in the previous year.

•                  Newsprint prices declined to average $597 US per tonne in 2007, compared to $667 US per tonne in 2006.

2008 Financial and Economic Review – July 2008

8	Chapter 1 – Economic Review

Chart 1.6   Lumber and natural gas prices

Source: Madison’s Lumber Reporter and Ministry of Energy, Mines and Petroleum Resources

In 2007, the volume of real imports from BC rose much faster than that of real exports. While imports grew by 3.9 per cent on the year, exports fell by 0.6 per cent, resulting in a decline in BC’s trade balance.

Overall, imports from international trade rose by a robust 6.4 per cent in 2007, while interprovincial imports grew by just 0.7 per cent on the year. At the same time, international exports shrank by 1.0 per cent while interprovincial exports held steady from 2006 levels.

Population

BC welcomed 52,999 net migrants into the province in 2007, including 39,614 from international sources and 13,385 from other Canadian provinces and territories. Historically, BC’s population has grown faster than the national average. From 1998

Map 1.1   Net interprovincial and international migration in BC, 2007

                                                        Net Population Movement For British Columbia

                                                                             Jan 2007 to Dec 2007

                                                                        Net Inflow : 52,999 Persons

 Source: BC Stats

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	9

to 2002, BC’s population growth slowed due to a net outflow of people to other parts of Canada. However, this trend has changed course since 2003, returning to a net positive inflow of migrants from other provinces.

British Columbia’s population is aging, as the province’s baby boom generation is currently between their early 40s and late 50s (see Chart 1.7). As a result, there will be a substantial increase in the number of retired British Columbians over the next few years. The “bust” generation (born during a period of lower birth rates) is currently in their mid 20s to early 30s, with the “baby boom echo” generation currently hovering around 20 years old.

Chart 1.7   British Columbia population by age and sex, 2007

      Source:  BC Stats and Statistics Canada

Labour and Income Developments

The year 2007 saw annual average employment in BC rise by 3.2 per cent, or 70,800 jobs. This rate of growth was second only to Alberta among provinces, which saw strong employment gains of 4.7 per cent in 2007. BC’s unemployment rate in 2007 dropped to 4.2 per cent from 4.8 per cent in 2006.

Total employment in British Columbia’s goods-producing sector rose by 6.9 per cent, or 31,800 jobs, in 2007. Employment in the construction industry had another robust year, as 17,600 jobs were added—an annual increase of 9.8 per cent. Employment in the primary industries expanded by 4,900 jobs, or 6.2 per cent, including forestry, which added 2,600 jobs in 2007. The manufacturing sector also saw employment gains, adding 7,600 jobs – an increase of 3.8 per cent.

BC’s service industries grew 2.3 per cent in 2007, adding 39,000 jobs to the BC economy. The health and welfare services industry contributed a substantial number of jobs, as it added 7,500 new employees. The finance, insurance and real estate services sectors offered 7,000 new jobs, while the public administration and information and recreation services sectors each added 4,600 jobs. BC’s retail and wholesale trade industry also had a strong performance in 2007 in terms of employment gains, with an increase of 11,300 jobs, or 3.2 per cent. The most

2008 Financial and Economic Review – July 2008

10	Chapter 1 – Economic Review

significant job losses on the services side of the economy occurred in the professional, scientific and technical services sector, which lost 1,300 jobs in 2007 (see Table A1 .5 for more details).

British Columbia’s labour force increased by 2.7 per cent in 2007, after expanding by 1.8 per cent in 2006.

Table 1.1   British Columbia Population and Labour Market Statistics

	Units	2003	2004	2005	2006	2007
Population (as at July 1)	(thousands)	4,155	4,204	4,260	4,320	4,380
	(% change)	1.0	1.2	1.3	1.4	1.4

Net Migration
International	(persons)	31,795	32,170	41,010	38,055	39,614
Interprovincial	(persons)	4,055	7,551	7,434	10,221	13,385

Labour Force	(thousands)	2,191	2,222	2,263	2,305	2,366
	(% change)	2.0	1.4	1.9	1.8	2.7

Employment	(thousands)	2,015	2,063	2,131	2,196	2,266
	(% change)	2.5	2.4	3.3	3.1	3.2

Unemployment Rate	(%)	8.0	7.2	5.9	4.8	4.2

Source: Statistics Canada

Prices and Wages

BC’s Consumer Price Index (CPI) rose by 1.8 per cent in 2007, a very small increase from the 1.7 per cent observed in 2006. Gasoline prices climbed again in 2007, this time by 3.8 per cent, while shelter and food costs increased at a modest rate through 2006, up 2.0 per cent and 2.6 per cent, respectively.

Wages, salaries and supplementary labour income grew by a healthy 6.2 per cent in 2007, signaling robust employment gains. Although this was a slight decrease from the very strong 8.5 per cent growth rate observed in 2006, it still led to an increase of 6.6 per cent in total personal income. However, corporate profits saw a slight decrease of 2.0 per cent last year, due in part to slowing US demand for BC’s commodities, falling lumber prices and the strong Canadian dollar’s negative effect on BC’s exports.

Table 1.2   Price and Earnings Indices

	Units	2003	2004	2005	2006	2007
Consumer Price Index	(2002=100)	102.2	104.2	106.3	108.1	110.0
(British Columbia)	(% change)	2.2	2.0	2.0	1.7	1.8

Average weekly earnings	($)	683.7	686.7	704.5	726.0	747.8
	(% change)	2.3	0.4	2.6	3.1	3.0

Labour income (1)	($ millions)	75,605	80,376	85,799	93,102	98,866
	(% change)	3.7	6.3	6.7	8.5	6.2

Personal income (1)	($ millions)	117,126	124,090	131,316	141,098	150,379
	(% change)	3.2	5.9	5.8	7.4	6.6

Corporate profits (pre-tax) (1)	($ millions)	12,364	16,691	19,980	21,322	20,886
	(% change)	8.6	35.0	19.7	6.7	(2.0)

(1) As of April 2008 Provincial Economic Accounts

Source: Statistics Canada

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	11

Consumer Expenditure and Housing

BC saw real consumer spending grow by 5.6 per cent in 2007 due to strong demand for both goods and services. The increase in consumer spending on goods was also reflected by the 6.7 per cent rise in the total value of retail sales on the year.

Housing starts in BC continued to increase on the year, rising by 7.6 per cent compared to the 5.1 per cent climb seen in 2006. Although housing starts in BC continue to grow at a very healthy pace, they have slowed from the rapid increases observed in recent years. For instance, growth in housing starts averaged 21.0 and 25.8 per cent in 2003 and 2004, respectively.

Although BC’s housing market appears to be coming off its recent boil, its continued strength was also demonstrated in 2007 by the climbing value of residential building permits, which rose by 13.0 per cent. Strong employment growth, low mortgage rates and the scarcity of available rental and market properties combined to create attractive conditions for consumers in 2007.

The value of non-residential building permits in BC held fairly steady in 2007, rising by 0.3 per cent to reach $3.9 billion. Commercial permits rose by 6.2 per cent, which offset declines of 9.7 per cent in industrial permits and 10.0 per cent in institutional permits.

Chart 1.8   BC Building permits by category

Sources: Statistics Canada

Industrial Structure and Performance

The province’s rich endowment of natural resources and their development historically formed the backbone of British Columbia’s economic structure. In the past, the economy was largely based on primary and secondary forest production. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.

2008 Financial and Economic Review – July 2008

12	Chapter 1 – Economic Review

In recent years, a more diversified economy has emerged, supported by many non-resource activities such as film, tourism, high-tech industries including software and biotechnology, and other value-added industries. The British Columbia economy matured into a more broadly based structure that became less vulnerable to changes in international markets for natural resources.

GDP in BC’s construction sector grew 3.6 per cent in 2007, driven by continued strength in the residential housing market. Utilities also performed well in 2007, with real GDP in this industry rising 8.6 per cent over the previous year. The mining, oil and gas extraction industries, however, saw a decline of 2.5 per cent in 2007, while forestry and logging also experienced a drop of 7.8 per cent on the year.

Service-producing industries continued to generate about three quarters of the total provincial GDP in 2007. Industries within the services sector include: transportation, communications and storage; wholesale and retail trade; finance, insurance and real estate; community, business and personal services; and public administration and defense.

Tourism

The US economic slowdown, Canada’s strengthening dollar and tighter border security all worked to hamper tourism in BC last year, leading to fewer visits from the US. The total number of visitors entering BC in 2007 fell 3.9 per cent, following a 5.2 per cent decrease in 2006. Total US visitors entering BC in 2007 fell by 5.9 per cent from the previous year, while the number of overseas visitors increased by 3.3 per cent. Despite the decline in US visitors, overall room revenues continued to climb in 2007, rising 8.4 per cent over 2006.

Chart 1.9   Visitor entries to BC

  Sources: Statistics Canada

2008 Financial and Economic Review – July 2008

Chapter 1 – Economic Review	13

Chart 1.10   BC tourism industry

Source: BC Stats

Conclusion

British Columbia’s economy expanded 3.1 per cent in 2007, primarily due to continued strength in its domestic market. Real consumption on goods and services improved by 5.6 per cent on the year while real business investment grew by 2.9 per cent due to strong gains in both residential investment and machinery and equipment investment.

BC’s retail and housing markets also posted healthy gains through 2007, rising 6.7 per cent and 7.6 per cent, respectively. However, BC’s trade market suffered in 2007, as manufacturing shipments fell by 3.0 per cent and exports dropped 5.8 per cent.

Employment in BC rose 3.2 per cent in 2007, marking another strong year for job growth in the province. BC’s annual unemployment rate fell to an average of 4.2 per cent, its lowest rate in over 30 years.

2008 Financial and Economic Review – July 2008

Chapter Two

Financial Review(1)

(1) Reflects 2007/08 Public Accounts released on July 17, 2008.

16	Chapter 2 – Financial Review

2007/08 Overview

Table 2.1   Operating Statement

($ millions)	Budget 2007/08	Actual 2007/08	Actual 2006/07(1)
Taxpayer-supported programs and agencies:
Revenue	37,390	39,831	38,505
Expense	(36,240)	(36,945)	(34,426)
Surplus before forecast allowance	1,150	2,886	4,079
Forecast allowance	(750)	—	—
Surplus	400	2,886	4,079

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2008.

The provincial government ended the 2007/08 fiscal year with a surplus of $2.9 billion, $2.5 billion higher than the budgeted surplus of $400 million. The surplus reflected strong domestic economic performance, higher than anticipated federal transfers, and sound financial management on the spending side.

This is the provincial government’s fourth consecutive surplus, reflecting British Columbia’s recent strong economic performance, resulting, in part, from reductions to the regulatory burden and introduction of competitive tax rates.

The $2.5 billion improvement from budget reflected:

•    a $1,970 million increase in taxpayer-supported program and agency revenue, primarily due to additional taxation revenue resulting from the province’s robust economy;

•    a $471 million increase in commercial Crown corporation net income, primarily due to higher premium revenue and investment earnings in ICBC;

•    a $705 million increase in taxpayer-supported program and agency expense, reflecting the climate action dividend payment to all BC residents and other priority spending initiatives; and

•    a $750 million unused forecast allowance since the budget target was exceeded.

The 2007/08 surplus was $916 million higher than the third quarter forecast released with the 2008/09 budget on February 19, 2008 (see Table A2.1).

Chart 2.1   2007/08 Surplus – major changes from Budget 2007

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Chapter 2 – Financial Review	17

Financial information in this publication, including this chapter and Appendices 2 and 3, is derived from the government’s Public Accounts. In his audit report on the 2007/08 Public Accounts, BC’s Auditor General noted reservations on specific items included in the reported financial results. The overall total impact of the qualification was a $59 million reduction to the 2007/08 surplus.

The government feels the accounting treatment recommended by the Auditor General would not be consistent with generally accepted accounting principles (GAAP) for senior governments in Canada, or current practice among other jurisdictions which have similar programs. Further information on compliance with GAAP and the Auditor General’s qualification can be found in Appendix 2.

Revenue

In 2007/08, revenue totaled $39.8 billion, $2.4 billion higher than budget and 3.4 per cent higher than 2006/07, reflecting strong economic growth and increased federal government transfers. Higher revenues from taxation, investment earnings, fees, other miscellaneous sources, commercial Crown corporations and federal government contributions were partially offset by lower natural resource revenues – mainly from natural gas royalties and forests stumpage.

Chart 2.2   Revenue changes from Budget 2007

Major changes from the 2007/08 budget included:

•             Personal income tax revenue was up $567 million as higher than expected 2006 personal income and tax return filings resulted in a $143 million prior-year adjustment. This improved base, combined with stronger personal income and employment growth and an assumed continuation of robust earnings of higher-income cohorts in 2007, led to an additional $424 million improvement.

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Table 2.2   Major Factors Underlying Revenue

Calendar Year	Budget 2007		Public Accounts
Per cent growth unless otherwise indicated	2007	2008	2007	2008
Real GDP	3.1	3.0	3.1	2.4
Nominal GDP	5.0	4.9	5.5	4.2
Personal income	4.2	4.6	6.6	4.4
Labour income	4.1	5.1	6.2	4.7
Employment	1.9	1.9	3.2	1.7
Personal expenditures on consumer goods	5.2	5.1	7.5	5.3
Personal expenditures on consumer durable goods	4.4	4.2	7.7	3.0
Personal expenditures on services	5.2	5.1	8.4	4.9
Housing starts	-7.8	-6.1	7.6	-11.7

SPF 2x4 price ($US/thousand board feet)	$269	$294	$251	$213
Pulp ($US/tonne)	$713	$700	$794	$844
Exchange Rate (US cents/Cdn $)	86.9	88.1	93.5	99.9

2007/08 Fiscal Year	Budget 2007/08	Actual 2007/08
Natural gas price ($Cdn/GJ at plant inlet)	$6.50	$5.46
Natural gas production (annual per cent change)	1.9	-1.6
Bonus bids auctioned land base (000 hectares)	$411	$656
Bonus bids average bid price per hectare ($)	$1,000	$1,864
Electricity price ($US/mega-watt hour)	$65	$63
Metallurgical coal price ($US/tonne, fob west coast)	$90	$85
Copper price ($US/lb)	$2.55	$3.45

Crown harvest volumes (million cubic metres)
Interior	52.0	48.3
Coast	14.0	12.2
Total	66.0	60.5

•             Corporate income tax revenue was up $855 million mainly due to higher tax assessments for 2006 and prior years; and higher instalment payments reflecting an improved federal government outlook of the 2007 national tax base. These improvements were partially offset by higher tax credit deductions mainly reflecting 2006 results related to logging, film/television, production services, and scientific research and experimental development tax credits (see Table 2.3).

Table 2.3 Corporate Income Tax Changes from Budget 2007

($ millions)	2007/08
Advance instalments from the federal government:
Gross	289
Tax Credits	(52)
237
International Financial Activity Act refunds	12
Prior-year adjustment:
Gross	657
Tax Credits	(51)
606
Total changes from Budget 2007	855

•             Revenue from social service tax was $182 million above budget and up 7.6 per cent annually as higher growth in personal income led to improved purchases of taxable goods and services – especially durable goods purchases.

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•             Property transfer tax revenue was $164 million higher than budget and up 16.8 per cent from the previous year. Strong sales throughout the year reflected higher incomes, relatively low interest rates and the availability of a variety of residential mortgage options, including low down payments and 40-year amortization. According to BC Stats, in 2007 the number of residential properties sold increased 6.4 per cent and the average residential price rose 12.3 per cent; the budget forecast assumed a moderation in the 2007/08 housing market.

•             Natural gas royalties were $567 million below budget, reflecting weak market demand and lower prices resulting from relatively mild weather conditions and high natural gas storage inventories in the first half of the year. During 2007/08, North American natural gas storage levels were 11.1 per cent higher than the previous five-year average and plant inlet natural gas prices averaged $5.46/gigajoule compared to $6.50 assumed at budget. Reduced production volume growth and lower average royalty rates, reflecting higher utilization of credit and royalty program offsets, also contributed to the decline from budget.

•             Revenue from the sale of Crown land drilling rights was $107 million above budget mainly due to the high average bid price per hectare received during the year despite lower than expected natural gas prices. At $1,864/hectare, the average bid price was $864 higher than the budget estimate and 89 per cent higher than 2006/07 indicating industry’s continued interest in exploring and developing BC gas reserves. Actual cash received was more than $800 million higher than budget, but was amortized to revenue over eight years as determined by the BC Auditor General.

Chart 2.3   Bonus bids – average price per hectare

•             Forests revenue was $308 million below budget, and down 14.8 per cent from the previous year, mainly due to reduced stumpage revenue resulting from lower lumber prices and Crown harvest volumes, a weak US housing market, and the higher Canadian dollar. Interior stumpage rates were also impacted by the effect of mountain pine beetle infestation on log quality and grade. Depressed lumber prices and weak lumber exports resulting from the collapse in the US housing market reduced border tax collections administered by the federal government, which were $48 million lower than budget.

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20	Chapter 2 – Financial Review

•             Investment earnings were up $225 million primarily due to higher cash balances invested in short term securities and gains realized from the retirement of sinking funds.

•             Revenue from miscellaneous sources was $425 million above budget including:

–            $195 million improvement in SUCH sector collections;

–            $148 million increased ministry program recoveries (offset by increased expense) mainly reflecting services delivered in the regional health sector (Ministry of Health), in support of highway projects (Ministry of Transportation), and recognition of University of British Columbia lands associated with the Musqueam compensation settlement;

–            $31 million gain due to the effects of the actuarial evaluations of the Risk Management and Long Term Disability funds; and

–            a remaining $51 million increase mainly in taxpayer-supported Crown corporation revenue.

•             Federal government contributions were up $388 million. Major changes included:

–            $199 million one-time eco-Trust funding for reducing air pollutant and greenhouse gas emissions;

–            $30 million reduced health and social transfers due to a lower entitlement of $143 million in 2007/08, and $85 million for prior years as preliminary Census undercount information from Statistics Canada indicated a significantly lower BC population share. This was partially offset by $165 million in one-time floor adjustments and $33 million in new child care spaces funding established in the federal government’s 2008 budget;

–            $168 million increased ministry recoveries including $57 million for the Millennium Scholarship Fund and Canada Study grants (Ministry of Advanced Education), $30 million for the Conservation Investments and Incentives Initiative

Chart 2.4   Federal contributions changes from Budget 2007

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fund (Ministry of Agriculture and Lands), $25 million for multiculturalism and immigration programs (Ministry of Attorney General), and $21 million for the mountain pine beetle infestation mitigation program (Ministry of Forests and Range); and

–            $51 million additional funding including $24 million received from the post-secondary institutions and $17 million for disaster relief programs (Ministry of Public Safety and Solicitor General).

Commercial Crown Corporation Net Income

In 2007/08, commercial Crown corporation net income of $3.0 billion was $471 million higher than budget and 10.7 per cent higher than 2006/07.

Major changes from budget include:

•             BC Hydro – income before regulatory transfers is $97 million below plan, reflecting higher operating costs mainly due to First Nations settlements and lower than forecast trade income due to the impact of the higher Canadian dollar combined with reduced volatility in market prices. Net income is $5 million higher than plan after the inclusion of regulatory transfers;

•             ICBC – up $408 million mainly resulting from higher investment earnings including net proceeds from the sale of Surrey Central City Mall ($170 million), higher premium revenue ($57 million), and lower claims/operating costs ($172 million);

•             BC Lottery Corporation – up $56 million reflecting higher net income from casino and community gaming operations (up $80 million), partially offset by lower lottery net income (down $24 million);

•             Liquor Distribution Branch – up $48 million due to improved sales; and

•             BC Rail – down $47 million reflecting the timing of real estate gains from property sales.

Further information on commercial Crown corporations is provided in Chapter 3.

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Table 2.4   Revenue by Source

($ millions)	Budget 2007/08	Actual 2007/08	Actual 2006/07
Taxation
Personal income	6,389	6,956	6,905
Corporate income	1,395	2,250	1,538
Social service	4,890	5,072	4,714
Fuel	919	935	901
Tobacco	705	692	726
Property	1,863	1,795	1,732
Property transfer	904	1,068	914
Other taxes	606	638	588
	17,671	19,406	18,018
Natural resource
Natural gas royalties	1,699	1,132	1,207
Forests	1,395	1,087	1,276
Other natural resource (1)	1,534	1,559	1,499
	4,628	3,778	3,982
Other revenue
Medical Services Plan premiums	1,497	1,557	1,524
Other fees (2)	2,374	2,429	2,288
Investment earnings	914	1,139	1,032
Miscellaneous	2,260	2,617	2,589
	7,045	7,742	7,433
Contributions from the federal government
Health and social transfers	4,644	4,614	4,473
Other federal contributions	899	1,317	1,913
	5,543	5,931	6,386
Commercial Crown corporation net income
BC Hydro	365	370	407
Liquor Distribution Branch	810	858	840
BC Lotteries	1,024	1,080	1,011
ICBC	225	633	381
Other	79	33	47
	2,503	2,974	2,686
Total revenue	37,390	39,831	38,505

(1) Columbia River Treaty, other energy and minerals, water and other resources.

(2) Post-secondary, healthcare-related, motor vehicle, and other fees.

Expense

In 2007/08, government expenses totaled $36.9 billion, $705 million higher than budget and a 7.3 per cent increase over the previous year. The increase from budget reflected government spending on climate action and other priority initiatives, additional spending resulting from forest fires and floods, the impact of revised estimates and accounting for BC Timber Sales road costs, and other spending increases such as additional Crown Land Account costs for recognition of University of British Columbia lands associated with the Musqueam compensation settlement.

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Table 2.5   Expense by Function

	2007/08
($ millions)	Budget	Contingencies Allocation (1)	Restated Budget	Actual	Actual 2006/07 (2)
Health
Medical Services Plan	3,217	—	3,217	3,247	2,969
Pharmacare	1,023	—	1,023	955	914
Regional services	9,149	—	9,149	9,038	8,500
Social assistance healthcare costs (3)	256	—	256	338	339
Other healthcare expenses	570	87	657	658	528
	14,215	87	14,302	14,236	13,250
Education
Elementary and secondary	5,544	—	5,544	5,521	5,272
Post-secondary	4,124	7	4,131	4,303	4,056
Other education expenses (4)	169	—	169	165	159
	9,837	7	9,844	9,989	9,487
Social services
Social assistance (3),(4)	1,310	—	1,310	1,297	1,277
Child welfare (3)	1,058	—	1,058	992	1,027
Community living and other services	738	—	738	757	588
	3,106	—	3,106	3,046	2,892
Protection of persons and property	1,418	101	1,519	1,579	1,326
Transportation	1,351	1	1,352	1,379	1,251
Natural resource and economic development	1,566	68	1,634	1,974	1,641
Other	1,734	(279)	1,455	1,398	1,278
General government	668	11	679	669	768
Debt servicing costs	2,345	—	2,345	2,231	2,269
Operating expense	36,240	(4)	36,236	36,501	34,162
Climate Action Dividend	—	—	—	440	—
Negotiating Framework incentive payments	—	4	4	4	264
Total expense	36,240	—	36,240	36,945	34,426

(1) Includes allocations of the negotiating framework budget for ongoing wage settlement costs and one-time funding for cost pressures.

(2) Prior year comparative figures have been restated to reflect government’s accounting policies as of March 31, 2008.

(3) Payments for healthcare services by MEIA and MCFD made on behalf of their clients are reported in the Health function.

(4) Payments for training costs by MEIA made on behalf of their clients are reported in the Education function.

These cost increases were partially offset by debt servicing savings. As well, a portion of the Contingencies funding was not required as priority initiatives were funded from Supplementary Estimates, and BC Timber Sales and natural disaster costs have standing statutory funding.

Government allocated $1,045 million of its 2007/08 surplus to climate action and other priority initiatives. Of the total, the following initiatives resulted in direct funding for individuals and non-government organizations:

•   Climate Action Dividend – a direct payment of $100 to each resident of British Columbia to assist in the transition of their personal finances towards “greener” choices. The actual cost of this initiative was $10 million less than originally estimated.

•   Other initiatives – funding was provided to regional authorities for provincial transit ($52 million); the Bioenergy Network ($25 million); the SCRAP-it Program ($15 million); other climate action initiatives, including forest health and growth,

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24	Chapter 2 – Financial Review

Chart 2.5   Expense changes from Budget 2007

pulp and paper emissions reduction, and solar and other clean energy solutions (total $41 million); and funding for arts, science and culture, including the Vancouver East Cultural Centre and Science World (total $88 million).

The remaining funding was directed towards other organizations within the broader government entity, such as health authorities and universities, to promote research and innovation in climate change issues ($169 million), healthcare ($43 million) and geoscience ($12 million). As well, $150 million was retained within the BC150 Cultural Fund, creating a permanent endowment that will fund a wide range of arts and cultural activities in communities throughout the province.

Expense by Function

As part of its compliance with generally accepted accounting principles, the provincial government reports expense on a function basis. Function reporting is based on the categories of government spending as defined by Statistics Canada, and represents the “what” of government spending rather than the “who”. The main functions are health; education; social services; protection of persons and property; transportation; natural resource and economic development; general government; debt servicing; and other.

Each function may encompass spending by a number of ministries and service delivery agencies, including SUCH sector entities. Some ministry spending falls intuitively within a specific function, such as the Ministries of Health, Education, or Transportation. Other ministries provide programs in a number of functions.

For example, the Ministry of Employment and Income Assistance, in addition to providing social services support payments, funded client healthcare costs and education programs. All three of these initiatives are classified separately in function reporting. Similarly, the Ministry of Children and Family Development is responsible for community youth justice programs, which are classified under protection of persons and property and not social services. Even the major ministries have program costs, such as debt servicing, that are classified outside of their main functions.

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Service delivery agencies predominantly deliver service within a specific function. They are assigned to a specific function based on the classification of their program, and all their expenses are reported within that function, with the exception of interest costs, which are classified as debt servicing.

Function reporting facilitates multi-year comparison of government spending, which is difficult on an entity basis due to government reorganizations or program transfers between ministries.

2007/08 Expense Results

•             Health expense was $66 million lower than budget, mainly due to lower Pharmacare costs and the allocation of $134 million in health funding to universities to support healthcare research and the post-graduate medical program whose costs are reported in Education expense.

These impacts were partially offset by additional Medical Services Plan payments to doctors and increased social assistance healthcare payments such as in-home medical services, dental and eye-care costs, and medical equipment.

•             Education expense was $145 million higher than budget, mainly due to spending on priority initiatives and the health-funded research and post graduate program, partially offset by lower operating costs in the school system.

•             Social Services expense was $60 million below budget. This primarily reflects social assistance and child welfare spending to meet client support needs in the area of medical costs (reported in Health expense). These decreases were partially offset by higher legal assistance and community living costs.

•             Protection of Persons and Property expense was $60 million higher than budget, mainly reflecting the impact of floods and disaster relief on emergency program budgets.

•             Transportation expense was $27 million over budget due to additional highway rehabilitation costs.

•             Natural Resource and Economic Development expense was $340 million higher than budget, reflecting:

–            additional costs resulting from forest fires ($43 million) and the re-evaluation of the BC Timber Sales inventory ($103 million);

–            government’s climate action initiatives ($133 million);

–            additional Crown Land Account costs for recognition of University of British Columbia lands associated with the Musqueam compensation settlement ($21 million); and

–            other expense increases, including additional site remediation costs (total $40 million).

•             Other expense was $57 million lower than budget, mainly reflecting the unused portion of the Contingencies vote and deferred spending on housing, partially offset by spending on priority arts and culture initiatives.

•             General Government expense was $10 million below budget, reflecting changes from projected administration costs in a number of areas.

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26	Chapter 2 – Financial Review

•                  Debt Servicing expense was $114 million below budget mainly due to declining direct operating debt balances, partially offset by higher debt costs funded by sinking fund earnings as a result of financial market gains realized during the retirement of sinking funds.

The Climate Action Dividend was not assigned to a function; rather, it was treated as a one-time unusual expense similar to the Negotiating Framework incentive payments.

Further information on 2007/08 spending by entity is provided in Appendix Table A3.8 (a cross reference between government entities and 2007/08 functional spending) and Appendix Table 3.1 (ministry spending compared to budget and the prior fiscal year).

Provincial Capital Spending

Capital spending is required to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment.

Capital spending does not flow directly to the government’s annual surplus or deficit as it occurs. Instead, as required by generally accepted accounting principles, capital costs are spread out over the useful lives of the related assets through annual amortization expenses. These amortization expenses are charged annually against the surplus. However, the cash requirements for capital projects have an immediate impact on provincial debt. Similarly, the ongoing amortization expenses do not require cash or later borrowing.

Chart 2.6   Capital spending changes from Budget 2007

Capital spending in 2007/08 totaled $5.0 billion, $192 million below budget (see Chart 2.6). Spending on education and health facilities accounted for 41 per cent of total capital investments, power generation and transmission projects for 24 per cent, and highway/public transit projects for 19 per cent (see Chart 2.7 and Table 2.6).

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities, social housing and transportation projects, plus minor capital spending by

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Table 2.6   Capital Spending

($ millions)	Budget 2007/08	Actual 2007/08	Actual 2006/07
Taxpayer-supported Education
Schools (K–12)	365	380	322
Post-secondary	857	782	874
Health	819	881	760
BC Transportation Financing Authority	922	884	821
Vancouver Convention Centre expansion project	206	251	105
Government operating (ministries)	325	335	355
Other (1)	75	159	172
Capital spending contingencies	295	—	—
Total taxpayer-supported	3,864	3,672	3,409

Self-supported commercial
BC Hydro	995	1,072	807
BC Transmission Corporation	68	70	50
Columbia River power projects (2)	30	29	19
BC Rail	66	20	19
Insurance Corporation of British Columbia (3)	30	23	22
BC Lotteries	85	60	44
Liquor Distribution Branch	18	18	22
Total self-supported commercial	1,292	1,292	983
Total capital spending	5,156	4,964	4,392

(1) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Transit and other service delivery agencies.

(2) Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(3) Includes ICBC Properties Ltd.

ministries and other minor taxpayer-supported agencies. In 2007/08, spending of $3.7 billion was $192 million below budget mainly due to:

•             post-secondary facilities – down $75 million, reflecting slower than expected spending on furniture and equipment and self-funded university projects;

•             BC Transportation Financing Authority – down $38 million, primarily due to a variety of construction delays on a number of projects and delays in acquiring federal funding approvals;

•             capital contingencies – the $295 million capital spending contingencies was not required;

partially offset by:

•             K–12 schools – up $15 million, reflecting increased spending for land, computers, furniture and equipment and vehicles;

•             health facilities – up $62 million, reflecting construction of the Blusson Pavilion (home to spinal cord research) and projects in support of the health innovation fund throughout the province;

•             Vancouver Convention Centre – up $45 million reflecting the impact of the revised project cost estimates resulting from the review conducted early in 2007; and

•             social housing – up $92 million, reflecting the transfer of properties from the Canadian Mortgage Housing Corporation under the social housing agreement.

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28	Chapter 2 – Financial Review

Chart 2.7   Capital spending, 2007/08

More than 90 per cent of self-supported commercial Crown corporation capital spending is for electricity generation, transmission and distribution projects undertaken by BC Hydro, BC Transmission and for Columbia River power projects. The remaining 10 per cent represents capital spending by BC Rail, ICBC, BC Lotteries and the Liquor Distribution Branch. Overall spending for these agencies was on budget at $1.3 billion. However, individual corporation capital spending varied including:

•             BC Hydro – $77 million above budget mainly reflecting accelerated expenditures on Revelstoke Unit 5 and to improve system resiliency;

•             BC Rail – $46 million below budget reflecting delayed real estate site preparation costs; and

•             BC Lotteries – $25 million below budget reflecting the postponement of new lottery games as the corporation addressed the BC Ombudsman’s recommendations to improve player protection and ticket validation procedures.

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Appendix Table A3. 11. During 2007/08, over $1.2 billion was invested in these larger enterprises that will provide long-term social and economic benefits for the province.

Provincial capital infrastructure spending is financed through a combination of sources:

•             cash balances;

•             partnerships with the private sector (public-private partnerships or P3s);

•             cost-sharing with partners; and

•             borrowing (debt financing).

Chart 2.8 shows that 39 per cent of 2007/08 taxpayer-supported capital spending was financed from operating surpluses and cash balances, 38 per cent from direct borrowing, 13 per cent from external capital contributions and 10 per cent from public-private partnerships.

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Chart 2.8   Financing taxpayer-supported capital spending

Commercial Crown corporation capital spending of $1.3 billion was financed 55 per cent from operating surpluses and cash balances ($717 million) and 45 per cent from direct borrowing ($575 million).

Provincial Debt

The government and its Crown corporations borrow to finance construction of capital projects or other investments, to refinance maturing debt, and to finance working capital needs.

Provincial debt increased $1.2 billion to total $34.6 billion at March 31, 2008, or 18.2 per cent of provincial GDP (see Chart 2.9, Table 2.7 and Appendix Tables A2.11 and A2.12). Total debt was $2.2 billion below budget reflecting significantly improved government operating results, reduced working capital requirements and non-utilization of the forecast allowance.

Chart 2.9   Debt changes from Budget 2007

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Table 2.7   Provincial Debt Summary (1), (2)

($ millions)	Budget 2007/08	Actual 2007/08	Actual 2006/07
Taxpayer-supported debt
Provincial government direct operating	9,125	8,264	9,505
Other taxpayer-supported debt (mainly capital)
Education facilities (2)	8,399	8,220	7,633
Health facilities (2)	3,348	3,345	2,899
Highways and public transit	6,202	6,082	5,378
Other (3)	729	668	545
Total other taxpayer-supported debt	18,678	18,315	16,455
Total taxpayer-supported debt	27,803	26,579	25,960
Self-supported debt
Commercial Crown corporations and agencies	8,284	8,048	7,473
Total self-supported debt	8,284	8,048	7,473
Forecast allowance	750	—	—
Total provincial debt	36,837	34,627	33,433

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

(3) Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

Total provincial debt was more than offset by investments in capital assets, which totaled $41.9 billion at March 31, 2008. Capital assets – such as schools, hospitals, roads, transportation, hydroelectric facilities, and other forms of provincial infrastructure – are crucial for the social and economic development of the province.

Chart 2.10   Provincial debt components

(1) Amount includes debt to finance deficits, ministry minor capital spending and operating activities. It also includes ferry infrastructure debt and a portion of roads infrastructure debt incurred up to 1994/95.

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Taxpayer-supported Debt

Taxpayer-supported debt increased by $619 million to total $26.6 billion at year-end (14.0 per cent of GDP). This was $1.2 billion below budget, mainly reflecting:

•             lower borrowing requirements for government’s consolidated revenue fund due to significantly better-than-expected operating results, and reduced working capital requirements;

•             reduced borrowing for education facilities reflecting higher than expected cash balances and lower capital spending for post-secondary facilities; and

•             reduced borrowing for the BC Transportation Financing Authority mainly due to lower highway capital spending.

Chart 2.11   Taxpayer-supported debt to GDP ratio

Self-supported Debt

Self-supported debt totaled $8.0 billion at March 31, 2008 (4.2 per cent of GDP). Debt at year-end was up $575 million from the previous year, but $236 million below plan mainly reflecting BC Hydro’s improved cash flows due to reduced market energy purchases and lower US-denominated debt due to the stronger Canadian dollar, and delayed borrowing for the Columbia Power Corporation’s Waneta Dam project.

Statement of Financial Position

The provincial government’s statement of financial position (often referred to as the balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government’s financial position is presented on a net liabilities basis (1) (see Table 2.8).

Net liabilities represents the difference between government’s financial assets and its financial liabilities, and is the most comprehensive measure of government indebtedness and the future revenue required to pay for past transactions and events.

(1) Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

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Table 2.8   Net Liabilities and Accumulated Surplus

($ millions)	Budget 2007/08	Actual 2007/08	Actual 2006/07(1)	Annual Change(2)
Financial assets	26,579	29,642	26,758	2,884
Less: liabilities	(53,379)	(51,925)	(49,904)	(2,021)
Net liabilities	(26,800)	(22,283)	(23,146)	863
Non-financial assets	29,951	29,734	27,793	1,941
Accumulated surplus	3,151	7,451	4,647	2,804

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2008.

(2) Change between 2007/08 actual and 2006/07 actual. Change in accumulated surplus includes other comprehensive income ($365 million in 2007/08 less $447 million in 2006/07), which is not included in the statement of operations.

As a result of government operations during 2007/08, the province’s assets increased by $4.8 billion to $59.4 billion and liabilities increased by $2.0 billion to $51.9 billion, resulting in a $2.8 billion increase to the accumulated surplus. This increase reflects the $2.9 billions surplus for the year, partially offset by an $82 million decline in comprehensive income.

Comprehensive income primarily represents the unrealized gains on ICBC and BC Hydro investments and sinking funds that are not reported as revenue until the investments and funds are sold.

The change in assets included:

•                  a $2.5 billion increase to cash balances in anticipation of capital funding and debt repayment requirements in 2008/09;

•                  a $1.2 billion increase in commercial Crown corporation investments, reflecting an increase in retained earnings and capital investments; and

•                  a net increase of $2.0 billion in tangible capital assets resulting from investments in healthcare and post secondary facilities, and improvements to highway infrastructure;

Chart 2.12   Changes in accumulated surplus

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Chapter 2 – Financial Review	33

partially offset by

•             a $1.1 billion reduction in sinking funds, which were liquidated in order to increase cash balances as part of the province’s capital and debt management strategy.

The change in liabilities included:

•             a $0.9 billion increase in current liabilities and debt, as increased spending resulted in a corresponding increase in accounts payable; and

•             a $1.1 billion increase in deferred revenue resulting from record petroleum and natural gas bonus bid lease sales, as well as contributions received from third parties prior to year end in anticipation of programs that will be implemented in subsequent fiscal years.

Further data on the statement of financial position and annual changes can be found in Appendix Tables A2.3 and 2.4. A topic box on the trends over the last ten years for key indicators of the province’s financial condition is on page 36.

Unfunded Pension Liabilities

The province contributes to four defined benefit pension plans for most of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. As a result, government’s balance sheet does not contain any liabilities for pensions other than MLA pensions, which are not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2008 are shown in Table 2.9.

Table 2.9   Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’	College	Other (1)	2007/08	2006/07
Accrued benefit obligation	(11,311)	(12,919)	(12,893)	(1,835)	(390)	(39,348)	(36,837)
Pension fund assets	12,026	13,480	11,829	1,839	422	39,596	37,343
Subtotal	715	561	(1,064)	4	32	248	506
Less: unamortized actuarial gain (loss)	(1,456)	(1,178)	(1,436)	(371)	11	(4,430)	(4,062)
Accrued net asset (obligation)	2,171	1,739	372	375	21	4,678	4,568

(1) Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

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34	Chapter 2 – Financial Review

Actuarial valuations are performed on the pension plans every three years. The pension plans and the dates of their last actuarial valuation are:

•             Public Service Pension Plan, March 31, 2005;

•             Municipal Pension Plan, December 31, 2006;

•             Teachers’ Pension Plan, December 31, 2005; and

•             College Pension Plan, August 31, 2006.

Key actuarial assumptions, which are generally conservative, used in the valuations are:

•             Public Service Pension Plan – long-term annual rate of return on fund assets (ARR) 6.75 per cent, long-term annual salary increase (ASI) 4.00 per cent;

•             Municipal Pension Plan – ARR 6.75 per cent, ASI 4.00 per cent;

•             Teachers’ Pension Plan – ARR 6.85 per cent, ASI 4.10 per cent; and

•             College Pension Plan – ARR 6.75 per cent, ASI 4.00 per cent.

The pension plans are administered by the BC Pension Corporation. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Credit Rating

A credit rating is an evaluation of a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moodys and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Table 2.10   Interprovincial Comparison of Credit Ratings, July 2008

Rating Agency(1)
Province	Moody’s Investors Service	Standard & Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA	AA (Low)
Manitoba	Aa1	AA	A (High)
Ontario	Aa1	AA	AA
Quebec	Aa2	A+	A (High)
New Brunswick	Aa1	AA-	A (High)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A	A (Low)

(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

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Chapter 2 – Financial Review	35

The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Debt Indicators

Table 2.11 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.11  Key Debt Indicators – 2003/04 to 2007/08 (1)

	2003/04	2004/05	2005/06	2006/07	Budget 2007/08	Actual 2007/08
Debt to revenue (per cent)
Total provincial	100.5	85.1	74.6	69.1	76.9	68.3
Taxpayer-supported	107.1	88.5	77.6	69.6	76.5	69.4
Debt per capita ($) (2)
Total provincial	9,082	8,527	8,074	7,739	8,451	7,906
Taxpayer-supported	7,216	6,815	6,384	6,009	6,378	6,068
Debt to GDP (per cent) (3)
Total provincial	25.9	22.8	20.3	18.5	19.6	18.2
Taxpayer-supported	20.6	18.2	16.1	14.4	14.8	14.0
Interest bite (cents per dollar of revenue) (4)
Total provincial	5.9	4.7	4.4	4.3	4.7	4.0
Taxpayer-supported	6.1	5.0	4.4	4.2	4.7	3.9
Interest costs ($ millions)
Total provincial	2,231	1,999	2,012	2,068	2,244	2,005
Taxpayer-supported	1,706	1,635	1,546	1,569	1,691	1,482
Interest rate (per cent) (5)
Taxpayer-supported	5.7	5.6	5.5	5.9	6.2	5.6
Background Information:
Revenue ($ millions)
Total provincial (6)	37,540	42,141	46,096	48,416	47,900	50,678
Taxpayer-supported (7)	27,997	32,391	35,029	37,280	36,333	38,287
Total debt ($ millions)
Total provincial	37,737	35,846	34,397	33,433	36,837	34,627
Taxpayer-supported (8)	29,984	28,651	27,197	25,960	27,803	26,579
Provincial GDP ($ millions) (9)	145,642	157,365	169,404	180,328	187,789	190,214
Population (thousands at July 1) (10)	4,155	4,204	4,260	4,320	4,359	4,380

(1)     Figures for prior years and the 2007/08 budget have been restated to conform with the presentation used for 2008 and to include the effects of changes in underlying data and statistics.

(2)     The ratio of debt to population (e.g. debt at March 31, 2008 divided by population at July 1, 2007).

(3)     The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2008 divided by 2007 GDP).

(4)     The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)     Weighted average of all outstanding debt issues.

(6)     Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)     Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8)     Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(9)     GDP for the calendar year ending in the fiscal year (e.g. GDP for 2007 is used for the fiscal year ended March 31, 2008).

(10)   Population at July 1st within the fiscal year (e.g. population at July 1, 2007 is used for the fiscal year ended March 31, 2008).

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36	Chapter 2 – Financial Review

Review of the Province’s Financial Condition

Introduction

There are several indicators of government financial condition that are grouped into three broad categories:

•             Sustainability – the ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group include the net liabilities to gross domestic product (GDP) ratio, change in net liabilities to change in GDP ratio, non-financial assets to net liabilities, and net liabilities per capita.

•             Flexibility – the degree to which a government can increase financial resources to respond to rising commitments, by either expanding its revenues or by decreasing its debt burden. The indicators in this group are public debt charges as a per cent of revenue, annual growth in capital assets, the own-source revenue i.e excluding federal transfers) to GDP ratio, and the expenditure to GDP ratio.

•             Vulnerability – the degree to which a government becomes dependent on sources of funding, or vulnerable to costs, outside its control or influence. The indicators in this group are federal government transfers as a per cent of revenue and unhedged foreign currency debt as a per cent of overall debt.

Sustainability

Net liabilities to GDP(1) is similar to the familiar debt to GDP ratio. Net liabilities is a more comprehensive indicator of government’s indebtedness as it reflects the fact that government has financial liabilities not included in the debt figures, and also has financial assets available to offset its total liabilities.

(1) The CICA, and another  jurisdictions, refer to this measure as net debt to GDP. In BC, the term “net debt” has been applied to borrowing from financial markets.

Chart 1  Net liabilities to GDP ratio

A declining net liabilities to GDP ratio indicates an improvement in government’s ability to sustain its current level of operations and capital investment. Chart 1 shows that net liabilities as a per cent of GDP has decreased to 11.7 per cent in 2007/08 from the peak of 20.0 per cent in 2002/03 – a significant improvement of 8.3 percentage points.

Change in net liabilities relative to the change in GDP correlates changes in government debt to annual improvements in the economy. Ratios greater than one-to-one indicate that government indebtedness is growing faster than the economy. Ratios less than zero indicate that government indebtedness is actually declining.

Chart 2  Change in net liabilities to change in GDP

In 2001/02, indebtedness was growing 4.3 times the rate of economic growth (see Chart 2); by 2004/05, government begun to reduce its debt. Overall, there has been a

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Chapter 2 – Financial Review	37

five-fold improvement in this indicator over the last six years.

Non-financial assets relative to net liabilities indicates the proportion of government’s net liabilities that were used to acquire capital assets. Ratios less than one-to-one indicate that government indebtedness includes the financing of ongoing operations as well as capital assets. Ratios greater than one indicate that government revenues are not only paying its operating costs, but also financing a portion of its capital asset acquisitions.

Chart 3  Capital/non-financial assets to net liabilities

In 2003/04 only 80 per cent of government’s indebtedness financed capital spending; 20 per cent had been used to pay operating costs resulting in an accumulated deficit (see Chart 3). By 2007/08, this indicator shows a significant turnaround, with none of the indebtedness due to operations and 33 per cent of capital assets funded from revenue rather than debt.

Net liabilities per capita provides context to the amount of government indebtedness by relating it to the number of people served by the programs for which the government incurred the debt. Constant increases to the indebtedness per capita indicates that government is spending beyond the capacity of its population base to fund program costs through taxation or other forms of user pay revenue.

Chart 4  Net liabilities per person

Beginning in 2004/05, when government turned the deficit corner, net liabilities per capita have significantly decreased to the point where they are now 7.5 per cent lower than they were in 1998/99 (see Chart 4).

Overall, towards the end of the 1990s and into the first four years of this century, government indebtedness was high in relation to the size of the economy; and government operating costs were increasingly debt financed. The energy price spike, and resultant government revenue, only produced a temporary pause in the growth pattern, and government program spending was becoming unsustainable as is demonstrated by the growth in net liabilities per capita.

In 2002/03, despite the increases in net liabilities to GDP, the proportion of debt used to fund operations and net liabilities per capita, the growth in government indebtedness began a sustained decline in relation to the growth of the economy. The following year (2003/04), the economy outpaced the growth in government indebtedness; and over the next three years government indebtedness decreased, primarily through the elimination of operating debt.

By 2006/07, government debt reached its lowest point in eight years. By 2007/08, one-third of government’s capital assets had been financed from revenue rather than debt. However, the rate of improvement has slowed from the steep decline over the last

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38	Chapter 2 – Financial Review

four years, indicating that government fiscal sustainability is approaching equilibrium.

Flexibility

Taxpayer-supported debt charges as a per cent of revenue is an indicator of how much of a “bite” debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue to service a debt burden limits government spending on program delivery.

Chart 5  Debt charges as a per cent of revenue

Based on the taxpayer-supported “Interest bite” calculations shown in the Key Debt Indicators table (Table 2.11).

As is seen in Chart 5 the proportion of revenue used to pay taxpayer-supported debt servicing costs has declined sharply in the last two years and is less than half what it was nine years ago in 1998/99.

The annual growth in capital assets is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which is necessary for program delivery and sustained economic growth (e.g. education and health care facilities, highways and bridges). Sustained low growth in the face of increasing demand for services builds up a capital deficit, which must be overcome if government is to maintain or improve service levels. Conversely, high growth reflects greater capacity to provide services for British Columbians.

Chart 6 reflects the impact of government initiatives such as the transportation

Chart 6  Annual growth in capital assets

investment plan and increased capacity in healthcare facilities and post secondary institutes.

Own-source revenue to GDP is a measure of the impact that the provincial government’s taxation, fees and other revenue generating activities have on the economy, and an indicator of government’s capacity to raise additional revenue to fund its programs and services.

Chart 7  Own-source revenue to GDP ratio

The own-source revenue to GDP ratio has remained stable over the last three years, despite significant tax reductions in Budget 2005, Budget 2006, and Budget 2007. This primarily reflects the impact of recent economic strength on taxation revenues, and indicates that the government has room for further tax measures. The provincial government takes a lower percentage out of the economy in the form of revenue generation than it did prior to 2000/01 (see Chart 7), showing a strengthened capacity to react to future events.

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Expenditure to GDP ratio is a measure of the impact of government activity on the economy. If government activity is a major driver of economic growth, its flexibility to manage costs is constrained by potential negative impacts on economic growth.

Chart 8  Expenditures to GDP ratio

Government expenditures as a proportion of the economy was relatively high between 1998/99 and 2001/02. This correlates with the sustainability measures for the same period. Since 2001/02, the expense to GDP ratio has declined steadily to where, at 20.2 per cent, it is 3.2 percentage points below its peak of 23.4 per cent in 1998/99 (see Chart 8), despite significant increases in spending on health and education programs. In the last two years, this indicator as trended slightly upward, reflecting the impact of government’s capital program.

Overall, the decline in debt charges as a per cent of revenue, the stability of own-source revenue in relation to the economy despite tax reductions, and the general reduction in the expenditure to GDP ratio indicate increasing ability on the part of government to respond to changing demands. Growth in capital assets, though, is relatively high, with the result that government capital spending may be a significant influence on economic growth in the province, as is indicated by the recent upward trend in the expenditure to GDP ratio.

Vulnerability

The provincial government receives transfers from the federal government in support of social programs. In recent years, transfers for health, childcare and infrastructure programs have increased.

Chart 9  Federal transfers as a per cent of total revenue

Federal transfers as a percentage of total government revenue declined in 2007/08 (see Chart 9), reflecting the end of equalization payments to the province which began in 1999/00 and reached their peak in 2004/05. The overall growth since 1998/99 reflects provincial pressure on the federal government to transfer excess revenues to the provinces to help fund their key programs for healthcare and education and the provincial government’s success in obtaining its share of those revenues.

Increased reliance on federal funding exposes the government to greater risk from shifts in federal priorities potentially resulting in funding reductions. However, any change in federal funding would not have an immediate fiscal impact, as a significant portion of the federal funding received to date has been deferred to match future program spending. Nonetheless, the availability of federal funding may have an increasing influence on government spending initiatives.

The provincial government’s debt includes debt borrowed in foreign currencies. In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial

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40	Chapter 2 – Financial Review

derivative instruments such as currency swaps and forward contracts as a “hedge” around these risks.

Chart 10  Unhedged foreign currency debt as a per cent of debt

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a natural hedge for their $US-denominated debt resulting from their operations. Chart 10 shows that the government’s exposure to foreign exchange rate fluctuations dropped significantly in 2002/03 and in 2005/06, and is now relatively low in relation to its position in 1998/99.

Summary

No single indicator, or subset of indicators, gives a complete financial picture of government; rather, they should be reviewed holistically. Since 2001/02, the provincial government has improved the sustainability of its program spending and its flexibility to react to future demands for its services when compared to the situation that existed up to that year. While this is in part due to recent economic strength, it also reflects the changes in policy and fiscal planning, including the Balanced Budget and Ministerial Accountability Act and the introduction of three-year fiscal plans.

The improvement has made possible significant increases in government spending, especially on healthcare and education, which have grown 25 and 24 per cent, respectively, since 2002/02.(2) However, some of the spending increases have been funded by an increase in federal transfers, which has correspondingly increased the provincial government’s vulnerability to federal funding reductions. Also, the ratio of government expenditures as a portion of GDP is trending upwards, and its capital spending program has expanded into having a significant influence on economic growth.

While the rate of improvement has slowed in 2007/08, the overall improvement in government’s financial situation since 1998/99 has been significant, with a 7.3 per cent decline in net liabilities to GDP, the lowest net liabilities per capita in ten years, net indebtedness below 1999/00 levels, interest “bite” reduced by more than half, and improved flexibility in revenue generation and spending.

(2)  Further details on trends in provincial government revenue, expense, and financial position are provided in Appendices 2 and 3.

2008 Financial and Economic Review – July 2008

Chapter Three

Commercial Crown

Corporations Review

42	Chapter 3 – Commercial Crown Corporations Review

Introduction

Over the years, British Columbia’s governments have created or acquired a number of commercial Crown corporations as a means of combining public policy goals with private sector management practices. The Crown corporations vary greatly in terms of size and scope, from large companies such as the BC Hydro and Power Authority and the Insurance Corporation of British Columbia to the more limited scope of entities such as the Provincial Capital Commission.

The provincial government’s commercial Crown corporations report on their operations through the usual corporate publications such as audited financial statements and annual reports. However, under the Budget Transparency and Accountability Act, they are also required to table annually in the BC Legislature a three-year Service Plan outlining financial and non-financial performance targets, as well as an Annual Service Plan Report on the results achieved in relation to the previous year’s Service Plan.

In general, the Service Plans are tabled each February in conjunction with the provincial government’s Budget and Fiscal Plan. The Annual Service Plan Reports are tabled around the end of June in conjunction with the release of the provincial government’s Public Accounts. The commercial Crown corporations also post the above reports on their websites.

BC Hydro and Power Authority

BC Hydro is one of North America’s leading providers of clean, renewable energy, and the largest electric utility in British Columbia, serving approximately 95 per cent of the province’s population and 1.7 million customers. The utility operates and maintains 75 dams at 41 sites mainly on the Peace and Columbia River Systems and on the Pacific Coast. About 90 per cent of BC Hydro’s 11.3 gigawatts generating capacity is produced by 80 generating units at 30 hydroelectric facilities, while the remaining 10 per cent comes from 9 units at 3 thermal generating plants. Power is delivered to customers through a network consisting of more than 74,000 kilometres of transmission and distribution lines, 882,000 utility poles and 317,000 transformers.

BC Hydro’s mandate is to provide a reliable, sustainable, low cost supply of electricity to the people of British Columbia. BC Hydro’s general powers and governance are established under the terms of the Hydro and Power Authority Act. The BC Hydro Public Power Legacy and Heritage Contract Act provides further direction with respect to BC Hydro’s assets. The act ensures public ownership of BC Hydro’s heritage resources, which includes BC Hydro’s transmission and distribution systems, and all of BC Hydro’s existing generation and storage assets. As well, BC Hydro is regulated by the British Columbia Utilities Commission (BCUC) under the terms of the Utilities Commission Act. The BCUC is responsible for ensuring that energy utilities under its jurisdiction charge fair, just and reasonable rates for energy, and provide safe, adequate and secure service to customers.

While BC Hydro owns the majority of the transmission and distribution systems that deliver electricity in the province, the transmission systems are managed by the BC Transmission Corporation at arm’s length from BC Hydro in order to ensure equal access to the transmission network for all power producers in the province.

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Table 3.1                                  British Columbia Hydro and Power Authority

Five-Year Income Statement for the Years Ended March 31

($ millions, unless otherwise indicated)	2004	2005	2006	2007	2008
Domestic energy revenue	2,553	2,704	2,727	2,786	2,944
Domestic energy costs	963	1,095	1,135	1,037	948
	1,590	1,609	1,592	1,749	1,996
Trade margin	254	157	231	326	157
Revenue net of energy costs	1,844	1,766	1,823	2,075	2,153
Operations, maintenance and administration expenses	(621)	(717)	(805)	(716)	(942)
Amortization and depreciation	(526)	(410)	(411)	(378)	(368)
EBIT	697	639	607	981	843
Interest and taxes	(599)	(461)	(582)	(602)	(616)
Operating results	98	178	25	379	227
Unusual items	(8)	137	—	—	—
Net transfer (to) from regulatory accounts	21	87	241	28	142
Net income	111	402	266	407	369
Financial data:
Dividend paid to shareholder	73	339	223	331	288
Capital spending	574	528	610	807	1,072
Property, plant and equipment (including intangible assets)	9,900	9,933	10,023	10,426	11,102
Debt (including current portion)	6,853	6,583	6,627	6,916	7,519
Performance indicators:
Hydro generation (gigawatt hours)	44,540	41,601	46,850	44,476	52,140
Domestic requirements (gigawatt hours)	50,151	51,205	52,440	52,911	53,300
Average System Availability Index (per cent)	99.960	99.966	99.969	99.967	99.961
Customer Average Interruption Duration Index (hours) (1)	2.41	2.27	1.82	2.16	2.24
ROCE (2) (per cent)	7.92	7.38	7.01	11.51	8.92

(1)  Excludes unusual events.

(2)  Excludes impact of regulatory accounts.

BC Hydro participates in the western North America energy trade market through the activities of its subsidiary Powerex Corp. BC Hydro uses the energy trade market to make the best financial use of its generation capacity by selling power when energy prices are high, and acquiring electricity for domestic demand or later re-sale when energy prices are low.

BC Hydro’s domestic energy costs are largely dependent on its hydro-electric storage and generation capability, which in turn is affected by water inflows into reservoirs. Low inflows impair hydro generation, resulting in higher energy costs from purchases to meet domestic demand. Energy prices also significantly affect energy costs as well as trade income. These factors have a significant impact on operating results and BC Hydro’s return on capital employed (ROCE).

BC has increasingly become a net importer of electricity as domestic demand has increased at a higher rate than generating capacity. However, water supply into reservoirs was 114 per cent of average during 2007/08 resulting in reduced energy purchases and lower energy costs. The higher water inflows, combined with a favourable forecast of 102 per cent in the 2008 water season, will allow BC’s domestic power rates to remain among the lowest in North America.

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44	Chapter 3 – Commercial Crown Corporations Review

Chart 3.1  Electricity price competitiveness

Main source for all data: Hydro Quebec’s “Comparison of Electricity Prices in Major North American Cities” for rates in effect as of April 1, 2007.

BC Hydro rates effective April 1, 2008 are not reflected in the comparison, and comparator utility data has been adjusted to November 1 , 2007 for known rate changes (based on BC Hydro estimates) and for movements in exchange rates.

BC Hydro’s capital spending is driven as much by a requirement for sustaining existing capital (many of its key assets were constructed in the 1950’s, 1960’s and 1970’s) as it is for capital expansion to meet the growing demands of a strong economy. Under the provincial government’s 2007 Energy Plan, increasing demand is to be met with conservation and demand management, upgrades to BC Hydro’s existing facilities, increased purchases from independent power producers, and, potentially, new larger- scale projects.

The electric utility standard for reliability is defined as a combination of Average System Availability Index (ASAI) and Customer Average Interruption Duration Index (CAIDI). BC Hydro is generally in the third quartile of Canadian and US utilities for ASAI and CAIDI due to terrain, weather, and the long distances between the primary generating facilities on the Peace and Columbia Rivers and demand centres in the Lower Mainland and Vancouver Island. Although the number of forced outages across the generating system decreased in 2007/08, reliability was lower than planned due to the increased duration of the outages.

BC Liquor Distribution Branch

LDB is responsible for the importation, distribution and retailing of beverage alcohol in British Columbia and the operation of government liquor stores and distribution centres in the province. LDB, under the authority of the Liquor Distribution Act, has the sole right to purchase beverage alcohol, both in and out of British Columbia, in accordance with the Importation of Intoxicating Liquors Act (Canada).

LDB has a workforce of approximately 3,500 full and part-time employees, and manages its retail and wholesale business through the operation of 199 government liquor stores throughout the province; two distribution centres located in Vancouver and Kamloops; and a head office facility in Vancouver.

LDB also issues appointments or authorizations and enters into contracts with the private sector for the operation of private retail outlets, such as licensee retail stores (LRSs), rural agency stores, beverage alcohol manufacturer stores, independent wine stores and duty-free stores.

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Table 3.2                             Liquor Distribution Branch

Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2004	2005	2006	2007	2008
Provincial liquor sales	2,043.4	2,208.8	2,318.6	2,509.1	2,679.5
Less: commissions and discounts	69.5	91.3	124.9	142.1	180.0
Net sales	1,973.9	2,117.5	2,193.7	2,367.0	2,499.5
Cost of sales	1,037.4	1,109.0	1,170.8	1,276.2	1,396.5
Gross margin	936.5	1,008.5	1,022.9	1,090.8	1,103.0
Operating expenses	(215.3)	(240.0)	(242.4)	(256.3)	(256.0)
Other income	5.5	10.1	20.0	5.8	10.2
Net income	726.7	778.6	800.5	840.3	857.2
Financial data:
Commissions as a per cent of total sales	3.40	4.13	5.39	5.66	6.72
Gross margin percentage	45.83	45.66	44.12	43.47	41.16
Performance indicators:
Operating costs per dollar of revenue (2) (cents)	10.54	10.87	10.45	10.21	9.55
Sales per square foot (dollars)	1,197	1,309	1,347	1,425	1,522
Inventory turnover (times per year)	15.5	16.1	16.7	17.7	18.0

(1)  Prior years are restated to be consistent with the current presentation.

(2)  Excludes the impact of restructuring accruals.

As of March 31, 2008, there were a total of 1,106 private liquor outlets in the province, a 27 per cent increase from 809 stores five years ago. The expansion has been predominantly in the area of LRSs, whose numbers have been allowed to increase by over 52 per cent (from 431 to 654) in a move to bring more private sector competition into the liquor marketplace.

In 2007/08, beer (packaged and draught) accounted for 40 per cent of sales revenue followed by wine (29 per cent) and spirits (26 per cent). Although beer continues to generate the most revenue, its percentage of total sales has declined over the past five years while wine has shown a strong increase.

Chart 3.2 Liquor sales by category

Source: BC Liquor Distribution Branch

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LDB has experienced a number of policy changes over the last five years that have affected its operating ratios. In addition to the increase in their numbers, LRSs are now permitted to sell spirits as well as beer and wine beverages, and their product discount has been increased to 16 per cent from the 10 per cent of five years ago. Other policy changes include moving from a percentage to a flat markup on beer products and the consolidation of a number of government liquor stores into larger “Signature” retail outlets.

From an operating perspective, the impacts on LDB from these policy changes has been a doubling of commissions as a percentage of total sales (currently at 6.7 per cent), a 4.7 per cent decrease in gross margin, and a 16 per cent reduction in market share for counter sales. However, LDB has introduced efficiencies in its distribution network by initiating direct shipments to LRSs from its warehouses instead of routing them through the local liquor stores. This change improved its inventory turnover to 18 times per year from 14.8 five years ago, and reduced its operating costs per dollar of revenue to 9.56 cents from 10.54 cents. Revamping the retail outlets has also improved sales efficiencies to $1,522 per square foot from $1,197.

BC Lottery Corporation

British Columbia’s gaming industry is operated and regulated under the authority and direction of the provincial government under the terms of the Criminal Code of Canada. Under the Gaming Control Act (2002), BCLC is designated as the agent of the

Table 3.3                                  British Columbia Lottery Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2004	2005	2006	2007	2008
Gaming revenue net of direct costs:
Lottery products	358.1	356.6	353.6	368.5	355.1
Casinos	481.2	585.6	715.4	800.0	871.7
Community gaming	35.6	36.4	45.9	57.8	89.0
	874.9	978.6	1,114.9	1,226.3	1,315.8
Administrative costs	(90.8)	(95.3)	(102.2)	(106.7)	(118.8)
Amortization	(24.7)	(36.3)	(52.8)	(64.0)	(64.9)
GST and other costs (net)	(31.8)	(28.1)	(37.2)	(36.8)	(43.2)
Net income	727.6	818.9	922.7	1,018.8	1,088.9
Financial data:
Lottery product profit margin	30.1	30.4	28.0	28.2	26.8
Casino profit margin	57.0	57.7	57.3	57.8	57.6
Community gaming centre profit margin	10.4	9.6	13.4	16.8	24.3
Gross gaming receipts	1,889.5	2,027.4	2,260.7	2,425.2	2,559.2
Capital spending ($millions)	49.0	93.5	82.9	43.9	60.5
Performance indicators:
Administrative costs as a percent of total revenue	4.8	4.7	4.5	4.4	4.6
Allocation of net income
Government of Canada	7.9	8.0	8.3	8.4	8.5
Funding for problem gaming programs	0.5 (1)	—	—	—	—
Transfers to charities/local governments	184.7	183.7	210.8	242.4	255.6
Contribution to provincial revenue	534.5	627.2	703.6	768.0	824.8
	727.6	818.9	922.7	1,018.8	1,088.9

(1)  Commencing in 2003/04, the funding for these programs was provided from general revenue.

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Crown responsible for conducting, managing and operating all forms of lottery, casino and commercial bingo gaming in the province. BCLC also participates in the marketing of nationwide and regional lottery games in association with other provinces of Canada.

At its inception, BCLC operated within a limited, traditional lottery market. A number of policy changes in the late 1990s, including the introduction of slot machines in 1997/98 and full casino gaming in 1998/99, provided opportunity for growth of gaming in the province. In 2007/08, BCLC had gross gaming receipts of $2.6 billion, while its net income amounted to $1.1 billion, an almost four-fold increase from a decade ago. Each year, a portion of BCLC’s net income is redistributed by the provincial government to charities and local governments. In 2007/08, this redistribution amounted to $256 million (23.5 per cent).

BCLC has two corporate offices – Kamloops (finance, information technology and administration) and Richmond (sales and marketing) – and a workforce of about 640 FTEs. Retail operations and gaming is provided by a network of licensed and regulated service providers, including over 4,000 lottery retailers, 17 casinos, 15 commercial bingo halls, and 12 community gaming centres. It is estimated that the gaming industry in BC directly employs 16,400 people and generates $1.1 billion in gaming facility development.

Casino operations account for more than half of BCLC’s revenue and almost 70 per cent of its net win (after prizes), making it the most profitable part of BCLC’s business. Based on revenue, the casino profit margin is more than double lottery products or community gaming, which includes commercial bingo halls and community gaming centres.

In May 2007 BC’s Ombudsman made 23 recommendations to improve player protection and ticket validation procedures for lottery winnings. BCLC accepted the recommendations and developed Player First, a comprehensive change in the way lotteries are administered in the province. Implementing these changes resulted in the postponement of several new lottery games that were designed to restore some

Chart 3.3 Interprovincial gaming comparisons

Main sources for all data: Provincial lottery corporations and authorities. Expenditures are for FY2006/07; gaming devices as of March 31, 2007. Adult population is Statistics Canada estimate for persons over 18 as of December 2006.

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measure of growth in lottery revenues which have been declining in recent years. BCLC expects improvement in the lottery revenue stream as player confidence is restored and the new products are introduced.

Community gaming was also in decline until the introduction of upgraded facilities and slot machines in 2004/05. Since then, community gaming profitability has improved by more than 150 per cent.

Despite the increase in gaming activity in BC over the last decade, gaming activity on a per capita basis is still moderate compared to the rest of Canada. BC ranks 4th out of the 10 provinces in terms of gaming expenditures per capita, and has the fewest electronic gaming devices per 1,000 of adult population of all the provinces (see Chart 3.3).

BC Railway Company

BCRC’s original mandate was to construct and operate a freight railway in British Columbia. Significant expansion of the corporation occurred in the 1990s, as it added to its rail network and acquired a telecommunications company, deep-sea bulk loading facilities in the Port of Vancouver, and barge operations in northern BC. BCRC also diversified into real estate development, and formed a joint venture management company. At its peak, BCRC was Canada’s fourth largest railway, operating 2,314 kilometres of mainline track and 638 kilometres of industrial and yard track.

In 2002, the provincial government decided to wind down the operations of BCRC. The main initiative was the BC Rail Investment Partnership (BCRIP) agreement with CN, completed in July 2004. Under the agreement, BCRC’s rail operations (with the exception of its Port Subdivision subsidiary) were sold to CN. BCRC retained ownership of the railway right-of-way, rail bed, and track infrastructure.

Table 3.4                                  British Columbia Railway Company

Five-Year Income Statement for the Years Ended December 31 (1)

($ millions)	2003		2004	2005		2006	2007
Revenue	364.0		242.3	24.4		17.5	18.2
Expenses	285.7		223.4	35.3		33.7	35.4
Operating income (loss)	78.3		18.9	(10.9)		(16.2)	(17.2)
Non-operating income (expenses) (2)	(42.2)		(7.6)	9.1		21.4	17.0
Income before special items	36.1		11.3	(1.8)		5.2	(0.2)
Investment and asset impairment write-downs (3)	—		(14.6)	(15.2)		—	—
Gain from BC Rail/CN transaction	—		198.6	(5.6	)(4)	—	—
Gain on sale of assets	27.7	(5)	—	9.9	(6)	63.7	19.8 (6)
Net income (loss)	63.8		195.3	(12.7)		68.9	19.6

(1)  Prior years are restated to be consistent with the current presentation.

(2)  Includes gain (loss) from discontinued operations.

(3)  Primarily relating to the investment in Vancouver Wharves Limited Partnership.

(4)  Certain aspects of the BC Rail/CN transaction were finalized in 2005, resulting in a slight reduction to the gain recorded in 2004.

(5)  Sale of Canadian Stevedoring Company Limited. The gain was realized over two years due to the structure of the transaction.

(6)  Property sales, including sale of intermodal yard in 2006.

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BCRC has also divested itself of its North Vancouver ports operations, including the sale of Canadian Stevedoring Ltd to P&O Ports in 2003, and the recent divestiture of Vancouver Wharves (VW) through a 40-year non-renewable Operating Lease Agreement with Kinder Morgan Canada Terminals ULC (KMCT). Under terms of the lease, KMCT will consolidate VW operations and assume the remediation obligations for VW lands. As well, BCRC is in the process of selling surplus real estate holdings not required to support its operations.

BCRC’s current mandate is to support and facilitate the British Columbia Ports Strategy and Pacific Gateway Strategy by providing consulting advice, acquiring and holding railway corridor and strategic port lands, and making related infrastructure investments for the province. BCRC’s mandate includes the ongoing management of the agreements with CN and KMCT, other port-related holdings and the Port Subdivision as part of the provincial government’s overall Pacific Gateway Strategy.

BCRC is governed by two principal pieces of legislation. The British Columbia Railway Act establishes the corporation’s structure, responsibilities and accountabilities. The British Columbia Railway Finance Act establishes the borrowing and investment framework for BCRC.

Insurance Corporation of BC

ICBC is one of BC’s largest corporations and one of Canada’s largest property and casualty insurers. ICBC earns approximately $3.5 billion in insurance premiums from over 3.1 million policies sold annually, and currently holds a $9.6 billion investment portfolio. ICBC offers automobile insurance products and services through a province-wide network of more than 900 independent brokers, government agents and appointed agents. ICBC processes almost 1 million claims per year through its 24-hour telephone claims handling facility, province-wide network of 39 claims service locations, and corporate website, www.icbc.com.

ICBC was established in 1973 under the Insurance Corporation Act to provide universal property and casualty liability (i.e. Basic) automobile insurance to BC motorists, which was made compulsory. At the time it was established, ICBC was designated the sole provider of all automobile insurance products in British Columbia, Basic and Optional. Soon afterwards, the legislation was amended to allow private insurance companies to compete in the sale of non-compulsory Optional automobile insurance products. As part of its mandate, ICBC also provides driver licensing services, vehicle licensing and registration services, and fines collection on behalf of the provincial government.

In 2003, the provincial government mandated a number of changes to ICBC’s operations in order to ensure fair competition among all insurance providers in the Optional insurance marketplace. The British Columbia Utilities Commission (BCUC) was directed to regulate ICBC’s Basic insurance rates, and ICBC was required to separately disclose information on its Basic insurance line of business to the BCUC for Basic insurance rate setting purposes and in order to ensure appropriate cost allocation between the Basic and Optional lines of business.

Government also set out minimum capitalization targets for both the Basic and Optional lines of business, based on the minimum capital test for insurance companies in Canada as required by the federal Office of the Superintendent of Financial Institutions, and the timeframes by which the targets must be achieved.

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Table 3.5                                  Insurance Corporation of British Columbia

Five-Year Income Statement for the Years Ended December 31 (1)

($ millions)	2003		2004	2005	2006	2007
Revenue:
Net premiums	2,852.4		3,026.5	3,117.4	3,256.9	3,482.4
Investment income	329.9		395.3	579.4	512.3	611.6
Service fees	33.6		36.6	37.5	47.1	66.0
	3,215.9		3,458.4	3,734.3	3,816.3	4,160.0
Claims and expenses:
Claims incurred	2,208.1	(2)	2,242.3	2,444.5	2,544.4	2,646.4
Prior years’ claims adjustments	(39.6	)(3)	(4.7)	80.7	99.0	(33.8)
Net claims incurred	2,168.5		2,237.6	2,525.2	2,643.4	2,612.6
Claims services and operations	409.3		419.3	423.8	433.8	450.8
Insurance premium taxes and commissions	274.8		323.2	478.5	292.2	380.5
Non-insurance operating costs	102.6		105.3	108.9	96.8	92.9
	2,955.2		3,085.4	3,536.4	3,466.2	3,536.8
Income before unusual items	260.7		373.0	197.9	350.1	623.2
Unusual items	14.1	(4)	—	—	—	19.1	(4)
Net income	274.8		373.0	197.9	350.1	642.3
Financial data:
Average premium ($)	998		1,036	1,038	1,051	1,094
Claims incurred per thousand earned policies(5)	336		327	316	314	319
Average cost per claim incurred ($) (6)	2,372		2,414	2,646	2,687	2,668
Performance indicators:
Loss ratio	87.4		83.2	90.2	90.4	83.7
Insurance expense ratio	15.5		15.9	16.0	15.7	16.0
Return on investments (7)	7.2		6.1	6.4	7.3	6.0

(1)     Prior years are restated to be consistent with the current presentation.

(2)     Claims incurred costs for 2003 are presented on an undiscounted basis.

(3)     Includes the cumulative adjustment to retained earnings for a change in accounting policy to present claims on a discounted basis.

(4)     Gain on sale of property and equipment.

(5)     Represents the number of claims reported per thousand policies earned during the year

(6)     Average claims incurred cost per claims reported.

(7)     Four-year annualized return.

Since 2004, ICBC has maintained an average 4.8 per cent growth in premium revenue, primarily due to the increasing number of vehicles in the province, higher average optional insurance sales and changes to both Basic and Optional insurance rates. Investment income has also been strong, with investment returns exceeding comparable market-based benchmarks in each of the last four years.

Rising injury claims costs are a concern throughout the automobile insurance industry. ICBC’s claims costs account for approximately 75 per cent of ICBC’s total expenditures, and injury claims costs make up 60 per cent of that amount. Injury claims costs have increased by 23 per cent since 2003, reflecting a 27 per cent increase in the cost per claim, partially offset by a decrease in the number of claims. Comparatively, material damage claims costs have increased by 16 per cent since 2003, reflecting a 7 to 8 per cent increase in cost per claim and an equal increase in the number of claims.

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Chart 3.4  ICBC injury and material damages claims

In May 2007, Basic insurance rates were increased by 3.3 per cent due to rising injury claims costs. The rate increase was approved by BCUC in January 2008. Rates for 2008 have yet to be determined.

ICBC continues to maintain its market share for Optional insurance products. Enabled by ongoing profitability, ICBC was able to provide approximately $41 million in refunds to Optional policyholders and $100 million in Optional insurance rate reductions in 2005 and 2006. This was followed by an additional 3.8 per cent decrease in the average premiums for Optional insurance coverage in May 2007. For 2008, Optional insurance rates are expected to be further decreased by about 3 per cent, effective July 1, 2008.

BC Transmission Corporation

BCTC was established in 2003 to manage the provincially owned transmission system by operating, maintaining, planning and expanding the transmission system and managing interconnections with independent power producers. BCTC provides safe, reliable and cost effective transmission service for a variety of system users through the Open Access Transmission Tariff. The heritage transmission system owned by BC Hydro is the second largest in the Pacific Northwest with over 18,300 kilometres of high-voltage power lines, underground and submarine cables; 22,000 steel towers; 100,000 wood poles; and 292 substations. BCTC owns the control centre assets, which are required for operating and controlling the transmission system.

BCTC’s mandate is to provide open and fair access to the provincially owned electric transmission system, facilitate private generation investment in BC and maintain access to the Western North American wholesale electricity market. BCTC’s powers and functions are set out in the Transmission Corporation Act (2003), and in agreements with BC Hydro that have been designated under that act.

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Table 3.6                                  British Columbia Transmission Corporation

Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2004	2005	2006	2007	2008
Revenue	42.3	94.8	205.3	189.8	193.4
Expenses:
Operations, maintenance and administration	35.7	71.6	157.2	167.8	177.6
Amortization	4.9	17.3	19.7	14.2	14.4
Finance charges and other costs	0.8	2.5	6.8	6.5	6.3
	41.4	91.4	183.7	188.5	198.3
Operating results	0.9	3.4	21.6	1.3	(4.9)
Net transfer (to) from regulatory accounts	—	—	(8.1)	1.8	4.3
Accounting policy change for construction financing	—	—	—	—	3.8
Net income	0.9	3.4	13.5	3.1	3.2
Financial data:
Capital spending	3.9	13.7	20.8	50.6	66.2
Debt (including current portion)	17.2	40.2	37.2	37.0	85.8
Performance indicators:
System Average Interruption Duration Index (hours)	2.74	2.33	2.07	4.23	2.43
Operating costs as a percent of revenue	84.4	75.5	76.6	88.4	91.8

(1) Prior years are restated to be consistent with the current presentation.

BCTC is subject to regulation by the British Columbia Utilities Commission (BCUC), which reviews BCTC’s tariff structure and proposed transmission projects. BCTC has a number of transmission projects underway, including the Vancouver Island Transmission Reinforcement and a major 500-kilovolt reinforcement from the Southern Interior to the Lower Mainland. In March 2008, BCTC’s project to consolidate and modernize its transmission control centres and systems became operational.

Capital spending on transmission assets is reflected in BC Hydro’s financial statements. BCTC’s own capital spending primarily reflects the System Control Modernization Project and business systems.

System Average Interruption Duration Index (SAIDI) is a measure of the reliability of the transmission system that BCTC operates and manages. It includes all planned and unplanned outages, and excludes interruptions attributed to generators. It is calculated as the average amount of time in hours across all transmission delivery points that service is interrupted in a year due to planned or unplanned outages. In 2007/08 SAIDI amounted to 2.43 hours, a decline of 43 per cent from 2006/07 reflecting milder weather compared to the powerful storms experienced in the fall and winter of 2006.

Columbia Power Corporation

CPC was incorporated in 1994 as a precursor to the Columbia Basin Initiative, a unique arrangement under which the provincial government directly shared a portion of the revenue from the sale of downstream power benefits from the Columbia River Treaty with the residents of the Columbia Basin in recognition of the significant economic, environmental and social costs resulting from the construction of the three dams required by the treaty.

The Columbia Basin Initiative was launched in 1995 with the Columbia Basin Trust Act, which created Columbia Basin Trust (CBT), and the 1995 Financial

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Table 3.7                                  Columbia Power Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2004	2005	2006	2007	2008
Revenue	30.0	29.2	31.7	35.0	41.8
Expenses:
Water rentals	3.5	4.1	4.0	4.2	4.7
Operations, maintenance and administration	3.0	3.2	3.1	3.6	5.4
Amortization	6.8	6.9	6.3	6.4	7.9
Other costs	1.7	2.4	1.9	1.7	3.7
	15.0	16.6	15.3	15.9	21.7
Operating results	15.0	12.6	16.4	19.1	20.1
Finance charges	(6.7)	(8.4)	(8.9)	(8.5)	(8.3)
Unusual items	—	1.5	(4.4)	4.2	3.9
Net income	8.3	5.7	3.1	14.8	15.7
Financial data:
Capital spending on power projects	50.3	41.7	17.2	10.4	15.2
Debt (including current portion)	107.7	128.4	123.4	118.0	109.4
Performance indicators:
Debt to Equity Ratio	26:74	30:70	29:71	27:73	25:75
ROCE (per cent)	3.71	2.95	3.87	4.44	4.62

Agreement between the provincial government and CBT. Under the agreement, CPC and CBT each received $250 million over 10 years to provide equity for qualifying power project developments in the region. Returns from CBT’s 50 per cent share are used by CBT to provide benefits to the people of the region, in accordance with the Columbia Basin Trust Act.

CPC’s mandate is to develop the core hydroelectric projects and other qualifying power projects through joint ventures with subsidiaries of CBT, and to manage the joint ventures. CPC finances the power projects using the government’s equity Contributions, retained earnings and limited-recourse project debt, without government debt guarantees.

The purchase of the Brilliant Dam in 1996 was the first investment by the joint venture partners. In addition, three projects were designated as core to the initiative: Arrow Lakes Generating Station (completed); Brilliant Expansion (in service July 2007); and Waneta Expansion (in the development phase). Other generation, distribution and transmission projects can be carried out by CPC and CBT, provided both parties agree and the projects meet the same commercial and other tests as the core projects.

CPC’s return on capital employed (ROCE) over the last five years has gradually increased reflecting completion of the Brilliant Expansion. Now that this project is in operation, further improvement in the provincial government’s overall return on its investment in the Columbia Basin projects is expected.

CPC is a small organization, with fewer than 45 full-time equivalent positions, located in Castlegar. The corporation focuses on asset management activities while engaging private sector firms to provide construction, plant operation and specialist consulting services. Through its joint ventures, CPC is one of the largest producers of electricity in British Columbia.

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Provincial Capital Commission

The Capital Commission Act provides PCC with the authority to protect and enhance the amenity value of the Capital Improvement District (CID), which includes the City of Victoria, the municipalities of Esquimalt and Oak Bay, the Saanich Peninsula and the Western Communities. This mandate was expanded to include the delivery of Outreach programs intended to connect British Columbians with their capital, and foster awareness of and pride in the diverse cultures and rich history of the province.

PCC owns and manages a property inventory within the CID that includes heritage buildings, Inner Harbour ferry terminal facilities and development sites currently used as temporary parking lots, parks and green space. As a self-supporting Crown corporation, net income from its property portfolio is used to fund its outreach programs, property maintenance and other initiatives.

PCC is an active supporter of BC150 Years celebrations through a variety of events including Festival 150, to be held on the BC Day long weekend in August 2008. Another major initiative focuses on research and other studies for redevelopment of the Inner Harbour including a revitalized Belleville Port Facility.

Reserves represent past earnings that are an important source of financing for PCC programs, building remediation and capital maintenance. The reserve balance has increased to $1.3 million in 2007/08 reflecting the completion of structural and seismic upgrades to the Crystal Gardens.

Table 3.8                                  Provincial Capital Commission

Five-Year Income Statement for the Years Ended March 31

($ thousands)	2004	2005	2006	2007	2008
Revenue	3,557	3,181	2,580	3,089	3,322
Expenses:
Operating and program costs	3,019	2,853	2,159	2,346	2,777
Amortization	262	270	284	372	401
	3,281	3,123	2,443	2,718	3,178
Operating results	276	58	137	371	144
Property Plan dispositions (net of expenses)	—	—	—	—	645
Grants from restricted reserves (1)	(246)	(182)	(106)	(35)	(223)
Transition costs, Crystal Gardens	(59)	(549)	(51)	—	—
Net income	(29)	(673)	(20)	336	566
Financial data:
Capital spending, net of contributions	697	377	1,074	228	195
Deferred contribution – Belleville Port Facility	1,377	1,330	1,163	1,122	1,078
Restricted reserves	1,220	1,223	295	95	472
Unrestricted reserves	1,299	413	414	743	850

(1)  Prior years include Greenways and Beautification projects. 2008 expenses are for BC 150 Celebrations.

2008 Financial and Economic Review – July 2008

Appendix 1

Economic Review

56	Appendix 1 – Economic Review

Table A1.1A  Aggregate and Labour Market Indicators

	Population (1)	Nominal GDP	Real GDP (chained)	Personal income	Capital investment	Business incorporations	Labour force	Employment	Unemployment rate
	(thousands)	($ millions)	($ 2002 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1980	2,743	—	—	—	—	21,381	1,357	1,266	6.7
1981	2,824	44,869	84,482	37,220	—	23,368	1,416	1,320	6.8
1982	2,873	45,024	79,324	40,425	—	11,432	1,427	1,253	12.1
1983	2,905	47,477	79,824	41,634	—	13,787	1,446	1,245	13.9
1984	2,946	49,840	80,440	43,734	—	14,052	1,465	1,245	15.0
1985	2,974	53,540	86,026	46,588	—	15,581	1,491	1,274	14.6
1986	3,004	56,547	86,187	48,911	—	17,067	1,524	1,327	12.9
1987	3,050	62,515	91,503	52,903	—	18,691	1,567	1,378	12.1
1988	3,115	69,408	96,824	58,298	—	18,703	1,599	1,435	10.3
1989	3,198	75,582	100,007	65,009	—	21,817	1,659	1,508	9.1
1990	3,291	79,350	101,408	72,038	—	19,550	1,703	1,560	8.4
1991	3,373	81,849	101,593	75,336	17,370	18,528	1,751	1,578	9.9
1992	3,468	87,242	104,216	78,610	17,979	20,406	1,800	1,617	10.1
1993	3,567	94,077	108,874	81,914	18,875	22,955	1,848	1,668	9.7
1994	3,676	100,512	111,945	85,703	21,353	25,774	1,918	1,743	9.1
1995	3,777	105,670	114,620	90,056	20,591	23,846	1,951	1,786	8.5
1996	3,874	108,865	117,442	92,661	19,408	22,848	1,988	1,816	8.7
1997	3,949	114,383	121,177	95,925	22,552	22,958	2,031	1,861	8.4
1998	3,983	115,641	122,766	98,135	20,819	20,759	2,038	1,858	8.8
1999	4,011	120,921	126,708	101,465	21,152	21,009	2,065	1,894	8.3
2000	4,039	131,333	132,578	107,624	21,799	21,515	2,080	1,931	7.1
2001	4,078	133,514	133,403	110,369	23,414	19,749	2,083	1,922	7.7
2002	4,115	138,193	138,193	113,451	23,732	21,262	2,148	1,965	8.5
2003	4,155	145,642	141,435	117,126	25,434	23,243	2,191	2,015	8.0
2004	4,204	157,365	146,629	124,090	29,665	25,428	2,222	2,063	7.2
2005	4,260	169,404	153,208	131,316	33,254	28,593	2,263	2,131	5.9
2006	4,320	180,328	158,335	141,098	39,912	30,667	2,305	2,196	4.8
2007	4,380	190,214	163,200	150,379	42,086	30,841	2,366	2,266	4.2

				Personal	Capital	Business			Unemployment
	Population(1)	Nominal GDP	Real GDP	income	investment	incorporations	Labour force	Employment	rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)
1981	2.9	—	—	—	—	9.3	4.3	4.2	0.1
1982	1.7	0.3	(6.1)	8.6	—	(51.1)	0.8	(5.0)	5.3
1983	1.1	5.4	0.6	3.0	—	20.6	1.3	(0.7)	1.8
1984	1.4	5.0	0.8	5.0	—	1.9	1.3	0.0	1.1
1985	1.0	7.4	6.9	6.5	—	10.9	1.8	2.3	(0.4)
1986	1.0	5.6	0.2	5.0	—	9.5	2.2	4.2	(1.7)
1987	1.5	10.6	6.2	8.2	—	9.5	2.8	3.8	(0.8)
1988	2.1	11.0	5.8	10.2	—	0.1	2.0	4.1	(1.8)
1989	2.6	8.9	3.3	11.5	—	16.6	3.8	5.1	(1.2)
1990	2.9	5.0	1.4	10.8	—	(10.4)	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	4.6	—	(5.2)	2.8	1.1	1.5
1992	2.8	6.6	2.6	4.3	3.5	10.1	2.8	2.5	0.2
1993	2.9	7.8	4.5	4.2	5.0	12.5	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	4.6	13.1	12.3	3.8	4.5	(0.6)
1995	2.8	5.1	2.4	5.1	(3.6)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(5.7)	(4.2)	1.9	1.7	0.2
1997	1.9	5.1	3.2	3.5	16.2	0.5	2.1	2.4	(0.3)
1998	0.9	1.1	1.3	2.3	(7.7)	(9.6)	0.4	(0.1)	0.4
1999	0.7	4.6	3.2	3.4	1.6	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	6.1	3.1	2.4	0.7	1.9	(1.2)
2001	1.0	1.7	0.6	2.6	7.4	(8.2)	0.1	(0.5)	0.6
2002	0.9	3.5	3.6	2.8	1.4	7.7	3.1	2.3	0.8
2003	1.0	5.4	2.3	3.2	7.2	9.3	2.0	2.5	(0.5)
2004	1.2	8.0	3.7	5.9	16.6	9.4	1.4	2.4	(0.8)
2005	1.3	7.7	4.5	5.8	12.1	12.4	1.9	3.3	(1.3)
2006	1.4	6.4	3.3	7.4	20.0	7.3	1.8	3.1	(1.1)
2007	1.4	5.5	3.1	6.6	5.4	0.6	2.7	3.2	(0.6)

(1)     As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001 and 2006, and non-permanent residents.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	57

Table A1.1B  Prices, Earnings and Financial Indicators

	BC CPI	Vancouver CPI	Average weekly wage rate(1)	Labour income	Personal income per capita	Personal Disposable Income per capita	Prime rate	Can/US exchange rate	Conventional (5 year) mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(dollars)	(dollars)	(per cent)	(US cents)	(per cent)
1980	45.4	44.8	—	—	—	—	14.3	85.5	14.5
1981	51.8	51.2	—	25,637	13,180	10,793	19.3	83.4	18.4
1982	57.3	56.6	—	26,497	14,071	11,482	15.8	81.1	18.0
1983	60.4	59.7	—	27,018	14,329	11,588	11.2	81.1	13.2
1984	62.8	62.1	—	27,811	14,847	12,141	12.1	77.2	13.6
1985	64.8	64.0	—	29,100	15,664	12,780	10.6	73.2	12.1
1986	66.7	66.2	—	30,339	16,281	13,133	10.5	72.0	11.2
1987	68.7	68.2	—	32,837	17,344	13,853	9.5	75.4	11.2
1988	71.2	70.6	—	36,110	18,713	14,843	10.8	81.3	11.6
1989	74.4	73.8	—	40,295	20,329	16,150	13.3	84.5	12.1
1990	78.4	77.8	—	44,216	21,891	17,010	14.1	85.7	13.4
1991	82.6	81.9	—	46,296	22,332	17,311	9.9	87.3	11.1
1992	84.8	84.3	—	48,924	22,664	17,456	7.5	82.7	9.5
1993	87.8	87.3	—	51,312	22,962	17,804	5.9	77.5	8.8
1994	89.5	89.1	—	53,972	23,316	17,970	6.9	73.2	9.5
1995	91.6	91.3	—	56,768	23,843	18,302	8.6	72.9	9.2
1996	92.4	92.1	—	58,517	23,917	18,221	6.1	73.3	7.9
1997	93.1	92.6	612.63	60,681	24,294	18,484	5.0	72.2	7.1
1998	93.4	93.0	621.21	61,965	24,638	18,676	6.6	67.4	6.9
1999	94.4	93.9	628.82	64,045	25,295	19,298	6.4	67.3	7.6
2000	96.1	96.0	639.37	68,369	26,645	20,277	7.3	67.3	8.4
2001	97.7	97.8	648.19	70,044	27,062	20,923	5.8	64.6	7.4
2002	100.0	100.0	668.04	72,900	27,567	21,527	4.2	63.7	7.0
2003	102.2	102.0	683.68	75,605	28,187	22,021	4.7	71.4	6.4
2004	104.2	104.0	686.74	80,376	29,518	23,006	4.0	76.8	6.2
2005	106.3	106.0	704.49	85,799	30,824	23,839	4.4	82.5	6.0
2006	108.1	108.0	726.02	93,102	32,660	25,364	5.8	88.2	6.7
2007	110.0	110.2	747.84	98,866	34,331	26,607	6.1	93.1	7.1

						Personal
			Average			Disposable			Conventional
	BC	Vancouver	weekly	Labour	Personal income	Income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)	(change)	(change)
1981	14.1	14.3	—	—	—	—	5.0	(2.1)	3.9
1982	10.6	10.5	—	3.4	6.8	6.4	(3.5)	(2.4)	(0.3)
1983	5.4	5.5	—	2.0	1.8	0.9	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	2.9	3.6	4.8	0.9	(3.9)	0.4
1985	3.2	3.1	—	4.6	5.5	5.3	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	4.3	3.9	2.8	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	8.2	6.5	5.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.0	7.9	7.1	1.3	5.8	0.4
1989	4.5	4.5	—	11.6	8.6	8.8	2.5	3.2	0.5
1990	5.4	5.4	—	9.7	7.7	5.3	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	2.0	1.8	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.5	0.8	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.9	1.3	2.0	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	1.5	0.9	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.2	2.3	1.8	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	3.1	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.7	1.6	1.4	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.1	1.4	1.0	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.2	3.4	2.7	3.3	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.7	6.8	5.3	5.1	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.6	3.2	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.1	1.9	2.9	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.7	2.2	2.3	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	6.3	4.7	4.5	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	6.7	4.4	3.6	0.4	5.7	(0.2)
2006	1.7	1.9	3.1	8.5	6.0	6.4	1.4	5.7	0.7
2007	1.8	2.0	3.0	6.2	5.1	4.9	0.3	4.9	0.4

(1) Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2008 Financial and Economic Review – July 2008

58	Appendix 1 – Economic Review

Table A1.1C  Other Indicators

	Manufacturing shipments	Retail sales(1)	Housing starts	Non-residential building permits	Tourism GDP(2)	High-tech GDP(2)	BC product exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1980	—	—	37,546	1,207	—	—	12,708
1981	—	—	41,585	1,335	—	—	12,888
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,482	5,104	26,699
1998	31,757	35,762	19,931	2,022	4,630	5,428	25,942
1999	36,679	36,373	16,309	2,104	4,806	5,534	29,044
2000	40,699	38,435	14,418	2,089	5,046	6,242	33,639
2001	38,303	40,719	17,234	2,125	5,192	6,275	31,680
2002	38,610	43,265	21,625	1,771	5,236	6,695	28,828
2003	39,691	44,421	26,174	1,880	5,441	7,289	28,264
2004	42,147	47,217	32,925	2,070	5,828	7,533	31,008
2005	43,212	49,286	34,667	3,212	6,173	7,907	34,167
2006	44,553	52,837	36,443	3,921	6,685	8,573	33,468
2007	43,204	56,365	39,195	3,933	n.a.	n.a.	31,542

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2)	exports
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1981	—	—	10.8	10.7	—	—	1.4
1982	—	—	(52.4)	(23.2)	—	—	(4.2)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	(5.6)	1.2	—	—	(9.3)
1991	—	—	(13.2)	(1.6)	—	—	(8.1)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	3.3	6.3	(2.8)
1999	15.5	1.7	(18.2)	4.0	3.8	2.0	12.0
2000	11.0	5.7	(11.6)	(0.7)	5.0	12.8	15.8
2001	(5.9)	5.9	19.5	1.7	2.9	0.5	(5.8)
2002	0.8	6.3	25.5	(16.6)	0.8	6.7	(9.0)
2003	2.8	2.7	21.0	6.1	3.9	8.9	(2.0)
2004	6.2	6.3	25.8	10.1	7.1	3.3	9.7
2005	2.5	4.4	5.3	55.2	5.9	5.0	10.2
2006	3.1	7.2	5.1	22.1	8.3	8.4	(2.0)
2007	(3.0)	6.7	7.6	0.3	n.a.	n.a.	(5.8)

(1)     Retail sales data have been revised from 1991 to 2006 and are now classified under the North American Industry Classification System (NAICS 2002).

(2)     Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	59

Table A1.1D Commodity Production Indicators

	Lumber production	Timber scale billed	Pulp shipments	Newsprint, etc production	Oil & natural gas production	Coal production	Solid mineral shipments	Electric pwr generated	Farm cash receipts	Landed value of seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1980	28,269	74,652	3,266	2,164	—	10,156	—	43,334	779	184
1981	24,598	52,992	2,854	1,852	—	11,782	—	51,008	877	236
1982	23,855	56,232	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	71,443	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	74,557	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	—	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	—	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	—	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	—	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	—	24,800	—	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	—	24,557	—	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	—	24,965	—	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	76,471	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	75,213	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	68,628	4,532	2,649	1,588	27,876	3,047	66,961	1,739	604
1998	30,238	64,967	4,462	2,567	1,574	24,868	2,893	67,710	1,814	547
1999	32,397	75,998	4,995	3,016	2,091	24,845	2,445	68,045	1,906	613
2000	34,346	76,988	5,152	3,126	4,783	25,682	2,891	68,241	2,048	667
2001	32,606	72,008	4,710	2,879	5,666	27,006	2,867	57,332	2,224	647
2002	35,501	73,386	4,477	2,900	4,251	24,397	2,864	64,945	2,195	664
2003	36,031	61,925	4,762	2,919	6,230	23,073	2,914	63,051	2,283	645
2004	39,879	92,361	4,724	2,976	6,784	27,313	3,674	60,496	2,403	635
2005	41,013	83,134	4,932	2,953	8,967	26,718	4,925	67,811	2,405	703
2006	41,051	81,526	4,736	3,019	7,148	23,161	5,991	62,021	2,311	789
2007	36,677	75,557	4,717	2,763	6,912	25,941	5,672	72,212	2,399	n.a.

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1981	(13.0)	(29.0)	(12.6)	(14.4)	—	16.0	—	17.7	12.5	28.3
1982	(3.0)	6.1	(6.7)	0.5	—	(0.1)	—	(5.4)	9.7	2.1
1983	29.0	27.1	21.0	13.9	—	(0.4)	—	(2.1)	(4.7)	(12.9)
1984	0.4	4.4	(12.0)	(1.8)	—	77.3	—	10.9	9.6	15.7
1985	6.8	3.1	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	(4.6)	0.8	10.0	6.0	—	(11.4)	—	(14.2)	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	—	24.2	1.4	12.3
1988	(1.6)	(4.2)	0.1	3.0	—	13.4	—	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	1.2	(0.4)	—	(0.6)	—	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(15.3)	5.5	—	(1.0)	—	5.2	3.5	9.0
1991	(6.3)	(5.9)	13.2	(10.8)	—	1.7	—	3.8	3.3	(12.0)
1992	6.3	0.7	(4.7)	1.5	—	(31.2)	—	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	1.1	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(1.6)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(8.8)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.3)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	4.3	(9.4)
1999	7.1	17.0	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.1	12.1
2000	6.0	1.3	3.1	3.6	128.7	3.4	18.2	0.3	7.5	8.8
2001	(5.1)	(6.5)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.6	(3.0)
2002	8.9	1.9	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.3)	2.6
2003	1.5	(15.6)	6.4	0.7	46.6	(5.4)	1.7	(2.9)	4.0	(2.9)
2004	10.7	49.2	(0.8)	2.0	8.9	18.4	26.1	(4.1)	5.2	(1.6)
2005	2.8	(10.0)	4.4	(0.8)	32.2	(2.2)	34.1	12.1	0.1	10.7
2006	0.1	(1.9)	(4.0)	2.2	(20.3)	(13.3)	21.6	(8.5)	(3.9)	12.2
2007	(10.7)	(7.3)	(0.4)	(8.5)	(3.3)	12.0	(5.3)	16.4	3.8	n.a.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2008 Financial and Economic Review – July 2008

60	Appendix 1 – Economic Review

Table A1.2   British Columbia Real GDP at Market Prices, Expenditure Based

	Consumer Expenditure	Government Expenditure	Residential Investment	Non-Residential Investment	Machinery and Equipment Investment	Business Investment	Exports	Imports	Real GDP
				(millions of 2002 $, chained)
1983	47,386	19,074	4,448	5,815	2,468	12,257	28,909	29,304	79,824
1984	48,794	18,834	4,227	5,120	2,644	11,680	31,393	31,806	80,440
1985	50,790	19,293	4,567	4,795	2,942	12,072	34,493	32,811	86,026
1986	52,048	19,491	5,025	3,758	2,835	11,406	36,060	34,148	86,187
1987	54,882	19,626	5,967	4,000	3,422	13,206	38,879	37,081	91,503
1988	57,649	20,887	6,647	4,846	4,453	15,844	41,153	40,168	96,824
1989	61,216	21,259	7,651	5,370	5,295	18,245	40,426	43,926	100,007
1990	63,788	22,152	7,790	5,325	5,330	18,379	40,078	45,889	101,408
1991	63,972	23,548	7,368	5,593	5,254	18,119	40,825	46,431	101,593
1992	66,034	24,415	9,056	4,388	5,138	18,674	42,286	48,547	104,216
1993	68,115	24,775	9,289	4,186	5,150	18,760	44,034	48,195	108,874
1994	70,986	24,868	9,342	5,388	5,888	20,605	46,727	55,624	111,945
1995	72,960	24,487	8,224	5,421	5,972	19,541	49,407	56,261	114,620
1996	75,660	25,144	8,350	4,859	5,792	18,981	49,936	55,930	117,442
1997	78,443	25,057	8,783	6,277	6,781	21,757	51,917	59,953	121,177
1998	79,749	25,743	7,601	5,099	7,321	20,013	53,381	59,318	122,766
1999	81,984	25,614	7,016	5,420	7,652	20,093	58,065	62,938	126,708
2000	84,482	26,672	7,090	5,423	8,188	20,713	63,050	67,745	132,578
2001	86,296	27,952	7,752	6,343	8,284	22,389	61,927	67,912	133,403
2002	89,238	28,260	8,982	5,890	8,021	22,893	62,706	68,144	138,193
2003	92,250	28,357	9,969	6,620	8,133	24,747	63,918	71,816	141,435
2004	96,228	28,535	11,451	7,090	8,857	27,456	67,106	77,165	146,629
2005	100,482	29,094	12,260	7,559	10,207	29,968	70,408	82,846	153,208
2006	105,986	30,331	13,165	8,351	11,651	32,970	72,158	89,594	158,335
2007	111,937	31,656	13,624	8,169	12,488	33,935	71,713	93,051	163,200
				(annual percentage change)
1984	3.0	(1.3)	(5.0)	(12.0)	7.1	(4.7)	8.6	8.5	0.8
1985	4.1	2.4	8.0	(6.3)	11.3	3.4	9.9	3.2	6.9
1986	2.5	1.0	10.0	(21.6)	(3.6)	(5.5)	4.5	4.1	0.2
1987	5.4	0.7	18.7	6.4	20.7	15.8	7.8	8.6	6.2
1988	5.0	6.4	11.4	21.2	30.1	20.0	5.8	8.3	5.8
1989	6.2	1.8	15.1	10.8	18.9	15.2	(1.8)	9.4	3.3
1990	4.2	4.2	1.8	(0.8)	0.7	0.7	(0.9)	4.5	1.4
1991	0.3	6.3	(5.4)	5.0	(1.4)	(1.4)	1.9	1.2	0.2
1992	3.2	3.7	22.9	(21.5)	(2.2)	3.1	3.6	4.6	2.6
1993	3.2	1.5	2.6	(4.6)	0.2	0.5	4.1	(0.7)	4.5
1994	4.2	0.4	0.6	28.7	14.3	9.8	6.1	15.4	2.8
1995	2.8	(1.5)	(12.0)	0.6	1.4	(5.2)	5.7	1.1	2.4
1996	3.7	2.7	1.5	(10.4)	(3.0)	(2.9)	1.1	(0.6)	2.5
1997	3.7	(0.3)	5.2	29.2	17.1	14.6	4.0	7.2	3.2
1998	1.7	2.7	(13.5)	(18.8)	8.0	(8.0)	2.8	(1.1)	1.3
1999	2.8	(0.5)	(7.7)	6.3	4.5	0.4	8.8	6.1	3.2
2000	3.0	4.1	1.1	0.1	7.0	3.1	8.6	7.6	4.6
2001	2.1	4.8	9.3	17.0	1.2	8.1	(1.8)	0.2	0.6
2002	3.4	1.1	15.9	(7.1)	(3.2)	2.3	1.3	0.3	3.6
2003	3.4	0.3	11.0	12.4	1.4	8.1	1.9	5.4	2.3
2004	4.3	0.6	14.9	7.1	8.9	10.9	5.0	7.4	3.7
2005	4.4	2.0	7.1	6.6	15.2	9.1	4.9	7.4	4.5
2006	5.5	4.3	7.4	10.5	14.1	10.0	2.5	8.1	3.3
2007	5.6	4.4	3.5	(2.2)	7.2	2.9	(0.6)	3.9	3.1

Source: Statistics Canada

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	61

Table A1.3  British Columbia GDP at Basic Prices, by Industry

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Mining, Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance, Insurance and Real Estate	Other Services	Public Administration	Real GDP at Basic Prices
						(millions of 2002 $, chained)
1997	954	235	2,935	3,137	11,507	6,617	2,914	7,176	11,380	24,763	33,274	6,277	111,554
1998	909	153	2,952	3,324	11,255	6,101	2,991	7,273	11,977	25,076	34,223	6,339	112,913
1999	979	118	2,789	3,329	12,840	5,881	3,040	7,575	12,158	25,838	34,762	6,588	116,307
2000	975	135	2,638	3,344	14,990	5,795	3,058	8,122	12,689	26,284	36,157	6,790	121,546
2001	1,141	111	2,647	4,252	13,667	6,021	2,389	7,997	13,055	27,019	37,079	6,919	122,848
2002	1,058	134	2,713	4,383	13,687	6,328	2,837	8,072	13,566	28,078	38,253	7,128	126,761
2003	1,053	130	2,761	4,298	13,884	6,927	2,844	8,135	14,114	28,884	39,272	7,188	130,026
2004	1,044	151	3,102	4,358	15,008	7,673	2,827	8,421	14,916	30,037	40,134	7,263	135,396
2005	1,093	128	3,191	4,450	15,902	8,292	3,057	8,920	15,769	31,222	41,297	7,463	141,216
2006	1,057	135	3,272	4,400	16,370	9,105	3,037	9,330	16,955	32,268	42,570	7,522	146,284
2007	1,113	120	3,018	4,289	15,872	9,431	3,297	9,540	18,144	33,795	43,939	7,797	150,442
						(annual percentage change)
1998	(4.8)	(35.1)	0.6	6.0	(2.2)	(7.8)	2.6	1.4	5.2	1.3	2.9	1.0	1.2
1999	7.7	(23.0)	(5.5)	0.2	14.1	(3.6)	1.7	4.1	1.5	3.0	1.6	3.9	3.0
2000	(0.4)	14.6	(5.4)	0.5	16.7	(1.5)	0.6	7.2	4.4	1.7	4.0	3.1	4.5
2001	17.0	(17.5)	0.3	27.1	(8.8)	3.9	(21.9)	(1.5)	2.9	2.8	2.6	1.9	1.1
2002	(7.3)	21.0	2.5	3.1	0.1	5.1	18.7	0.9	3.9	3.9	3.2	3.0	3.2
2003	(0.4)	(3.0)	1.8	(1.9)	1.4	9.5	0.3	0.8	4.0	2.9	2.7	0.8	2.6
2004	(0.9)	15.5	12.3	1.4	8.1	10.8	(0.6)	3.5	5.7	4.0	2.2	1.0	4.1
2005	4.7	(14.9)	2.9	2.1	6.0	8.1	8.1	5.9	5.7	3.9	2.9	2.8	4.3
2006	(3.3)	5.3	2.5	(1.1)	2.9	9.8	(0.7)	4.6	7.5	3.3	3.1	0.8	3.6
2007	5.3	(11.2)	(7.8)	(2.5)	(3.0)	3.6	8.6	2.3	7.0	4.7	3.2	3.6	2.8

Source: Statistics Canada

2008 Financial and Economic Review – July 2008

62	Appendix 1 – Economic Review

Table A1.4  British Columbia GDP, Income Based

	Labour Income	Corporation Profits before Taxes	Interest and Miscellaneous Investment Income	Accrued Net Income of Farm Operators	Net Income of Non-farm unincorporated Business	Inventory Valuation Adjustment	Net Domestic Product at Basic Prices	Indirect Taxes less Subsidies	Capital Cons. Allowances and Misc. Valuation Adjustments	Statistical Discrepency	GDP at Market Prices	GDP at Basic Prices
						($ millions)
1983	27,018	2,458	4,188	20	2,834	(288)	38,924	5,473	6,001	(227)	47,477	44,698
1984	27,811	3,060	4,554	20	3,067	(243)	40,795	5,673	6,381	(483)	49,840	46,693
1985	29,100	3,468	4,939	33	3,433	(163)	43,360	5,878	6,917	(65)	53,540	50,212
1986	30,339	4,213	4,893	113	3,745	(212)	45,603	6,098	7,337	21	56,547	52,961
1987	32,837	6,430	5,085	115	3,954	(324)	50,679	6,696	7,517	205	62,515	58,401
1988	36,110	7,250	5,820	154	4,283	(285)	56,076	7,486	8,044	546	69,408	64,666
1989	40,295	5,925	7,183	72	4,580	(195)	60,769	8,765	8,748	209	75,582	69,726
1990	44,216	3,670	7,887	73	4,796	120	63,803	9,007	9,590	(9)	79,350	73,384
1991	46,296	2,926	7,650	106	5,067	(107)	64,888	9,715	10,016	180	81,849	75,084
1992	48,924	3,321	7,586	80	5,563	(616)	68,325	11,092	10,601	691	87,242	79,617
1993	51,312	4,328	8,035	83	6,034	(843)	72,905	12,440	11,258	1,430	94,077	85,593
1994	53,972	6,756	8,649	63	6,665	(660)	79,662	13,164	12,043	(140)	100,512	91,565
1995	56,768	7,419	8,808	87	6,758	(167)	83,942	13,522	12,882	(407)	105,670	96,417
1996	58,517	7,246	8,731	59	7,173	(231)	85,950	14,014	13,494	(138)	108,865	99,306
1997	60,681	8,286	8,444	89	7,780	101	90,040	14,480	14,526	(4)	114,383	104,562
1998	61,965	7,335	8,355	166	8,285	(24)	90,860	14,515	15,050	(6)	115,641	105,904
1999	64,045	9,309	8,365	199	8,723	(373)	95,125	14,972	15,659	22	120,921	110,806
2000	68,369	11,596	10,184	54	9,078	(80)	104,232	15,608	16,526	(2)	131,333	120,756
2001	70,044	11,392	8,834	141	9,637	47	105,163	15,810	17,539	70	133,514	122,772
2002	72,900	11,389	8,828	53	10,591	(369)	108,406	16,443	18,341	17	138,193	126,764
2003	75,605	12,364	9,151	83	11,312	637	114,303	17,580	18,956	(46)	145,642	133,213
2004	80,376	16,691	9,753	122	12,196	(65)	124,450	18,562	19,737	(7)	157,365	144,180
2005	85,799	19,980	9,880	25	12,984	151	134,450	19,856	20,739	(10)	169,404	155,179
2006	93,102	21,322	9,920	(30)	13,576	(227)	143,525	20,809	21,732	124	180,328	165,381
2007	98,866	20,886	10,763	(74)	14,352	430	151,286	21,876	22,968	147	190,214	174,401
					(annual percentage change)
1983	2.0	48.8	(4.5)	—	19.8	—	5.4	5.7	5.8	—	5.4	5.8
1984	2.9	24.5	8.7	—	8.2	—	4.8	3.7	6.3	—	5.0	4.5
1985	4.6	13.3	8.5	—	11.9	—	6.3	3.6	8.4	—	7.4	7.5
1986	4.3	21.5	(0.9)	—	9.1	—	5.2	3.7	6.1	—	5.6	5.5
1987	8.2	52.6	3.9	—	5.6	—	11.1	9.8	2.5	—	10.6	10.3
1988	10.0	12.8	14.5	—	8.3	—	10.6	11.8	7.0	—	11.0	10.7
1989	11.6	(18.3)	23.4	—	6.9	—	8.4	17.1	8.8	—	8.9	7.8
1990	9.7	(38.1)	9.8	—	4.7	—	5.0	2.8	9.6	—	5.0	5.2
1991	4.7	(20.3)	(3.0)	—	5.7	—	1.7	7.9	4.4	—	3.1	2.3
1992	5.7	13.5	(0.8)	—	9.8	—	5.3	14.2	5.8	—	6.6	6.0
1993	4.9	30.3	5.9	—	8.5	—	6.7	12.2	6.2	—	7.8	7.5
1994	5.2	56.1	7.6	—	10.5	—	9.3	5.8	7.0	—	6.8	7.0
1995	5.2	9.8	1.8	—	1.4	—	5.4	2.7	7.0	—	5.1	5.3
1996	3.1	(2.3)	(0.9)	—	6.1	—	2.4	3.6	4.8	—	3.0	3.0
1997	3.7	14.4	(3.3)	—	8.5	—	4.8	3.3	7.6	—	5.1	5.3
1998	2.1	(11.5)	(1.1)	—	6.5	—	0.9	0.2	3.6	—	1.1	1.3
1999	3.4	26.9	0.1	—	5.3	—	4.7	3.1	4.0	—	4.6	4.6
2000	6.8	24.6	21.7	—	4.1	—	9.6	4.2	5.5	—	8.6	9.0
2001	2.4	(1.8)	(13.3)	—	6.2	—	0.9	1.3	6.1	—	1.7	1.7
2002	4.1	(0.0)	(0.1)	—	9.9	—	3.1	4.0	4.6	—	3.5	3.3
2003	3.7	8.6	3.7	—	6.8	—	5.4	6.9	3.4	—	5.4	5.1
2004	6.3	35.0	6.6	—	7.8	—	8.9	5.6	4.1	—	8.0	8.2
2005	6.7	19.7	1.3	—	6.5	—	8.0	7.0	5.1	—	7.7	7.6
2006	8.5	6.7	0.4	—	4.6	—	6.7	4.8	4.8	—	6.4	6.6
2007	6.2	(2.0)	8.5	—	5.7	—	5.4	5.1	5.7	—	5.5	5.5

Source: Statistics Canada

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	63

Table A1.5   Employment by Industry in British Columbia

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
	(thousands)
Total – all indGustries	1,861	1,858	1,894	1,931	1,922	1,965	2,015	2,063	2,131	2,196	2,266

Primary industries	88	84	77	82	66	67	79	72	76	79	83
Agriculture	34	33	28	30	26	29	33	37	39	35	36
Forestry, logging & support activities	32	30	30	36	25	25	28	22	22	22	24
Fishing, hunting and trapping	5	3	4	4	5	3	5	3	2	3	3
Mining and oil & gas extraction	16	18	15	13	11	9	13	11	14	19	20

Manufacturing	196	196	192	203	195	197	207	211	198	198	205
Food, beverages & tobacco	25	26	22	23	26	27	32	31	32	24	28
Wood products	45	43	42	46	49	44	49	47	46	45	45
Paper	23	23	22	18	15	17	14	12	12	15	15
Printing & related support activities	10	8	9	11	9	9	8	8	8	8	6
Primary metals	9	9	10	11	8	6	9	7	7	7	6
Metal fabrication	11	10	12	13	14	13	14	15	18	15	16
Transportation equipment	13	13	13	13	10	13	12	12	9	10	13
Machinery manufacturing	9	9	8	8	7	10	9	10	10	9	9
Other manufacturing	53	55	53	61	58	58	60	71	57	64	67

Construction	123	117	114	111	111	118	120	144	168	179	197
General contractors	41	38	42	42	40	42	47	51	66	66	66
Special trade contractors	82	79	73	69	71	77	73	93	102	113	131

Utilities	10	11	11	10	11	11	11	9	10	9	10

Transportation and warehousing	108	106	116	117	112	113	120	117	119	120	126
Transportation	102	102	112	114	108	108	114	112	114	113	119
Warehousing and storage	6	3	4	3	4	5	6	5	5	7	7

Trade	298	290	305	301	303	325	328	316	335	354	365
Wholesale trade	71	61	79	67	67	74	76	66	80	83	82
Retail trade	227	229	226	234	236	251	251	250	255	271	283

Finance, Insurance, Real Estate & Leasing	128	122	121	118	121	123	125	129	133	138	145
Finance	56	52	55	52	56	56	60	56	60	61	69
Insurance	27	24	23	27	25	24	20	27	26	27	29
Real estate	34	38	33	29	28	32	34	35	35	39	37
Leasing	11	8	10	9	12	11	11	12	13	11	10

Public administration	101	94	93	92	90	88	93	97	95	91	96
Federal administration	34	29	33	34	30	32	37	34	33	35	36
Provincial administration	32	29	29	27	33	27	28	29	30	27	26
Local administration	34	35	31	32	27	29	29	34	32	29	34

Other service industries	809	839	866	897	913	924	933	967	997	1,029	1,039
Education & related services	120	118	127	137	138	139	140	136	146	156	156
Health & welfare services	191	197	193	201	197	212	213	219	217	232	240
Professional, scientific & technical	112	123	136	136	139	136	139	146	164	168	166
Information, culture & recreation	89	93	91	99	106	106	109	115	112	113	118
Services to business management	63	67	65	71	71	72	80	82	90	99	99
Accommodation & food services	142	147	149	155	164	163	159	175	176	171	173
Miscellaneous services	92	93	105	99	98	96	93	94	91	91	88

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2008 Financial and Economic Review – July 2008

64	Appendix 1 – Economic Review

Table A1.6   Capital Investment by Industry

	Actual 2003	Actual 2004	Actual 2005	Actual 2006	Preliminary Actual 2007	Intentions 2008	2006 to 2007	2007 to 2008
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	395.6	444.5	414.6	368.3	339.5	350.5	(7.8)	3.2
Mining, quarrying and oil well industries	3,309.3	3,978.6	5,026.9	6,411.9	5,017.7	6,590.6	(21.7)	31.3
Manufacturing	1,176.4	1,466.9	1,656.7	1,636.7	1,344.2	1,565.7	(17.9)	16.5
Construction	306.9	355.6	391.9	482.3	539.4	543.5	11.8	0.8
Transport and warehousing	1,429.6	1,359.5	1,877.6	2,882.2	3,296.9	3,636.6	14.4	10.3
Utilities	1375.8	1374.8	1329.5	1,551.7	2,115.9	2,352.6	36.4	11.2
Wholesale	415.5	392.5	480.9	465.3	484.2	497.0	4.1	2.6
Retail trade	822.5	1,065.6	1,011.2	1,124.3	1,211.0	1,229.9	7.7	1.6
Finance and insurance	1,295.5	1,292.0	1,455.2	1,589.2	1,669.4	1,679.2	5.0	0.6
Real estate, rental and leasing	1,572.1	1,557.6	1,681.3	2,036.7	2,488.0	2,297.1	22.2	(7.7)
Information and cultural industries	764.1	947.5	828.2	1,015.7	1,059.7	1,207.8	4.3	14.0
Professional, scientific and technical	349.4	362.8	297.3	296.4	279.0	281.0	(5.9)	0.7
Management of companies and enterprises	14.4	57.6	32.9	26.9	13.1	14.3	(51.3)	9.2
Admin, waste and remediation services	99.0	107.7	113.2	277.4	271.1	225.6	(2.3)	(16.8)
Arts, entertainment and recreation	144.1	216.6	191.3	248.3	n/a	339.2	n/a	n/a
Accommodation and food services	431.0	467.7	543.0	579.7	n/a	646.9	n/a	n/a
Education services	726.2	871.6	1,020.7	1,179.0	1,374.7	1,188.4	16.6	(13.6)
Health services	612.3	711.0	993.9	1,199.6	1,037.4	994.1	(13.5)	(4.2)
Public administration	2,017.6	2,386.8	2,697.0	3,086.2	3,723.2	3,573.2	20.6	(4.0)
Other services	170.4	207.4	217.9	155.6	154.1	150.8	(1.0)	(2.1)
Housing	8,006.4	10,040.4	10,993.1	13,298.9	14,522.2	14,666.2	9.2	1.0
Total	25,434.1	29,664.7	33,254.2	39,912.2	42,086.1	44,030.2	5.4	4.6

Public	4,611.1	5,352.2	6,106.3	7,130.2	8,655.1	8,906.8	21.4	2.9
Private	20,823.1	24,312.4	27,147.9	32,782.0	33,431.0	35,123.4	2.0	5.1
Total	25,434.2	29,664.6	33,254.2	39,912.2	42,086.1	44,030.2	5.4	4.6

Machinery and equipment	8,305.8	8,922.8	10,215.4	11,471.5	12,186.3	12,576.3	6.2	3.2
Construction	17,128.4	20,741.9	23,038.8	28,440.7	29,899.7	31,453.9	5.1	5.2
Total	25,434.2	29,664.7	33,254.2	39,912.2	42,086.0	44,030.2	5.4	4.6

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada.

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	65

Table A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2007

Commodity	U.S.	Japan	European Union (1)	Other Markets	Total - All Countries
	($ millions)
Solid wood products	5,222	1,037	359	545	7,164
Lumber (softwood)	3,377	741	250	405	4,773
Cedar shakes and shingles	253	0	10	7	270
Plywood (softwood)	258	12	15	5	290
Other panel products	466	52	3	33	554
Selected value-added wood products	579	56	9	29	674
Logs	178	133	0	58	369
Other	111	43	71	9	235

Pulp and paper products	2,151	313	452	2,203	5,118
Pulp	926	299	407	1,746	3,379
Newsprint	245	5	1	183	433
Paper, paperboard – excluding newsprint	841	6	43	246	1,137
Other	139	2	1	27	169

Agriculture and food other than fish	1,088	103	42	240	1,472
Fruit and nuts	176	12	10	19	217
Vegetables	196	10	4	2	213
Other	716	80	27	219	1,042

Fish products	543	138	62	154	897
Whole fish; fresh, chilled, frozen – excluding salmon	58	29	18	54	159
Whole salmon; fresh, chilled, frozen	339	20	11	12	383
Salmon; canned, smoked, etc	2	1	29	8	39
Other	144	87	5	81	316

Metallic mineral products	901	1,527	185	794	3,407
Copper ores and concentrates	0	754	0	367	1,121
Molybdenum ores and concentrates	72	139	148	76	436
Unwrought aluminum	53	509	3	201	766
Unwrought zinc	600	23	12	107	743
Other	176	101	21	43	341

Fabricated metal products	779	12	15	275	1,082

Energy products	3,733	838	668	961	6,200
Natural gas	2,698	0	0	0	2,698
Coal	8	838	668	960	2,474
Electricity	640	0	0	0	640
Other	387	0	0	1	388

Machinery and equipment	2,452	61	397	565	3,476
Motor vehicles and parts	315	0	7	33	356
Electrical/electronic/communications	485	13	104	115	717
Scientific/photographic/measuring equipment, etc.	228	7	72	86	392
Other	1,424	41	214	331	2,011

Plastics and articles of plastic	438	2	8	31	479
Chemicals and chemical products	451	53	43	132	678
Apparel and accessories	126	5	14	11	155
Textiles	26	0	8	24	59

All other commodities	1,182	13	66	95	1,356
Total	19,092	4,102	2,319	6,029	31,542

(1)            As of January 1, 2007, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

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66	Appendix 1 – Economic Review

Table A1 .8	British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2005	2006	2007	2006-2007	2006	2007
	($ millions)			(per cent)
United Kingdom	421	386	402	4.0	1.2	1.3
Germany	471	447	464	3.7	1.3	1.5
People’s Republic of China	1,325	1,486	1,744	17.4	4.4	5.5
Hong Kong	213	199	167	(16.4)	0.6	0.5
Taiwan	499	521	462	(11.2)	1.6	1.5
Japan	4,164	4,706	4,102	(12.8)	14.1	13.0
South Korea	1,168	1,365	1,308	(4.2)	4.1	4.1
India	197	346	234	(32.3)	1.0	0.7
Australia	180	171	224	30.3	0.5	0.7
Mexico	237	185	199	7.2	0.6	0.6
United States	22,101	20,519	19,092	(7.0)	61.3	60.5
Other	3,192	3,137	3,145	0.3	9.4	10.0
Total	34,167	33,468	31,542	(5.8)	100.0	100.0
Market Areas:
Western Europe (1)	2,453	2,263	2,295	1.4	6.8	7.3
Pacific Rim (2)	8,078	9,035	8,596	(4.9)	27.0	27.3

(1)  Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2)  Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC Stats

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	67

Table A1.9   Historical Commodity Prices (in US Dollars)

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Metals
Copper (London; $/lb)	1.03	0.75	0.71	0.82	0.72	0.71	0.81	1.30	1.67	3.07	3.24
Lead (London; $/lb)	0.28	0.24	0.23	0.21	0.22	0.21	0.23	0.40	0.44	0.59	1.17
Zinc (London; $/lb)	0.65	0.51	0.53	0.56	0.44	0.35	0.39	0.48	0.63	1.49	1.47
Gold (London; $/troy oz)	331	294	279	280	271	310	363	409	445	604	697
Silver (London; $/troy oz)	4.89	5.53	5.25	5.00	4.39	4.60	4.88	6.66	7.32	11.55	13.38
Molybdenum ($/lb)	4.18	3.31	2.65	2.51	2.31	3.59	5.21	15.92	31.05	24.46	30.22
Aluminum (London; $/lb)	0.73	0.62	0.62	0.69	0.65	0.61	0.65	0.78	0.86	1.17	1.20
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	353	287	342	256	247	235	270	394	355	296	249
Pulp (Northern Europe; $/tonne; transaction price)	566	515	523	681	543	463	523	616	611	674	793
Newsprint (Pulp and Paper Week; $/tonne)	560	595	513	564	588	468	501	549	608	667	597
Hemlock baby squares (Madison’s Lumber Reporter; 3 9/16”)	821	556	585	566	583	593	535	614	540	584	609
Other
Oil (West Texas Intermediate; $/barrel)	21	14	19	30	26	26	31	42	57	66	72
Natural Gas (Sumas; $/Mmbtu)	1.70	1.61	2.15	4.17	4.58	2.68	4.66	5.27	7.15	6.28	6.51

Sources: Ministry of Finance, Ministry of Energy, Mines and Petroleum Resources, US Federal Reserve Bank

2008 Financial and Economic Review – July 2008

68	Appendix 1 – Economic Review

Table A1.10   British Columbia Forest Sector Economic Activity Indicators

Indicator	2003	2004	2005	2006	2007	Change (1) 2006-2007
	(million cubic meters)					(per cent)
Wood production
Timber billed	61.9	92.4	83.1	81.5	75.6	(7.3)
Lumber	36.0	39.9	41.0	41.1	36.7	(10.7)
Plywood	1.7	1.9	1.9	1.8	NA	NA
	(million cubic meters)
Timber scaled by species
Lodgepole pine	29.5	30.3	37.7	36.7	32.1	(12.5)
Spruce	13.2	11.7	12.0	11.8	10.3	(12.5)
Hemlock	7.0	9.3	7.6	7.4	7.2	(2.4)
Douglas fir	10.1	12.8	11.0	9.9	8.7	(12.4)
Balsam	5.7	6.1	5.1	5.0	4.6	(7.4)
Cedar	5.4	7.3	5.9	5.4	5.7	6.1
All others	4.1	4.5	4.4	4.4	4.3	(2.6)
Total (2)	75.0	81.9	83.8	80.6	72.9	(9.5)
	(million cubic meters)
Harvest volumes
	66.6	72.2	73.5	71.4	65.0	(9.0)
	(million tonnes)
Pulp and paper shipments	7.6	7.7	7.9	7.8	7.2	(7.4)
Market pulp	4.8	4.7	4.9	4.7	4.7	(0.4)
Newsprint, paper and paperboard	2.9	3.0	3.0	3.0	2.8	(8.5)
	(1997=100)
Industrial product price indices
Softwood lumber – British Columbia	72.6	85.2	74.7	70.6	65.9	(6.7)
Douglas fir plywood	110.8	126.5	94.6	89.9	90.2	0.3
Bleached sulphate pulp	97.2	104.1	97.0	97.9	103.8	6.0
Newsprint for export	89.3	91.4	94.2	94.6	83.0	(12.3)

(1)  Percentage change based on unrounded numbers.

(2)  Total may not add due to rounding.

Sources:	Timber scaled (less waste and reject) – Ministry of Forests and Range
Lumber and plywood production – Statistics Canada
Pulp and paper production – Canadian Pulp and Paper Association
Industrial product price indices – Statistics Canada

2008 Financial and Economic Review – July 2008

Appendix 1 – Economic Review	69

Table A1 .11   Historical Value of Mineral, Petroleum and Natural Gas Shipments

Year	Metals	Industrial Minerals (1)	Construction Aggregates (2)	Coal	Crude Oil (3)	Natural Gas to Pipeline	Other oil and Gas (4)	Total
	($ millions)	($ millions)	($ millions)	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	249	219	797	461	1,577	53	4,539
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,532
2002	1,288	310	231	1,035	714	3,458	79	7,114
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,523
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007 (e)	2,987	424	296	1,965	989	5,723	200	12,584

(e) Estimate.

(1)  Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

(2)  Sand and gravel; stone.

(3)  Includes Pentanes and Condensate.

(4)  Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroluem Resources

Table A1.12   Petroleum and Natural Gas Activity Indicators

								Change
Indicator	Unit of Measure	2002	2003	2004	2005	2006	2007	2006-2007
								(per cent)
Natural gas production (wellhead) (1)	(billion cubic m)	32.4	30.8	32.0	32.8	33.0	32.6	(1.2)
Crude oil and condensate	(million cubic m)	3.3	2.8	2.7	2.5	2.4	2.2	(8.3)
Wells authorized	(number)	876.0	1,399.0	1,698.0	1,790.0	1,730.0	1,205.0	(30.3)
Wells drilled	(number)	643.0	1,041.0	1,270.0	1,426.0	1,416.0	901.0	(36.4)
Seismic crew-weeks	(number)	160.0	164.0	194.0	430.0	334.0	274.7	(17.8)
Provincial reserves
Marketable gas (remaining reserves)	(billion cubic m)	255.0	260.0	317.0	363.0	380.1	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.6	22.4	22.0	20.9	18.2	n/a	n/a
Provincial government petroleum and natural gas revenue (2)	($ millions)	1,241.7	2,114.4	1,794.5	2,560.5	2,139.0	2,360.2	10.3

(1)  Not including gas retrieved from storage. During 2006, 0.81 billion cubic metres were produced from storage wells.

(2)  Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Energy, Mines and Petroleum Resources

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70	Appendix 1 – Economic Review

Table A1.13   Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption
	Net Generation
				Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Consumption	and Imports	Supply	and Exports	Generation	Demand	Net Exports
(gigawatt-hours) (1)
1987	61,057	2,010	63,066	1,203	64,269	13,336	50,934	64,269	12,133
1988	58,573	2,370	60,943	2,351	63,293	9,215	54,078	63,293	6,865
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960

(1)  Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada

2008 Financial and Economic Review – July 2008

Appendix 2

Financial Review

72	Appendix 2 – Financial Review

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•            ministries;

•            service delivery agencies;

•            the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•            commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations(1) are disclosed on a modified equity basis – i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

(1)    Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	73

Revenue and expenditure are recorded on an accrual basis of accounting except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on a cash basis. Assets are recorded to the extent that they represent financial claims by government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

2007/08 Public Accounts Audit Reservations

British Columbia is a leader in complying with GAAP and is recognized widely for the transparency of its budget and financial reports. BC’s new Auditor General favours a different application of GAAP, and has expressed reservation in specific areas of longstanding policy and practice.

The Auditor General had four areas of reservation, including a scope limitation on the valuation of resource roads, recommendation to recognize a land transfer related to a First Nation settlement in the government’s accounts, recommendation to report oil and natural gas producer royalty credits on the gross basis as an increase to revenue and expense, and a recommendation to accrue deep well royalty credits as a liability before royalty revenues are accrued. These reservations would have added $620 million to revenue and $679 million to expense, primarily due to the impact of the royalty credits and land transfer, with an overall net reduction of $59 million to the 2007/08 surplus.

The Public Accounts are prepared on the basis of GAAP established by the Public Sector Accounting Board and are consistent with the treatment of other senior governments in Canada who have similar programs or transactions. These areas where professional judgment differs have been fully explored through consultation within government, with other jurisdictions, and with the broader accounting profession.

The government will continue to work with the professional accounting community and the Office of the Auditor General in conjunction to further explore the application of Canadian public sector accounting guidance in these areas. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2007/08 Public Accounts.

Supplementary Schedules

The following tables provide multi-year financial information on the government of British Columbia including operating results and financial position, as well as details on revenue, expense, debt and capital spending.

2008 Financial and Economic Review – July 2008

74	Appendix 2 – Financial Review

Table A2.1 2007/08 Forecasts – Year in Review

($ millions)	Q1 Updates	Q2 Updates	Q3 Updates	Q4 Updates	Total Changes
Budget 2007 Fiscal Plan (February 20, 2007)	400				400
2007/08 surplus – first Quarterly Report		1,600
2007/08 surplus – second Quarterly Report			2,125
2007/08 surplus – third Quarterly Report				1,970
Revenue increases (decreases):
Personal income tax:
Base – improved economic growth and continuation of robust earnings from higher-income taxpayers in 2007	124	120	51	129	424
Prior-year adjustment – 2006 tax assessments	(75)	78	54	86	143
Corporate income tax:
Base – improved 2007 federal government outlook	89	127	27	7	250
Prior-year adjustment – improved 2006 corporate profits and tax assessments including higher impact of duty deposit refunds on forest firms’ income	288	294	1	22	605
Social service tax – stronger 2007 economic and sales growth	200	—	1	(19)	182
Property tax – lower than expected property tax base	(69)	—	(6)	7	(68)
Property transfer tax – strong year-to-date results and improved market outlook	96	50	25	(7)	164
Other tax	9	6	8	12	35
Natural gas royalties – lower natural gas prices and volumes	(369)	(164)	4	(38)	(567)
Other energy, metals and mineral revenues – higher metal, oil prices and sales of Crown land drilling rights	(30)	17	12	26	25
Forest revenue – lower harvest volumes, lower price in 2008, higher Canadian dollar	(28)	(120)	(112)	—	(260)
– estimated Softwood Lumber Agreement 2006 border tax collections	(71)	32	2	(11)	(48)
Federal transfers:
Canada Health transfer – impact of tax points and population changes on prior years	60	(20)	8	(95)	(47)
Health trusts – HPV immunization and Patient wait times guarantee (deferred to 2008/09)	116	—	(116)	—	—
Canada Social transfer – impact of tax points and population changes on prior years	50	1	16	(50)	17
eco-Trust	199	—	—	—	199
Other transfers	169	55	(15)	10	219
All other taxpayer-supported changes	128	101	215	253	697
Commercial Crown corporation net income:
Liquor Distribution Branch – lower operating costs	12	23	—	13	48
BC Rail – timing of asset dispositions	(13)	(17)	(2)	(15)	(47)
ICBC – primarily higher premium revenue and the sale of Surrey Central City Mall	259	53	57	39	408
Other Crown corporation changes – mainly BCLC	(4)	(1)	5	62	62
Total revenue changes	1,140	635	235	431	2,441
Less: expense increases (decreases):
Climate Action Dividend	—	—	450	(10)	440
Priority initiatives (excluding BC150 Cultural Fund – internal CRF transfer; the Q4 Update reflects the distribution of funding among the functions)	—	—	445	(445)	—
Health – lower Pharmacare costs and health funding allocated to health-related education, partially offset by higher health costs for social assistance clients	(4)	36	(59)	(39)	(66)
Education – mainly health-funded medical education programs	9	55	(173)	254	145
Social services – redirection of spending to client medical costs	35	8	14	(117)	(60)
Protection of persons and property – mainly flood costs and disaster assistance	81	4	29	(54)	60
Transportation – higher highway maintenance costs recovered from third parties	(20)	34	—	13	27
Natural resources and economic development – includes forest fire and BC Timber Sales costs, climate action initiatives, and costs acssociated with the Musqueam agreement	131	33	16	160	340
Other - spending of priority arts and cultue initiatives, partially offset by lower housing costs	10	11	(37)	66	50
Contingencies – funding not required	—	—	—	(107)	(107)
General government – lower administration costs	17	3	32	(62)	(10)
Interest – mainly reduced operating debt levels	(69)	(74)	23	6	(114)
Total expense changes	190	110	740	(335)	705

Subtotal	950	525	(505)	766	1,736
Forecast allowance decrease	250	—	350	150	750
Net change	1,200	525	(155)	916	2,486
2007/08 surplus – first Quarterly Report	1,600
2007/08 surplus – second Quarterly Report		2,125
2007/08 surplus – third Quarterly Report			1,970
2007/08 surplus Public Accounts				2,886	2,886

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	75

Table A2.2   Operating Statement – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Revenue	25,372	26,807	29,701	28,166	27,773	29,162	33,368	35,974	38,505	39,831	5.1
Expense	(26,333)	(26,820)	(28,439)	(30,321)	(30,227)	(30,354)	(30,647)	(32,151)	(34,162)	(36,501)	3.7
Surplus/(deficit) before unusual items	(961)	(13)	1,262	(2,155)	(2,454)	(1,192)	2,721	3,823	4,343	3,330
Joint trusteeship	—	—	(52)	1,464	—	—	—	—	—	—
Restructuring exit expenses	—	—	—	(347)	(169)	(123)	—	—	—	—
Negotiating Framework incentive payments	—	—	—	—	—	—	—	(710)	(264)	(4)
Climate Action Dividend	—	—	—	—	—	—	—	—	—	(440)
Surplus/(deficit)	(961)	(13)	1,210	(1,038)	(2,623)	(1,315)	2,721	3,113	4,079	2,886

Per cent of GDP: (1)
Revenue	21.9	22.2	22.6	21.1	20.1	20.0	21.2	21.2	21.4	20.9	-0.5
Expense	22.8	22.2	21.7	22.7	21.9	20.8	19.5	19.0	18.9	19.2	-1.9
Growth rates:
Revenue	n/a	5.7	10.8	-5.2	-1.4	5.0	14.4	7.8	7.0	3.4	5.3
Expense	n/a	1.8	6.0	6.6	-0.3	0.4	1.0	4.9	6.3	6.8	3.7
Per capita: (2)
Revenue	6,369.9	6,682.8	7,353.2	6,906.1	6,748.5	7,017.9	7,937.6	8,444.1	8,912.7	9,093.3	4.0
Expense	6,611.2	6,686.0	7,040.8	7,434.4	7,344.8	7,304.8	7,290.3	7,546.7	7,907.4	8,333.1	2.6

(1)              Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2007/08 amounts divided by GDP for the 2007 calendar year).

(2)              Per capita revenue and expense is calculated using July 1 population (e.g. 2007/08 amounts divided by population on July 1, 2007).

2008 Financial and Economic Review – July 2008

76	Appendix 2 – Financial Review

Table A2.3   Statement of Financial Position – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	1,829	2,674	1,935	2,452	2,617	2,690	3,589	3,880	3,450	5,951	14.0
Other financial assets	4,549	5,244	5,746	5,643	5,331	6,293	6,627	6,995	7,914	8,233	6.8
Sinking funds	6,249	6,188	6,000	5,518	5,074	4,619	4,516	4,059	3,798	2,649	-9.1
Investments in commercial Crown corporations:
Retained earnings	3,054	2,735	2,795	2,456	2,631	3,047	3,195	3,476	4,426	5,090	5.8
Recoverable capital loans	7,704	7,304	7,111	7,246	7,231	7,512	6,901	6,916	7,170	7,719	0.0
	10,758	10,039	9,906	9,702	9,862	10,559	10,096	10,392	11,596	12,809	2.0
Warehouse borrowing program assets	658	1,320	1,312	1,067	—	—	— `	—	—	—	n/a
	24,043	25,465	24,899	24,382	22,884	24,161	24,828	25,326	26,758	29,642	2.4

Liabilities:
Accounts payable & accrued liabilities	6,457	6,797	6,692	5,632	6,003	7,007	6,788	7,288	7,094	7,955	2.3
Deferred revenue	1,816	2,077	2,072	2,349	2,998	4,002	5,181	5,695	5,989	7,136	16.4
Debt:
Taxpayer-supported debt	23,232	25,206	25,104	27,514	29,383	29,984	28,651	27,197	25,960	26,579	1.5
Self-supported debt	8,910	9,232	8,684	8,568	7,470	7,753	7,195	7,200	7,473	8,048	-1.1
Total provincial debt	32,142	34,438	33,788	36,082	36,853	37,737	35,846	34,397	33,433	34,627	0.8
Add: debt offset by sinking funds	6,249	6,188	6,000	5,518	5,074	4,619	4,515	4,059	3,798	2,649	-9.1
Less: guarantees and non-guaranteed debt	(707)	(934)	(602)	(484)	(433)	(415)	(449)	(399)	(410)	(442)	-5.1
Financial statement debt	37,684	39,692	39,186	41,116	41,494	41,941	39,912	38,057	36,821	36,834	-0.3
	45,957	48,566	47,950	49,097	50,495	52,950	51,881	51,040	49,904	51,925	1.4
Net liabilities	(21,914)	(23,101)	(23,051)	(24,715)	(27,611)	(28,789)	(27,053)	(25,714)	(23,146)	(22,283)	0.2
Capital and other assets:
Tangible capital assets	19,642	20,692	21,818	22,467	22,748	22,601	23,515	25,074	26,954	28,933	4.4
Other assets	338	462	496	473	465	475	546	761	839	801	10.1
	19,980	21,154	22,314	22,940	23,213	23,076	24,061	25,835	27,793	29,734	4.5
Accumulated surplus (deficit)	(1,934)	(1,947)	(737)	(1,775)	(4,398)	(5,713)	(2,992)	121	4,647	7,451	n/a
Per cent of GDP: (1)
Net liabilities	19.0	19.1	17.6	18.5	20.0	19.8	17.2	15.2	12.8	11.7	-5.2
Growth rates:
Net liabilities	n/a	5.4	-0.2	7.2	11.7	4.3	-6.0	-4.9	-10.0	-3.7	0.9
Per capita: (2)
Net liabilities	5,502	5,759	5,707	6,060	6,709	6,928	6,435	6,036	5,358	5,087	-0.9

(1)     Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2006/07 amount divided by GDP for the 2006 calendar year).

(2)     Per capita net liabilities is calculated using July 1 population (e.g. 2006/07 amount divided by population on July 1, 2006).

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	77

Table A2.4  Changes in Financial Position – 1998/99 to 2007/08

($ millions)	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	9-Year Total
(Surplus) deficit for the year	13	(1,210)	1,038	2,623	1,315	(2,721)	(3,113)	(4,079)	(2,886)	(9,020)
Comprehensive income	—	—	—	—	—	—	—	— (447)	82	(365)
Change in accumulated (surplus) deficit	13	(1,210)	1,038	2,623	1,315	(2,721)	(3,113)	(4,526)	(2,804)	(9,385)
Capital and other asset changes:
Taxpayer-supported capital investments	2,468	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	23,702
Less: amortization and other accounting changes	(1,418)	(1,441)	(1,446)	(1,620)	(2,221)	(1,449)	(1,594)	(1,529)	(1,693)	(14,411)
Increase in net capital assets	1,050	1,126	649	281	(147)	914	1,559	1,880	1,979	9,291
Increase (decrease) in other assets	124	34	(23)	(8)	10	71	215	78	(38)	463
	1,174	1,160	626	273	(137)	985	1,774	1,958	1,941	9,754
Increase (decrease) in net liabilities	1,187	(50)	1,664	2,896	1,178	(1,736)	(1,339)	(2,568)	(863)	369
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	845	(739)	517	165	73	899	291	(430)	2,501	4,122
Increase (decrease) in warehouse borrowing investments	662	(8)	(245)	(1,067)	—	—	—	—	—	(658)
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(319)	60	(339)	175	416	148	281	950	664	2,036
Self-supported capital investments	714	773	866	862	784	776	805	983	1,292	7,855
Less: loan repayments and other accounting changes	(1,114)	(966)	(731)	(877)	(503)	(1,387)	(790)	(729)	(743)	(7,840)
	(719)	(133)	(204)	160	697	(463)	296	1,204	1,213	(12,807)
Other working capital changes	33	424	198	(1,776)	(1,501)	(729)	(1,103)	558	(2,838)	(6,734)
	821	(456)	266	(2,518)	(731)	(293)	(516)	1,332	876	(16,077)
Increase (decrease) in financial statement debt	2,008	(506)	1,930	378	447	(2,029)	(1,855)	(1,236)	13	(850)
(Increase) decrease in sinking fund debt	61	188	482	444	455	104	456	261	1,149	3,600
Increase (decrease) in guarantees and non-guaranteed debt	227	(332)	(118)	(51)	(18)	34	(50)	11	32	(265)
Increase (decrease) in total provincial debt	2,296	(650)	2,294	771	884	(1,891)	(1,449)	(964)	1,194	2,485
Represented by increase (decrease) in:
Taxpayer-supported debt	1,974	(102)	2,410	1,869	601	(1,333)	(1,454)	(1,237)	619	3,347
Self-supported debt	322	(548)	(116)	(1,098)	283	(558)	5	273	575	(862)
Total provincial debt	2,296	(650)	2,294	771	884	(1,891)	(1,449)	(964)	1,194	2,485

2008 Financial and Economic Review – July 2008

78	Appendix 2 – Financial Review

Table A2.5 Revenue by Source – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Taxation revenue:
Personal income	5,423	5,824	5,963	5,366	4,150	4,877	5,050	5,838	6,905	6,956	2.8
Corporate income	1,102	943	1,054	1,522	612	775	1,255	1,426	1,538	2,250	8.3
Social service	3,204	3,332	3,626	3,552	3,794	4,024	4,156	4,367	4,714	5,072	5.2
Fuel and tobacco	1,373	1,200	1,175	1,158	1,293	1,522	1,603	1,612	1,627	1,627	1.9
Property and property transfer	1,661	1,678	1,714	1,784	1,948	2,092	2,265	2,560	2,646	2,863	6.2
Other	753	770	771	728	555	540	588	626	588	638	-1.8
	13,516	13,747	14,303	14,110	12,352	13,830	14,917	16,429	18,018	19,406	4.1
Natural resource revenue:
Natural gas royalties	194	328	1,249	836	1,056	1,230	1,439	1,921	1,207	1,132	21.7
Columbia River Treaty	16	100	632	360	100	230	258	319	223	246	35.5
Other energy and minerals	277	340	444	430	473	535	612	797	935	973	15.0
Forests	1,273	1,693	1,341	1,253	1,323	1,014	1,363	1,214	1,276	1,087	-1.7
Other resources	320	311	308	298	270	300	301	316	341	340	0.7
	2,080	2,772	3,974	3,177	3,222	3,309	3,973	4,567	3,982	3,778	6.9
Other revenue:
Medical Services Plan premiums	876	867	894	954	1,355	1,447	1,465	1,482	1,524	1,557	6.6
Post-secondary education fees	529	528	440	452	580	781	836	892	928	979	7.1
Other health-care related fees	190	207	211	221	217	231	228	225	237	248	3.0
Motor vehicle licences and permits	329	334	339	342	351	363	381	403	424	442	3.3
BC Ferries tolls	296	292	292	306	315	—	—	—	—	—	n/a
Other fees and licences	677	568	778	767	741	715	750	685	699	760	1.3
Investment earnings	1,346	1,595	1,470	1,274	1,024	950	833	949	1,032	1,139	-1.8
Sales of goods and services	646	729	1,064	1,006	986	714	741	719	678	638	-0.1
Miscellaneous	818	822	1,018	1,007	975	1,248	1,459	1,577	1,911	1,979	10.3
	5,707	5,942	6,506	6,329	6,544	6,449	6,693	6,932	7,433	7,742	3.4
Contributions from the federal government:
Health and social transfers	1,968	2,438	2,619	2,445	2,606	3,044	3,421	4,220	4,473	4,614	9.9
Equalization	—	125	—	158	543	(330)	979	590	459	—	n/a
Other cost shared agreements	581	617	677	717	674	905	822	1,015	1,454	1,317	9.5
	2,549	3,180	3,296	3,320	3,823	3,619	5,222	5,825	6,386	5,931	9.8
Commercial Crown corporation net income:
BC Hydro	395	416	446	403	418	111	402	266	407	370	-0.7
Liquor Distribution Branch	616	617	642	637	654	724	779	800	840	858	3.8
BC Lotteries (net of payments to federal gov	449	525	554	598	663	719	811	914	1,011	1,080	10.2
BCRC	22	(583)	(7)	(166)	4	41	183	33	30	13	-5.7
ICBC	61	190	(14)	(242)	80	352	383	191	381	633	29.7
Other	(23)	1	1	—	13	8	5	17	17	20	n/a
	1,520	1,166	1,622	1,230	1,832	1,955	2,563	2,221	2,686	2,974	7.7
Total revenue	25,372	26,807	29,701	28,166	27,773	29,162	33,368	35,974	38,505	39,831	5.1

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	79

Table A2.6  Revenue by Source Supplementary Information – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Per cent of GDP: (1)
Taxation	11.7	11.4	10.9	10.6	8.9	9.5	9.5	9.7	10.0	10.2	-1.5
Natural resources	1.8	2.3	3.0	2.4	2.3	2.3	2.5	2.7	2.2	2.0	1.1
Other	4.9	4.9	5.0	4.7	4.7	4.4	4.3	4.1	4.1	4.1	-2.1
Contributions from the federal government	2.2	2.6	2.5	2.5	2.8	2.5	3.3	3.4	3.5	3.1	3.9
Commercial Crown corporation net income	1.3	1.0	1.2	0.9	1.3	1.3	1.6	1.3	1.5	1.6	1.9
Total revenue	21.9	22.2	22.6	21.1	20.1	20.0	21.2	21.2	21.4	20.9	-0.5
Growth rates:
Taxation	n/a	1.7	4.0	-1.3	-12.5	12.0	7.9	10.1	9.7	7.7	4.4
Natural resources	n/a	33.3	43.4	-20.1	1.4	2.7	20.1	15.0	-12.8	-5.1	8.6
Other	n/a	4.1	9.5	-2.7	3.4	-1.5	3.8	3.6	7.2	4.2	3.5
Contributions from the federal government	n/a	24.8	3.6	0.7	15.2	-5.3	44.3	11.5	9.6	-7.1	10.8
Commercial Crown corporation net income	n/a	-23.3	39.1	-24.2	48.9	6.7	31.1	-13.3	20.9	10.7	10.7
Total revenue	n/a	5.7	10.8	-5.2	-1.4	5.0	14.4	7.8	7.0	3.4	5.3
Per capita: (2)
Taxation	3,393	3,427	3,541	3,460	3,001	3,328	3,548	3,856	4,171	4,430	3.0
Natural resources	522	691	984	779	783	796	945	1,072	922	863	5.7
Other	1,433	1,481	1,611	1,552	1,590	1,552	1,592	1,627	1,721	1,767	2.4
Contributions from the federal government	640	793	816	814	929	871	1,242	1,367	1,478	1,354	8.7
Commercial Crown corporation net income	382	291	402	302	445	470	610	521	622	679	6.6
Total revenue	6,370	6,683	7,353	6,906	6,749	7,018	7,938	8,444	8,913	9,093	4.0

Real Per Capita Revenue (2007 $) (3)	7,502	7,787	8,417	7,776	7,423	7,554	8,379	8,738	9,069	9,093	2.2
Growth rate (per cent)	n/a	3.8	8.1	-7.6	-4.5	1.8	10.9	4.3	3.8	0.3	2.3

(1)    Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2007/08 revenue divided by GDP for the 2007 calendar year). Totals may not add due to rounding.

(2)    Per capita revenue is calculated using July 1 population (e.g. 2007/08 revenue divided by population on July 1, 2007). Totals may not add due to rounding.

(3)    Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 revenue).

2008 Financial and Economic Review – July 2008

80	Appendix 2 – Financial Review

Table A2.7 Expense by Function(1) – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	1,848	1,956	2,118	2,367	2,461	2,540	2,546	2,696	2,969	3,247	6.5
Pharmacare	504	569	657	717	728	723	793	868	914	955	7.4
Regional services	5,213	5,786	6,174	6,938	7,202	7,387	7,565	8,112	8,500	9,038	6.3
Other healthcare expenses	459	464	481	541	571	600	625	754	867	996	9.0
	8,024	8,775	9,430	10,563	10,962	11,250	11,529	12,430	13,250	14,236	6.6
Education:
Elementary and secondary	3,878	4,068	4,318	4,495	4,542	4,687	4,757	4,829	5,272	5,521	4.0
Post-secondary	2,386	2,398	2,703	3,002	3,127	3,329	3,536	3,906	4,056	4,303	6.8
Other education expenses	188	194	195	205	223	210	206	182	159	165	-1.4
	6,452	6,660	7,216	7,702	7,892	8,226	8,499	8,917	9,487	9,989	5.0
Social services:
Social assistance	1,563	1,452	1,463	1,419	1,431	1,190	1,051	1,151	1,277	1,297	-2.1
Child welfare	1,033	1,018	1,038	1,179	982	838	819	892	1,027	992	-0.4
Community living and other services	512	607	713	821	673	725	728	681	588	757	4.4
	3,108	3,077	3,214	3,419	3,086	2,753	2,598	2,724	2,892	3,046	-0.2
Protection of persons and property	1,058	1,188	1,173	1,216	1,248	1,362	1,204	1,379	1,326	1,579	4.5
Transportation	1,967	1,609	1,470	1,448	1,606	1,120	1,308	1,196	1,251	1,379	-3.9
Natural resources & economic development	1,552	1,436	1,790	1,847	1,533	1,630	1,670	1,570	1,641	1,974	2.7
Other	681	709	731	814	821	1,075	1,027	1,089	1,278	1,398	8.3
General government	439	430	435	564	539	490	505	644	768	669	4.8
Interest	3,052	2,936	2,980	2,748	2,540	2,448	2,307	2,202	2,269	2,231	-3.4
Total expense	26,333	26,820	28,439	30,321	30,227	30,354	30,647	32,151	34,162	36,501	3.7
Per cent of total expense:
Health	30.5	32.7	33.2	34.8	36.3	37.1	37.6	38.7	38.8	39.0	2.8
Education	24.5	24.8	25.4	25.4	26.1	27.1	27.7	27.7	27.8	27.4	1.2
Social services and housing	11.8	11.5	11.3	11.3	10.2	9.1	8.5	8.5	8.5	8.3	-3.8
Protection of persons and property	4.0	4.4	4.1	4.0	4.1	4.5	3.9	4.3	3.9	4.3	0.8
Transportation	7.5	6.0	5.2	4.8	5.3	3.7	4.3	3.7	3.7	3.8	-7.3
Natural resources & economic development	5.9	5.4	6.3	6.1	5.1	5.4	5.4	4.9	4.8	5.4	-1.0
Other	2.6	2.6	2.6	2.7	2.7	3.5	3.4	3.4	3.7	3.8	4.5
General government	1.7	1.6	1.5	1.9	1.8	1.6	1.6	2.0	2.2	1.8	1.1
Interest	11.6	10.9	10.5	9.1	8.4	8.1	7.5	6.8	6.6	6.1	-6.9
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)    Excludes unusual items.

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	81

Table A2.8   Expense by Function (1) Supplementary Information – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001 /02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Per cent of GDP: (2)
Health	6.9	7.3	7.2	7.9	7.9	7.7	7.3	7.3	7.3	7.5	0.8
Education	5.6	5.5	5.5	5.8	5.7	5.6	5.4	5.3	5.3	5.2	-0.7
Social services and housing	2.7	2.5	2.4	2.6	2.2	1.9	1.7	1.6	1.6	1.6	-5.6
Protection of persons and property	0.9	1.0	0.9	0.9	0.9	0.9	0.8	0.8	0.7	0.8	-1.1
Transportation	1.7	1.3	1.1	1.1	1.2	0.8	0.8	0.7	0.7	0.7	-9.1
Natural resources & economic development	1.3	1.2	1.4	1.4	1.1	1.1	1.1	0.9	0.9	1.0	-2.8
Other	0.6	0.6	0.6	0.6	0.6	0.7	0.7	0.6	0.7	0.7	2.5
General government	0.4	0.4	0.3	0.4	0.4	0.3	0.3	0.4	0.4	0.4	-0.9
Interest	2.6	2.4	2.3	2.1	1.8	1.7	1.5	1.3	1.3	1.2	-8.6
Total expense	22.8	22.2	21.7	22.7	21.9	20.8	19.5	19.0	18.9	19.2	-1.9
Growth rates:
Health	n/a	9.4	7.5	12.0	3.8	2.6	2.5	7.8	6.6	7.4	6.6
Education	n/a	3.2	8.3	6.7	2.5	4.2	3.3	4.9	6.4	5.3	5.0
Social services and housing	n/a	-1.0	4.5	6.4	-9.7	-10.8	-5.6	4.8	6.2	5.3	0.0
Protection of persons and property	n/a	12.3	-1.3	3.7	2.6	9.1	-11.6	14.5	-3.8	19.1	5.0
Transportation	n/a	-18.2	-8.6	-1.5	10.9	-30.3	16.8	-8.6	4.6	10.2	-2.7
Natural resources & economic development	n/a	-7.5	24.7	3.2	-17.0	6.3	2.5	-6.0	4.5	20.3	3.4
Other	n/a	4.1	3.1	11.4	0.9	30.9	-4.5	6.0	17.4	9.4	8.7
General government	n/a	-2.1	1.2	29.7	-4.4	-9.1	3.1	27.5	19.3	-12.9	5.8
Interest	n/a	-3.8	1.5	-7.8	-7.6	-3.6	-5.8	-4.6	3.0	-1.7	-3.4
Total expense	n/a	1.8	6.0	6.6	-0.3	0.4	1.0	4.9	6.3	6.8	3.7
Per capita: (2)
Health	2,015	2,188	2,335	2,590	2,664	2,707	2,743	2,918	3,067	3,250	5.5
Education	1,620	1,660	1,786	1,888	1,918	1,980	2,022	2,093	2,196	2,280	3.9
Social services and housing	780	767	796	838	750	663	618	639	669	695	-1.3
Protection of persons and property	266	296	290	298	303	328	286	324	307	360	3.4
Transportation	494	401	364	355	390	270	311	281	290	315	-4.9
Natural resources & economic development	390	358	443	453	373	392	397	369	380	451	1.6
Other	171	177	181	200	199	259	244	256	296	319	7.2
General government	110	107	108	138	131	118	120	151	178	153	3.7
Interest	766	732	738	674	617	589	549	517	525	509	-4.4
Total expense	6,612	6,686	7,041	7,434	7,345	7,306	7,290	7,548	7,908	8,332	2.6
Real Per Capita Expense (2007 $) (4)	7,786	7,791	8,059	8,370	8,079	7,862	7,696	7,809	8,046	8,333	0.8
Growth rate (per cent)	n/a	0.1	3.4	3.9	-3.5	-2.7	-2.1	1.5	3.0	3.6	0.8

(1)          Excludes unusual items.

(2)          Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2007/08 expense divided by GDP for the 2007 calendar year). Totals may not add due to rounding.

(3)          Capital expense is calculated using July 1 population (e.g. 2007/08 expense divided by population on July 1, 2007). Totals may not add due to rounding.

(4)          Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 expense).

2008 Financial and Economic Review – July 2008

82	Appendix 2 – Financial Review

Table A2.9   Full-Time Equivalents (FTEs) – 1998/99 to 2007/08

	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	33,106	33,106	33,579	33,495	29,751	29,049	27,252	27,129	28,647	30,224	-1.0
Service delivery agencies	9,527	9,527	8,450	8,447	7,814	4,570	3,822	3,992	3,917	4,128	-8.9
Total FTEs	42,633	42,633	42,029	41,942	37,565	33,619	31,074	31,121	32,564	34,352	-2.4
Growth rates:
Ministries and special offices (CRF)	n/a	0.0	1.4	-0.3	-11.2	-2.4	-6.2	-0.5	5.6	5.5	-0.9
Service delivery agencies	n/a	0.0	-11.3	0.0	-7.5	-41.5	-16.4	4.4	-1.9	5.4	-7.6
Population per FTE: (1)
Total FTEs	93.4	94.1	96.1	97.2	109.6	123.6	135.3	136.9	132.7	127.5	3.5

(1)          Population per FTE is calculated using July 1 population (e.g. population on July 1, 2007 divided by 2007/08 FTEs).

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	83

Table A2.10   Capital Spending – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools (K–12)	447	595	595	459	383	313	239	286	322	380	-1.8
Post-secondary	230	217	254	391	412	605	696	790	874	782	14.6
Health	316	350	459	275	422	420	568	848	760	881	12.1
BC Transportation Financing Authority	384	478	485	344	275	407	513	713	821	884	9.7
Vancouver Convention Centre expansion	—	—	—	—	—	56	51	85	105	251	n/a
Rapid Transit Project 2000	189	396	300	210	35	14	15	16	15	—	n/a
BC Ferries	153	121	55	55	58	—	—	—	—	—	n/a
Government operating (ministries)	243	181	208	228	208	214	215	320	355	335	3.6
Other	194	130	211	133	108	45	66	95	157	159	-2.2
	2,156	2,468	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	6.1
Self-supported:
BC Hydro	387	403	412	517	676	574	528	610	807	1,072	12.0
BC Transmission Corporation	—	—	—	—	—	—	—	21	50	70	n/a
Columbia River power projects	24	52	126	118	54	100	84	30	19	29	2.1
BC Rail	92	155	124	78	52	33	30	15	19	20	-15.6
ICBC	25	91	78	107	41	26	31	27	22	23	-0.9
BC Lotteries	13	10	13	20	30	49	93	83	44	60	18.5
Liquor Distribution Branch	5	3	20	26	9	2	10	19	22	18	15.3
	546	714	773	866	862	784	776	805	983	1,292	10.0
Total capital spending	2,702	3,182	3,340	2,961	2,763	2,858	3,139	3,958	4,392	4,964	7.0

Per cent of GDP: (1)
Taxpayer-supported	1.9	2.0	2.0	1.6	1.4	1.4	1.5	1.9	1.9	1.9	0.4
Self-supported	0.5	0.6	0.6	0.6	0.6	0.5	0.5	0.5	0.5	0.7	4.1
Total	2..3	2.6	2.5	2.2	2.0	2.0	2.0	2..3	2.4	2.6	1.2
Growth rates:
Taxpayer-supported	n/a	14.5	4.0	-18.4	-9.3	9.1	13.9	33.4	8.1	7.7	7.0
Self-supported	n/a	30.8	8.3	12.0	-0.5	-9.0	-1.0	3.7	22.1	31.4	10.9
Total	n/a	17.8	5.0	-11.3	-6.7	3.4	9.8	26.1	11.0	13.0	7.6
Per capita: (2)
Taxpayer-supported	541	615	636	514	462	499	562	740	789	838	5.0
Self-supported	137	178	191	212	209	189	185	189	228	295	8.9
Total	678	793	827	726	671	688	747	929	1,017	1,133	5.9

Real Per Capita Capital Spending (2007 $) (3)	799	924	947	817	739	740	788	961	1,034	1,133	4.0
Growth rate (per cent)	n/a	15.7	2.4	-13.6	-9.7	0.2	6.5	22.0	7.6	9.5	4.5

(1)          Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2007/08 amounts divided by GDP for the 2007 calendar year). Totals may not add due to rounding.

(2)          Per capita capital spending is calculated using July 1 population (e.g. 2007/08 amounts divided by population on July 1, 2007). Totals may not add due to rounding.

(3)          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 capital spending).

2008 Financial and Economic Review – July 2008

84	Appendix 2 – Financial Review

Table A2.11   Provincial Debt – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	12,056	13,675	12,007	13,779	15,447	15,694	14,510	11,923	9,505	8,264	-4.1
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	3,291	3,639	3,910	4,126	4,333	4,409	4,483	4,588	4,724	4,906	4.5
Post-secondary institutions	1,508	1,545	1,543	1,697	1,749	2,066	2,284	2,650	2,909	3,314	9.1
	4,799	5,184	5,453	5,823	6,082	6,475	6,767	7,238	7,633	8,220	6.2
Health facilities	1,406	1,584	1,926	2,075	2,146	2,217	2,119	2,459	2,899	3,345	10.1
Highways, ferries and public transit
BC Transportation Financing Authority	1,433	1,843	2,197	2,514	2,661	2,764	2,474	2,699	3,237	3,948	11.9
Public transit	987	952	948	936	930	914	906	904	892	897	-1.1
SkyTrain extension	133	488	836	1,044	1,105	1,119	1,135	1,145	1,153	1,153	27.1
Rapid Transit Project 2000 Ltd	56	101	114	47	3	—	—	—	—	—	n/a
BC Transit	59	79	75	79	87	83	78	80	96	84	4.0
BC Ferries	973	24	21	19	—	—	—	—	—	—	n/a
	3,641	3,487	4,191	4,639	4,786	4,880	4,593	4,828	5,378	6,082	5.9
Other
BC Buildings	715	615	610	596	456	317	241	246	—	—	n/a
Social Housing	183	205	265	299	161	156	133	189	216	218	2.0
Homeowner Protection Office	11	34	71	113	123	129	130	110	110	132	31.8
552513 BC Ltd. (Skeena Cellulose)	—	—	337	—	—	—	—	—	—	—	n/a
Other	421	422	244	190	182	116	158	204	219	318	-3.1
	1,330	1,276	1,527	1,198	922	718	662	749	545	668	-7.4
Total other taxpayer-supported debt	11,176	11,531	13,097	13,735	13,936	14,290	14,141	15,274	16,455	18,315	5.6
Total taxpayer-supported debt	23,232	25,206	25,104	27,514	29,383	29,984	28,651	27,197	25,960	26,579	1.5

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,327	6,880	6,649	6,670	6,784	7,040	6,906	6,892	7,144	7,633	0.5
BC Transmission Corporation	—	—	—	—	—	—	—	37	37	86	n/a
Columbia River power projects	94	94	113	184	165	215	257	247	236	219	9.9
BC Rail	607	655	603	614	494	477	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	221	280	—	—	—	—	—	—	—	—	n/a
Liquor Distribution Branch	3	3	2	13	9	7	6	5	3	2	n/a
Post-secondary institutions’ subsidiaries	—	—	5	20	18	14	26	19	53	108	n/a
	8,252	7,912	7,372	7,501	7,470	7,753	7,195	7,200	7,473	8,048	-0.3
Warehouse borrowing program	658	1,320	1,312	1,067	—	—	—	—	—	—
Total self-supported debt	8,910	9,232	8,684	8,568	7,470	7,753	7,195	7,200	7,473	8,048	-1.1
Total provincial debt	32,142	34,438	33,788	36,082	36,853	37,737	35,846	34,397	33,433	34,627	0.8

2008 Financial and Economic Review – July 2008

Appendix 2 – Financial Review	85

Table A2.12   Provincial Debt Supplementary Information – 1998/99 to 2007/08

($ millions)	Actual 1998/99	Actual 1999/00	Actual 2000/01	Actual 2001/02	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Average annual change
											(per cent)
Per cent of GDP: (1)
Taxpayer-supported debt:
Provincial government direct operating	10.4	11.3	9.1	10.3	11.2	10.8	9.2	7.0	5.3	4.3	-9.3
Education facilities	4.2	4.3	4.2	4.4	4.4	4.4	4.3	4.3	4.2	4.3	0.4
Health facilities	1.2	1.3	1.5	1.6	1.6	1.5	1.3	1.5	1.6	1.8	4.2
Highways, ferries and public transit	3.1	2.9	3.2	3.5	3.5	3.4	2.9	2.9	3.0	3.2	0.2
Other	1.2	1.1	1.2	0.9	0.7	0.5	0.4	0.4	0.3	0.4	-12.4
Total taxpayer-supported debt	20.1	20.8	19.1	20.6	21.3	20.6	18.2	16.1	14.4	14.0	-4.0
Self-supported debt:
Commercial Crown corporations & agencies	7.1	6.5	5.6	5.6	5.4	5.3	4.6	4.3	4.1	4.2	-5.6
Warehouse borrowing program	0.6	1.1	1.0	0.8	—	—	—	—	—	—	n/a
Total self-supported debt	7.7	7.6	6.6	6.4	5.4	5.3	4.6	4.3	4.1	4.2	-6.4
Total provincial debt	27.8	28.5	25.7	27.0	26.7	25.9	22.8	20.3	18.5	18.2	-4.6
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	n/a	13.4	-12.2	14.8	12.1	1.6	-7.5	-17.8	-34.5	-30.7	-6.8
Education facilities	n/a	8.0	5.2	6.8	4.4	6.5	4.5	7.0	12.8	13.6	7.6
Health facilities	n/a	12.7	21.6	7.7	3.4	3.3	-4.4	16.0	36.8	36.0	14.8
Highways, ferries and public transit	n/a	-4.2	20.2	10.7	3.2	2.0	-5.9	5.1	17.1	26.0	8.2
Other	n/a	-4.1	19.7	-21.5	-23.0	-22.1	-7.8	13.1	-17.7	-10.8	-8.2
Total taxpayer-supported debt	n/a	8.5	-0.4	9.6	6.8	2.0	-4.4	-5.1	-9.4	-2.3	0.6
Self-supported debt:
Commercial Crown corporations & agencies	n/a	-4.1	-6.8	1.7	-0.4	3.8	-7.2	0.1	3.9	11.8	0.3
Warehouse borrowing program	n/a	100.6	-0.6	-18.7	-100.0	—	—	—	—	—	n/a
Total self-supported debt	n/a	3.6	-5.9	-1.3	-12.8	3.8	-7.2	0.1	3.9	11.8	-0.5
Total provincial debt	n/a	7.1	-1.9	6.8	2.1	2.4	-5.0	-4.0	-6.7	0.7	0.2
Per capita: (2)
Taxpayer-supported debt:
Provincial government direct operating	3,027	3,409	2,973	3,378	3,753	3,777	3,452	2,799	2,200	1,887	-5.1
Education facilities	1,205	1,292	1,350	1,428	1,478	1,558	1,610	1,699	1,767	1,877	5.0
Health facilities	353	395	477	509	521	534	504	577	671	764	9.0
Highways, ferries and public transit	914	869	1,038	1,137	1,163	1,174	1,093	1,133	1,245	1,389	4.8
Other	334	318	378	294	224	173	157	176	126	153	-8.3
Total taxpayer-supported debt	5,833	6,284	6,215	6,746	7,140	7,216	6,815	6,384	6,009	6,068	0.4
Self-supported debt:
Commercial Crown corporations & agencies	2,072	1,972	1,825	1,839	1,815	1,866	1,712	1,690	1,730	1,837	-1.3
Warehouse borrowing program	165	329	325	262	—	—	—	—	—	—	n/a
Total self-supported debt	2,237	2,301	2,150	2,101	1,815	1,866	1,712	1,690	1,730	1,837	-2.2
Total provincial debt	8,070	8,585	8,365	8,847	8,955	9,082	8,527	8,074	7,739	7,905	-0.2
Real Per Capita Provincial Debt (2007 $) (3)	9,504	10,004	9,575	9,961	9,850	9,775	9,002	8,355	7,875	7,905	-2.0
Growth rate (per cent)	n/a	5.3	-4.3	4.0	-1.1	-0.8	-7.9	-7.2	-12.5	-5.4	-3.3

(1)  Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2007/08 debt divided by GDP for the 2007 calendar year). Totals may not add due to rounding.

(2)  Per capita debt is calculated using July 1 population (e.g. 2007/08 debt divided by population on July 1, 2007). Totals may not add due to rounding.

(3)  Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 debt).

2008 Financial and Economic Review – July 2008

Appendix 3

Consolidated

Revenue Fund

& Other

Supplementary

Schedules

88	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Consolidated Revenue Fund Schedules

Chapter 2 and Appendix 2 provided summary financial information of the government of British Columbia according to generally accepted accounting principles. The presentation combined the financial results of all government entities (ministries, service delivery agencies, the SUCH sector and commercial Crown corporations) into one set of financial information.

The following tables provide financial information on the government’s consolidated revenue fund (i.e. money over which the legislature has direct power of appropriation).

Table A3.1   Expense by Ministry – Consolidated Revenue Fund

($ millions)	Budget 2007/08	Contingencies Allocation (1)	Restated Budget 2007/08	Actual 2007/08	Actual 2006/07 (2)
Advanced Education	2,151	7	2,158	2,156	2,027
Education	5,494	—	5,494	5,492	5,312
Health	12,967	—	12,967	12,914	12,124
Contingencies – Health Innovation Fund	100	—	100	74	—
Subtotal	20,712	7	20,719	20,636	19,463
Office of the Premier	14	—	14	13	12
Aboriginal Relations and Reconciliation	55	33	88	87	40
Agriculture and Lands	270	4	274	234	238
Attorney General	520	20	540	509	485
Children and Family Development	1,867	—	1,867	1,865	1,852
Community Services	274	24	298	284	267
Economic Development	266	—	266	263	282
Employment and Income Assistance	1,480	—	1,480	1,472	1,358
Energy, Mines and Petroleum Resources	77	8	85	67	75
Environment	223	8	231	230	193
Finance	91	—	91	82	75
Forests and Range	1,078	48	1,126	1,278	1,008
Labour and Citizens’ Services	97	—	97	87	210
Public Safety and Solicitor General	603	48	651	716	594
Small Business and Revenue	60	—	60	59	45
Tourism, Sport and the Arts	130		130	107	184
Transportation	882	1	883	882	842
Total ministries and Office of the Premier	28,699	201	28,900	28,871	27,223
Legislation	58	—	58	54	49
Officers of the Legislature	34	—	34	32	24
BC Family Bonus	17	—	17	16	23
Management of public funds and debt	558	—	558	333	544
Contingencies – New programs	360	(190)	170	87	53
Contingencies – Negotiating Framework	39	(11)	28	4	—
Other appropriations	10	—	10	10	4
Total CRF before unusual expenses	29,775	—	29,775	29,407	27,920
Supplementary Estimates (3)
Priority initiatives	—	—	—	445	—
Climate Action Dividend	—			440
Negotiating Framework incentive payments	—	—	—	—	264
Total consolidated revenue fund expense	29,775	—	29,775	30,292	28,184

(1)  Includes allocations of the negotiating framework budget for ongoing wage settlement costs and one-time funding for cost pressures.

(2)  Prior year comparative figures have been restated to reflect government’s organization and accounting policies as of March 31, 2008.

(3)  Does not include the $150 million appropriation for the BC150 Cultural Fund as this was authorization for creation of the special account within the CRF.

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Table A3.2   Consolidated Revenue Fund Expense – Changes from Budget 2007

($ millions)	Changes	Updated Forecast
Budget 2007 CRF expense (February 20, 2007)		29,775
Expense increases (decreases):
Supplementary Estimates spending:
Priority initiatives –
Climate action	252
Arts and culture	78
Health and children	43
Research and education	72
Climate Action Dividend	440
Health – lower Pharmecare costs and unallocated Health Innovation funding partially offset by higher MSP and other costs	(79)
Agriculture and Lands – primarily fewer Crown land grants	(40)
Attorney General – mainly unused Crown Proceeding Act allocation	(31)
Energy, Mines and Petroleum Resources – reflects a reduction in Vancouver Island Natural Gas Pipeline Agreement costs	(18)
Forests and Range – higher forest fire and BC Timber Sales costs, partially offset by other ministry savings	152
Public Safety and Solicitor General – higher flood costs and disaster assistance	65
Tourism, Sport and the Arts – mainly impact of reporting grants provided to VCCEP on behalf of Tourism Vancouver as a loan instead of an expense	(23)
Management of public funds and debt – mainly reduced operating debt levels	(225)
Contingencies (All Ministries) and New Programs – unused contingencies	(107)
Other ministry savings	(62)	517
2007/08 CRF expense – Public Accounts		30,292

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90	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.3 Historical Revenue by Source – Consolidated Revenue Fund (1)

	Taxation		Natural Resources		Fees and Licences		Other Revenue		Contributions from Crown Corporations		Contributions from the Federal Government		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)
1984/85	5,015	56.9	721	8.2	617	7.0	185	2.1	444	5.0	1,825	20.7	8,807
1985/86	5,237	57.2	704	7.7	638	7.0	222	2.4	503	5.5	1,856	20.3	9,160
1986/87	5,354	56.6	658	7.0	685	7.2	133	1.4	609	6.4	2,024	21.4	9,463
1987/88	6,200	56.3	1,223	11.1	728	6.6	167	1.5	635	5.8	2,054	18.7	11,007
1988/89	6,973	55.5	1,272	10.1	984	7.8	556	4.4	636	5.1	2,149	17.1	12,570
1989/90	8,095	59.3	1,249	9.1	1,096	8.0	368	2.7	727	5.3	2,121	15.5	13,656
1990/91	8,702	61.1	1,171	8.2	1,109	7.8	324	2.3	834	5.9	2,096	14.7	14,236
1991/92	8,997	61.8	1,101	7.6	1,247	8.6	326	2.2	701	4.8	2,198	15.1	14,570
1992/93	9,897	61.2	1,264	7.8	1,317	8.1	263	1.6	1,016	6.3	2,415	14.9	16,172
1993/94	11,101	61.9	1,772	9.9	1,382	7.7	351	2.0	1,048	5.8	2,269	12.7	17,923
1994/95	11,937	61.2	2,244	11.5	1,464	7.5	371	1.9	1,028	5.3	2,462	12.6	19,506
1995/96	12,509	63.5	2,026	10.3	1,450	7.4	351	1.8	968	4.9	2,394	12.2	19,698
1996/97	13,094	65.1	2,186	10.9	1,481	7.4	262	1.3	1,148	5.7	1,955	9.7	20,126
1997/98	13,103	64.8	2,197	10.9	1,500	7.4	299	1.5	1,280	6.3	1,837	9.1	20,216
1998/99	13,133	64.7	1,889	9.3	1,484	7.3	347	1.7	1,362	6.7	2,097	10.3	20,312
1999/2000	13,363	61.2	2,455	11.2	1,542	7.1	348	1.6	1,454	6.7	2,687	12.3	21,849
2000/01	13,881	58.5	3,750	15.8	1,526	6.4	337	1.4	1,500	6.3	2,751	11.6	23,745
2001/02	13,652	60.1	3,004	13.2	1,548	6.8	328	1.4	1,437	6.3	2,735	12.0	22,704
2002/03	11,846	53.8	3,196	14.5	1,945	8.8	219	1.0	1,517	6.9	3,276	14.9	21,999
2003/04	13,241	57.1	3,273	14.1	2,031	8.8	288	1.2	1,371	5.9	2,987	12.9	23,191
2004/05	14,284	52.3	3,938	14.4	2,170	7.9	256	0.9	2,099	7.7	4,562	16.7	27,309
2005/06	15,812	53.6	4,527	15.4	2,121	7.2	271	0.9	1,732	5.9	5,018	17.0	29,481
2006/07	17,373	55.6	3,941	12.6	2,248	7.2	360	1.2	1,941	6.2	5,383	17.2	31,246
2007/08	18,758	58.5	3,736	11.7	2,298	7.2	335	1.0	1,972	6.2	4,950	15.4	32,049

(1)  Revenue has been restated to reflect the government’s accounting policy at March 31, 2008. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

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Table A3.4 Historical Revenue by Source – Consolidated Revenue Fund Supplementary Information (1)

	Taxation		Natural Resources		Fees and Licences		Other Revenue		Contributions from Crown Corporations		Contributions from the Federal Government		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)
1984/85	10.1	2,981.8	1.4	428.7	1.2	366.8	0.4	110.0	0.9	264.0	3.7	1,085.1	17.7	5,236.3
1985/86	9.8	2,989.2	1.3	401.8	1.2	364.2	0.4	126.7	0.9	287.1	3.5	1,059.4	17.1	5,228.4
1986/87	9.5	2,939.3	1.2	361.2	1.2	376.1	0.2	73.0	1.1	334.3	3.6	1,111.2	16.7	5,195.1
1987/88	9.9	3,254.8	2.0	642.0	1.2	382.2	0.3	87.7	1.0	333.4	3.3	1,078.3	17.6	5,778.4
1988/89	10.0	3,458.4	1.8	630.9	1.4	488.0	0.8	275.8	0.9	315.4	3.1	1,065.8	18.1	6,234.3
1989/90	10.7	3,742.5	1.7	577.4	1.5	506.7	0.5	170.1	1.0	336.1	2.8	980.6	18.1	6,313.4
1990/91	11.0	3,709.9	1.5	499.2	1.4	472.8	0.4	138.1	1.1	355.6	2.6	893.6	17.9	6,069.3
1991/92	11.0	3,552.2	1.3	434.7	1.5	492.3	0.4	128.7	0.9	276.8	2.7	867.8	17.8	5,752.5
1992/93	11.3	3,701.9	1.4	472.8	1.5	492.6	0.3	98.4	1.2	380.0	2.8	903.3	18.5	6,049.0
1993/94	11.8	3,899.0	1.9	622.4	1.5	485.4	0.4	123.3	1.1	368.1	2.4	796.9	19.1	6,295.1
1994/95	11.9	3,991.1	2.2	750.3	1.5	489.5	0.4	124.0	1.0	343.7	2.4	823.2	19.4	6,521.7
1995/96	11.8	3,977.2	1.9	644.2	1.4	461.0	0.3	111.6	0.9	307.8	2.3	761.2	18.6	6,262.9
1996/97	12.0	4,023.8	2.0	671.8	1.4	455.1	0.2	80.5	1.1	352.8	1.8	600.8	18.5	6,184.7
1997/98	11.5	3,920.4	1.9	657.3	1.3	448.8	0.3	89.5	1.1	383.0	1.6	549.6	17.7	6,048.5
1998/99	11.4	3,883.3	1.6	558.6	1.3	438.8	0.3	102.6	1.2	402.7	1.8	620.1	17.6	6,006.0
1999/2000	11.1	3,882.1	2.0	713.2	1.3	448.0	0.3	101.1	1.2	422.4	2.2	780.6	18.1	6,347.5
2000/01	10.6	3,933.8	2.9	1,062.7	1.2	432.5	0.3	95.5	1.1	425.1	2.1	779.6	18.1	6,729.3
2001/02	10.2	3,769.2	2.2	829.4	1.2	427.4	0.2	90.6	1.1	396.7	2.0	755.1	17.0	6,268.4
2002/03	8.6	3,166.6	2.3	854.3	1.4	519.9	0.2	58.5	1.1	405.5	2.4	875.7	15.9	5,880.7
2003/04	9.1	3,430.0	2.2	847.8	1.4	526.1	0.2	74.6	0.9	355.1	2.1	773.8	15.9	6,007.5
2004/05	9.1	3,586.8	2.5	988.9	1.4	544.9	0.2	64.3	1.3	527.1	2.9	1,145.6	17.4	6,857.5
2005/06	9.3	3,840.9	2.7	1,099.7	1.3	515.2	0.2	65.8	1.0	420.7	3.0	1,218.9	17.4	7,161.3
2006/07	9.6	4,092.2	2.2	928.3	1.2	529.5	0.2	84.8	1.1	457.2	3.0	1,268.0	17.3	7,360.0
2007/08	9.9	4,282.6	2.0	853.0	1.2	527.6	0.2	73.5	1.0	450.9	2.6	1,130.1	16.8	7,317.8

(1)  Revenue has been restated to reflect the government’s accounting policy at March 31, 2008. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

(2)  Per capita revenue is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 revenue).

2008 Financial and Economic Review – July 2008

92	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.5 Historical Expense by Function – Consolidated Revenue Fund (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)
1984/85	2,963	30.2	1,266	12.9	2,379	24.3	1,263	12.9	430	4.4	1,500	15.3	9,801
1985/86	3,084	30.5	1,298	12.8	2,328	23.0	1,157	11.4	476	4.7	1,784	17.6	10,127
1986/87	3,368	31.7	1,298	12.2	2,353	22.1	861	8.1	648	6.1	2,096	19.7	10,624
1987/88	3,603	32.6	1,349	12.2	2,501	22.6	886	8.0	810	7.3	1,906	17.2	11,055
1988/89	3,924	33.2	1,440	12.2	2,686	22.7	805	6.8	891	7.5	2,088	17.6	11,834
1989/90	4,405	33.4	1,496	11.3	2,962	22.4	1,160	8.8	859	6.5	2,318	17.6	13,200
1990/91	4,920	32.8	1,669	11.1	3,812	25.4	1,148	7.6	927	6.2	2,534	16.9	15,010
1991/92	5,503	32.2	1,994	11.7	4,171	24.4	1,223	7.2	1,093	6.4	3,117	18.2	17,101
1992/93	5,884	32.9	2,366	13.2	4,399	24.6	1,043	5.8	1,295	7.3	2,871	16.1	17,858
1993/94	6,164	32.7	2,704	14.4	4,550	24.2	989	5.3	1,436	7.6	2,990	15.9	18,833
1994/95	6,432	32.2	2,890	14.5	4,783	24.0	872	4.4	1,587	8.0	3,389	17.0	19,953
1995/96	6,614	33.0	3,033	15.1	4,951	24.7	817	4.1	1,627	8.1	3,012	15.0	20,054
1996/97	6,864	33.9	2,969	14.7	5,122	25.3	809	4.0	1,704	8.4	2,773	13.7	20,241
1997/98	7,050	35.0	3,048	15.1	5,125	25.5	735	3.7	1,684	8.4	2,493	12.4	20,135
1998/99	7,304	35.6	3,113	15.2	5,367	26.1	755	3.7	1,474	7.2	2,515	12.3	20,528
1999/2000	7,888	35.6	3,093	14.0	5,469	24.7	1,608	7.3	1,508	6.8	2,595	11.7	22,161
2000/01	8,597	38.3	3,212	14.3	5,840	26.0	521	2.3	1,608	7.2	2,666	11.9	22,444
2001/02	9,733	39.5	3,318	13.5	6,336	25.7	592	2.4	1,487	6.0	3,203	13.0	24,669
2002/03	10,258	41.1	3,018	12.1	6,370	25.5	612	2.5	1,442	5.8	3,241	13.0	24,941
2003/04	10,535	41.7	2,715	10.8	6,356	25.2	682	2.7	1,453	5.8	3,505	13.9	25,246
2004/05	10,685	41.0	2,570	9.9	6,447	24.8	1,574	6.0	1,414	5.4	3,350	12.9	26,040
2005/06 (3)	11,583	42.3	2,670	9.8	6,710	24.5	687	2.5	1,319	4.8	4,401	16.1	27,370
2006/07 (3)	12,329	43.7	2,862	10.2	7,010	24.9	690	2.4	1,318	4.7	3,975	14.1	28,184
2007/08	13,303	43.9	2,975	9.8	7,309	24.1	716	2.4	1,177	3.9	4,812	15.9	30,292

(1)  Expense has been restated to reflect the government’s accounting policy at March 31, 2008. Figures are based on Public Accounts information.

(2)  Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

(3)  Excludes wage settlement incentive payments ($710 million in 2005/06 and $264 million in 2006/07).

2008 Financial and Economic Review – July 2008

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Table A3.6 Historical Expense by Function – Consolidated Revenue Fund Supplementary Information (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)
1984/85	5.9	1,731.3	2.5	739.7	4.8	1,390.0	2.5	738.0	0.9	251.2	3.0	876.4	19.7	5,726.7
1985/86	5.8	1,729.9	2.4	728.1	4.3	1,305.8	2.2	649.0	0.9	267.0	3.3	1,000.7	18.9	5,680.6
1986/87	6.0	1,817.1	2.3	700.3	4.2	1,269.5	1.5	464.5	1.1	349.6	3.7	1,130.8	18.8	5,731.8
1987/88	5.8	1,858.8	2.2	696.0	4.0	1,290.3	1.4	457.1	1.3	417.9	3.0	983.3	17.7	5,703.3
1988/89	5.7	1,912.6	2.1	701.9	3.9	1,309.2	1.2	392.4	1.3	434.3	3.0	1,017.7	17.0	5,767.9
1989/90	5.8	2,001.3	2.0	679.7	3.9	1,345.7	1.5	527.0	1.1	390.3	3.1	1,053.1	17.5	5,997.2
1990/91	6.2	2,061.3	2.1	699.3	4.8	1,597.1	1.4	481.0	1.2	388.4	3.2	1,061.7	18.9	6,288.7
1991/92	6.7	2,135.2	2.4	773.7	5.1	1,618.3	1.5	474.5	1.3	424.1	3.8	1,209.4	20.9	6,635.2
1992/93	6.7	2,162.8	2.7	869.7	5.0	1,617.0	1.2	383.4	1.5	476.0	3.3	1,055.3	20.5	6,564.2
1993/94	6.6	2,127.6	2.9	933.3	4.8	1,570.5	1.1	341.4	1.5	495.7	3.2	1,032.0	20.0	6,500.5
1994/95	6.4	2,113.4	2.9	949.6	4.8	1,571.5	0.9	286.5	1.6	521.4	3.4	1,113.5	19.9	6,555.9
1995/96	6.3	2,066.6	2.9	947.7	4.7	1,546.9	0.8	255.3	1.5	508.4	2.9	941.1	19.0	6,265.9
1996/97	6.3	2,072.9	2.7	896.6	4.7	1,546.8	0.7	244.3	1.6	514.6	2.5	837.4	18.6	6,112.6
1997/98	6.2	2,072.9	2.7	896.2	4.5	1,506.9	0.6	216.1	1.5	495.1	2.2	733.0	17.6	5,920.3
1998/99	6.3	2,122.4	2.7	904.6	4.6	1,559.6	0.7	219.4	1.3	428.3	2.2	730.8	17.8	5,965.1
1999/2000	6.5	2,252.0	2.6	883.0	4.5	1,561.4	1.3	459.1	1.2	430.5	2.1	740.9	18.3	6,326.9
2000/01	6.5	2,394.3	2.4	894.5	4.4	1,626.5	0.4	145.1	1.2	447.8	2.0	742.5	17.1	6,250.7
2001/02	7.3	2,640.8	2.5	900.2	4.7	1,719.1	0.4	160.6	1.1	403.5	2.4	869.0	18.5	6,693.2
2002/03	7.4	2,694.8	2.2	792.8	4.6	1,673.4	0.4	160.8	1.0	378.8	2.3	851.4	18.0	6,551.9
2003/04	7.2	2,681.9	1.9	691.2	4.4	1,618.0	0.5	173.6	1.0	369.9	2.4	892.5	17.3	6,427.1
2004/05	6.8	2,636.8	1.6	634.2	4.1	1,590.9	1.0	388.4	0.9	348.9	2.1	830.9	16.6	6,430.1
2005/06 (4)	6.8	2,765.1	1.6	637.4	4.0	1,601.8	0.4	164.0	0.8	314.9	2.6	1,055.4	16.2	6,538.5
2006/07 (4)	6.8	2,853.9	1.6	662.5	3.9	1,622.7	0.4	159.7	0.7	305.1	2.2	925.9	15.6	6,529.9
2007/08	7.0	2,984.8	1.6	667.5	3.8	1,639.9	0.4	160.6	0.6	264.1	2.5	1,062.2	15.9	6,779.0

(1)  Expense has been restated to reflect the government’s accounting policy at March 31, 2008. Figures are based on Public Accounts information.

(2)  Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

(3)  Per capita expense is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2007 CPI for 2007/08 expense).

(4)  Excludes wage settlement incentive payments ($710 million in 2005/06 and $264 million in 2006/07).

2008 Financial and Economic Review – July 2008

94	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.7 2007/08 Revenue by Source and Agency

($ millions)	Taxation	Natural Resources	Fees & Licences	Investment Earnings	Sales of Goods and Services	Other	CRF/ Crown Transfers	Contributions from Government Enterprises	Contributions from Federal Government	Total
Consolidated revenue fund	18,759	3,736	2,311	95	—	226	—	1,972	4,950	32,049
Accounting adjustments	—	—	—	—	—	—	—	(263)	—	(263)
Contributions from commercial Crown corporations	—	—	—	—	—	—	—	(1,972)	—	(1,972)
Expenses recovered from external entities	65	16	184	804	—	522	—	263	429	2,283
Total consolidated revenue fund	18,824	3,752	2,495	899	—	748	—	—	5,379	32,097
Service delivery agencies
School districts	—	—	152	44	—	276	4,700	—	71	5,243
Universities	—	—	627	91	356	217	1,151	—	320	2,762
Colleges, university colleges and institutes	—	—	352	16	81	88	876	—	3	1,416
Health authorities and hospital societies	—	—	248	30	—	414	8,782	—	14	9,488
Children and family development agencies/authorities	—	—	—	2	—	—	687	—	—	689
BC Transportation Financing Authority	438	—	—	1	—	31	181	—	—	651
BC Housing Management Commission	—	—	—	1	35	—	363	—	141	540
BC Transit	47	—	55	1	—	1	84	—	—	188
Tourism BC	31	—	—	1	8	—	20	—	—	60
Other	66	26	57	53	158	92	311	—	3	766
	582	26	1,491	240	638	1,119	17,155	—	552	21,803
Grants to agencies and other internal transfers	—	—	—	—	—	112	(17,155)	—	—	(17,043)
Total service delivery agencies	582	26	1,491	240	638	1,231	—	—	552	4,760
Commercial Crown corporations
BC Hydro	—	—	—	—	—	—	—	370	—	370
Liquor Distribution Branch	—	—	—	—	—	—	—	858	—	858
BC Lottery Corporation	—	—	—	—	—	—	—	1,080	—	1,080
BCRC	—	—	—	—	—	—	—	13	—	13
Insurance Corporation of British Columbia	—	—	—	—	—	—	—	633	—	633
Other	—	—	—	—	—	—	—	20	—	20
Net earnings of commercial Crown corporations	—	—	—	—	—	—	—	2,974	—	2,974
Total revenue by source	19,406	3,778	3,986	1,139	638	1,979	—	2,974	5,931	39,831

2008 Financial and Economic Review – July 2008

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules	95

Table A3.8   2007/08 Expense by Function and Agency

						Natural
				Protection		Resources &
			Social	of Persons	Trans-	Economic		General
($ millions)	Health	Education	Services	& Property	portation	Development	Other	Government	Interest	Total
Consolidated revenue fund
Office of the Premier	—	—	—	—	—	—	—	13	—	13
Ministry of Aboriginal Relations and Reconciliation	—	—	—	83	—	4	—	—	—	87
Ministry of Advanced Education	—	1,962	—	—	—	—	—	—	194	2,156
Ministry of Agriculture and Lands	—	—	—	—	—	234	—	—	—	234
Ministry of Attorney General	—	—	66	426	—	—	—	17	—	509
Ministry of Children and Family Development	216	—	1,599	50	—	—	—	—	—	1,865
Ministry of Community Services	—	—	1	53	—	—	215	15	—	284
Ministry of Economic Development	—	97	—	—	—	90	76	—	—	263
Ministry of Education	—	5,121	—	—	—	—	19	—	352	5,492
Ministry of Employment and Income Assistance	122	57	1,293	—	—	—	—	—	—	1,472
Ministry of Energy, Mines and Petroleum Resources	—	—	—	—	—	67	—	—	—	67
Ministry of Environment	—	—	—	—	—	212	18	—	—	230
Ministry of Finance	—	—	—	—	—	—	—	82	—	82
Ministry of Forests and Range	—	—	—	8	—	941	329	—	—	1,278
Ministry of Health	12,824	—	—	—	—	—	—	—	164	12,988
Ministry of Labour and Citizens’ Services	—	—	—	17	—	—	—	70	—	87
Ministry of Public Safety and Solicitor General	5	—	—	711	—	—	—	—	—	716
Ministry of Small Business and Revenue	—	—	—	—	—	6	—	53	—	59
Ministry of Tourism, Sport and the Arts	6	—	—	—	—	35	63	3	—	107
Ministry of Transportation	—	—	—	27	716	—	5	—	134	882
Management of Public Funds and Debt	—	—	—	—	—	—	—	—	333	333
Other Appropriations	87	—	16	15	—	5	—	80	—	203
Priority Initiatives	43	72	—	—	—	252	78	440	—	885
Total consolidated revenue fund	13,303	7,309	2,975	1,390	716	1,846	803	773	1,177	30,292
Grants to agencies and other internal transfers	(8,983)	(6,778)	(782)	(50)	(103)	(234)	(172)	(211)	—	(17,313)
Expenses recovered from external entities	280	128	86	203	17	165	48	551	804	2,282
	4,600	659	2,279	1,543	630	1,777	679	1,113	1,981	15,261
Service delivery agencies
School Districts	—	5,131	—	—	—	—	—	—	2	5,133
Universities	—	2,696	—	—	—	—	—	—	40	2,736
Colleges, University Colleges, and Institutes	—	1,391	—	—	—	—	—	—	6	1,397
Health Authorities and Hospital Societies	9,504	—	—	—	—	—	—	—	12	9,516
Children & Family Development Agencies/Authorities	—	—	689	—	—	—	—	—	—	689
BC Transportation Financing Authority	—	—	—	—	541	—	—	—	157	698
BC Housing Commission	—	—	—	—	—	—	540	—	—	540
Other	132	112	78	36	208	197	179	—	33	975
Total service delivery agencies	9,636	9,330	767	36	749	197	719	—	250	21,684
Total expense	14,236	9,989	3,046	1,579	1,379	1,974	1,398	1,113	2,231	36,945

2008 Financial and Economic Review – July 2008

96	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.9            Historical Operating Statement Surplus (Deficit)

					Crown		SUCH				Surplus
					Corporations		Sector &				(Deficit)
	Consolidated Revenue Fund				and		Regional	Other		Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Authorities	Adjustments		(Deficit) (1)	of GDP
1969/70	1,248	1,244	4		—		—	—		—	—
1970/71	1,373	1,274	99		—		—	—		—	1.0
1971/72	1,558	1,474	84		—		—	—		—	0.8
1972/73	1,772	1,675	97		—		—	—		—	0.8
1973/74	2,217	2,071	146		—		—	—		—	0.9
1974/75	2,769	2,779	(10)		—		—	—		—	(0.1)
1975/76	3,124	3,534	(410)		—		—	—		—	(2.1)
1976/77	3,785	3,691	94		—		—	—		—	0.4
1977/78	4,372	4,168	204		—		—	—		—	0.8
1978/79	4,853	4,582	271		—		—	—		—	0.9
1979/80(1)	5,860	5,318	542		(88)		—	—		454	1.3
1980/81	5,982	6,239	(257)		45		—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		—	—		(1,241)	(2.8)
1983/84	8,335	9,347	(1,012)		49		—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)		526		—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		—	—		71	0.1
1988/89	12,570	11,834	736		194		—	—		930	1.3
1989/90	13,656	13,200	456		40		—	—		496	0.7
1990/91	14,236	15,010	(774)		107		—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		—	—		(2,339)	(2.9)
1992/93	16,172	17,858	(1,686)		210		—	—		(1,476)	(1.7)
1993/94	17,923	18,833	(910)		11		—	—		(899)	(1.0)
1994/95	19,506	19,953	(447)		219		—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		—	—		(385)	(0.4)
1997/98	20,216	20,135	81		(248)		—	—		(167)	(0.1)
1998/99	20,312	20,528	(216)		(689)		(56)	—		(961)	(0.8)
1999/2000	21,849	22,161	(312)		343		(44)	—		(13)	—
2000/01	23,745	22,444	1,301		(173)		134	(52	)(3)	1,210	0.9
2001/02	22,704	24,669	(1,965	)(2)	(713	)(2)	176	1,464	(3)	(1,038)	(0.8)
2002/03	21,999	24,941	(2,942)		(218)		537	—		(2,623)	(1.9)
2003/04	23,191	25,246	(2,055)		362		378	—		(1,315)	(0.9)
2004/05	27,309	26,040	1,269		1,057		395	—		2,721	1.7
2005/06	29,481	26,660	2,821		399		603	(710	)(4)	3,113	1.8
2006/07	31,246	27,920	3,326		598		419	(264	)(4)	4,079	2.3
2007/08	32,049	29,852	2,197		655		474	(440	)(5)	2,886	1.5

(1)

The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2)	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
(3)	Impact of move to joint trusteeship for public service pension plans.
(4)	Negotiating framework incentive payments.
(5)	Climate Action Dividend

2008 Financial and Economic Review – July 2008

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules	97

Table A3.10   Historical Provincial Debt Summary (1)

	Taxpayer-Supported Debt									Taxpayer-
	Provincial	Education	Health			Total				Supported
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt as	Debt as a
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	a Per Cent of	Per Cent of
Year	Operating	Financing	Financing	Public Transit	Other (2)	Debt	Debt (3)	Debt	GDP	GDP
		(millions)							(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.7	6.6
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	27.4	10.4
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.8	13.0
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	31.2	13.0
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.9	14.1
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	30.3	15.3
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	27.2	14.2
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.7	13.1
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.5	11.8
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.8	12.4
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.5	15.3
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.8	18.2
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.6	19.1
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.9	18.9
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	27.2	18.9
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	27.0	19.5
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.5	19.4

Information from 1998/99 onwards has been restated to include SUCH sector fiscal data.

1998/99	12,056	4,799	1,406	3,641	1,330	23,232	8,910	32,142	27.8	20.1
1999/2000	13,675	5,184	1,584	3,487	1,276	25,206	9,232	34,438	28.5	20.8
2000/01	12,007	5,453	1,926	4,191	1,527	25,104	8,684	33,788	25.7	19.1
2001/02	13,779	5,823	2,075	4,639	1,198	27,514	8,568	36,082	27.0	20.6
2002/03	15,447	6,082	2,146	4,786	922	29,383	7,470	36,853	26.7	21.3
2003/04	15,694	6,475	2,217	4,880	718	29,984	7,753	37,737	25.9	20.6
2004/05	14,510	6,767	2,119	4,593	662	28,651	7,195	35,846	22.8	18.2
2005/06	11,923	7,238	2,459	4,828	749	27,197	7,200	34,397	20.3	16.1
2006/07	9,505	7,633	2,899	5,378	545	25,960	7,473	33,433	18.5	14.4
2007/08	8,264	8,220	3,345	6,082	668	26,579	8,048	34,627	18.2	14.0

(1)          Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)          Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

(3)          Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2008 Financial and Economic Review – July 2008

98	Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.11   Capital Expenditure Projects Greater Than $50 million (1)

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date	Mar. 31, 2008	Complete	Costs	Debt	Government	Contributions
Post secondary facilities
University of Victoria
– Science building	Spring 2009	43	24	67	57	—	10
University of British Columbia
– Marine Drive student housing	Spring 2009	69	34	103	83	—	20
Vancouver City College
– Broadway (King Edward) Campus expansion	Winter 2008	33	24	57	57	—	—
Total post-secondary facilities		145	82	227	197	—	30
Health facilities
Vancouver General Hospital redevelopment project	Spring 2008	158	1	159	159	—	—
Abbotsford Regional Hospital and Cancer Centre
– Government direct cost	Summer 2008	12	14	26	26	—	—
– P3 contract	Summer 2008	436	13	449	378	—	71
Surrey Outpatient Facility (2)	Spring 2010	4	194	198	198	—	—
Victoria Royal Jubilee Hospital inpatient facility (2)	Spring 2010	6	303	309	182	—	127
Fort St. John Hospital replacement (2)	Winter 2011	1	267	268	179	—	89
Expansions to Kelowna General and Vernon Jubilee Hospitals (2)	Fall 2010	1	289	290	182	—	108
Northern Cancer Centre (2)	Winter 2012	—	88	88	88	—	—
Total health facilities		618	1,169	1,787	1,392	—	395
Transportation
Trans Canada Highway – 10 Mile (Park) Bridge
– Government direct cost	Summer 2007	64	—	64	2	62	—
– P3 contract	Summer 2007	79	—	79	79	—	—
Pitt River Bridge	Spring 2010	106	92	198	108	90	—
Sea-to-Sky Highway
– Government direct cost	Summer 2009	168	66	234	234	—	—
– P3 contract	Summer 2009	374	187	561	561	—	—
William R. Bennett Bridge							—
– P3 contract	Summer 2008	157	28	185	185	—	—
Total transportation		948	373	1,321	1,169	152	—
Power generation and transmission						—
BC Hydro
– Mica Dam – generator stator replacement	Spring 2010	56	41	97	97	—	—
– Peace Canyon Dam – generator stator replacement and rotor modification	Fall 2009	44	42	86	86	—	—
– Coquitlam Dam seismic upgrade	Fall 2008	57	9	66	66	—	—
– Aberfeldie redevelopment	Fall 2008	47	48	95	95	—	—
– GM Shrum G2–G4 stator replacement	Summer 2010	33	42	75	75	—	—
– Peace Canyon G1–G4 turbine overhaul	Fall 2009	20	35	55	55	—	—
– Revelstoke Unit 5 project (3)	Fall 2011	46	304	350	350	—	—
– Vancouver Island Transmission Reinforcement (4)	Fall 2008	111	183	294	294	—	—
– Mission and Matsqui Area Supply (5)	Spring 2009	34	23	57	57	—	—
BC Transmission Corporation
– System control centre modernization project	Fall 2008	110	23	133	133	—	—
Brilliant Expansion Power Corporation
– Brilliant Dam power expansion	Fall 2008	214	21	235	235	—	—
Total power generation and transmission		772	771	1,543	1,543	—	—
Other
Vancouver Convention Centre expansion project	Summer 2009	551	332	883	541	222	120

(1)          Only projects that have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)          Figures shown for the Surrey Outpatient Facility, Victoria Royal Jubilee Hospital, Fort St. John Hospital, Kelowna General and Vernon Jubilee Hospitals, and Northern Cancer Centre projects are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.

(3)          Total costs for Revelstoke Unit 5 range from $280 million to $350 million with forecast completion in 2010/11 or 2011/12, depending on final scope of the project.

(4)          Total costs for VITR have increased from $249 million to $287 million primarily as a result of cost escalation related to current market conditions in BC and in the utility industry, and due to higher legal and environmental expenses.

(5)          Total costs for the Mission and Matsqui Area Supply project range from $41 million to $57 million depending on changes in scope and cost escalation.

2008 Financial and Economic Review – July 2008

Appendix 4

Provincial Taxes

100	Appendix 4 – Provincial Taxes

Table A4.1   Provincial Taxes (as of July 2008)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income (1)Corporate.	11% of taxable income (small business rate: 3.5%).	The Canada Revenue Agency administers BC’s personal and corporate taxes under an agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credit. In addition, the political contributions tax credit, royalty tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

	(2)Personal.	Tax rates of 5.24%, 7.98%, 10.5%, 12.29% and 14.7% corresponding to tax brackets of up to $35,018, $35,018 to $70,033, $70,033 to $80,406, $80,406 to $97,936 and over $97,936.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits for claims against personal income taxes include the refundable sales tax credit, BC Low Income Climate Action Tax Credit, the mining flow-through share tax credit and employee venture capital tax credits.

Capital — Corporation Capital Tax Act	Net BC paid-up capital.	Banks, trust companies and credit unions with net paid-up capital: greater than $1 billion — 2%; $1 billion or less or headquartered in British Columbia — 2/3%.

Associated groups of corporations with net paid-up capital of less than $10 million are exempt from the tax. The tax rate is phased in for corporations with net British Columbia paid-up capital between $10 million and $10.25 million. There is a special flat fee for corporations above the exemption threshold but with net paid-up capital allocated to British Columbia below the threshold.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

Retail Sales — Social Service Tax Act	Purchase and lease price of tangible personal property and certain services (legal services, telecommunications, certain labour services).	General rate is 7%. Liquor 10%. Passenger vehicles: less than $55,000 — 7%; $55,000 to $55,999 — 8%; $56,000 to $56,999 — 9%; $57,000 and over — 10%.

Paid by purchasers and lessees and collected through vendors and lessors registered under the Act. The exemptions generally fall into four categories: (1) items considered to be basic necessities of life such as food and health related items; (2) specified inputs for certain sectors to enhance competitiveness such as the exemption for machinery and equipment used in manufacturing and the exemption for specified equipment used by bona fide farmers, fishers and aquaculturists; (3) safety equipment such as helmets, life jackets and certain work-related safety equipment and protective clothing; and (4) energy conservation materials and equipment such as insulation material and eligible wind and solar energy system equipment. A number of other exemptions are also provided.

Accommodation — Hotel Room Tax Act	Purchase price of accommodation.	8%. Local governments may apply to have the province levy an additional tax of up to 2% on their behalf.

Exemptions include accommodation rented for a period in excess of one month; lodging provided in hospitals and nursing homes; lodging supplied to employees by employers; lodging in industrial camps; lodging on ships or trains; hotel rooms not used for accommodation; charges of $30 or less per day; charitable institutions; trailer parks and campsites; cabins without utilities and other amenities; and establishments with accommodation for less than four tenants.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	17.9 cents per cigarette and tobacco stick; 77% of retail price on cigars to a maximum tax of $5 per cigar; 17.9 cents per gram of loose tobacco.

2008 Financial and Economic Review – July 2008

Appendix 4 – Provincial Taxes	101

Table A4.1   Provincial Taxes (as of July 2008) – Continued

Carbon Dioxide Equivalent Emissions from combustion of fossil fuels — Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•             Aviation Fuel

•             Gasoline

•             Heavy Fuel Oil

•             Jet Fuel

•             Kerosene

•             Light Fuel Oil

•             Methanol (not produced from biomass)

•             Naphtha

•             Butane

•             Coke Oven Gas

•             Ethane

•             Marketable Natural Gas

•             Propane

•             Raw Natural Gas

•             Refinery Gas

•             High Heat Value Coal

•             Low Heat Value Coal

•             Coke

•             Petroleum Coke

Combustion to produce energy and heat of

•             Peat

•             Shredded Tires

•             Whole Tires

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax rates effective July 1, 2008 based on $10 per tonne of carbon dioxide equivalent and increase by $5 annually to equal $30 per tonne of carbon dioxide equivalent on July 1, 2012.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than marketable natural gas and propane, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacturer or importation.

Tax on the purchase of marketable natural gas and propane is collected and remitted at retail level similar to tax under the Social Service Tax Act.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

Motor Fuel — Motor Fuel Tax Act

Tax generally applies to all fuels used in internal combustion engines. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. In the South Coast British Columbia transportation service region, the province collects an additional 6 cents per litre tax on clear gasoline and motive fuel on behalf of Translink to help fund regional public and private transportation system costs. In the Victoria Regional Transit service area the province collects an additional 3.5 cents per litre on behalf of BC Transit to help fund the public transit system.

Clear gasoline (unleaded gasoline only). Motive fuel.

14.5 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC

Transportation Financing Authority. Of the tax collected in the South Coast British Columbia transportation service region, 6 cents is collected on behalf of TransLink.

15.0 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority. Of the tax collected in the  South Coast British Columbia transportation service region, 6 cents is collected on behalf of TransLink.

Tax applies to diesel fuel or a combination of fuels including diesel fuels, but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

	Alternative motor fuels.	Propane 2.7 cents per litre.

Natural gas and 85% methanol blends are exempt from tax. Ethanol is exempt from tax when blended with gasoline or diesel fuel if the ethanol portion is at least 5% but less than 25%. Biodiesel is exempt from tax when blended with diesel fuel or used as 100% clear biodiesel.

	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax- exempt coloured fuel for farming purposes on a highway.

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Table A4.1   Provincial Taxes (as of July 2008) – Continued

Locomotive fuel. Jet and aviation fuel.

Natural gas used in stationary engines.

Natural gas used in pipeline compressors to transmit marketable gas.

Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.

Natural gas used in compressors to re-inject sour gas into depleted wells.

Marine bunker.

Marine gas oil.

3 cents per litre. 2 cents per litre. 7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased. 1.9 cents per 810.32 litres. Exempt Exempt. Exempt Exempt

Tax applies to fuel specifically for use in locomotives.
Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine.
Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.
Tax applies to natural gas used in stationary engines other than pipeline compressors.

Tax applies to natural gas used in a stationary engine at a pipeline compressor station.

Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship. Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.
—Mineral Tax Act

Cash flow from individual metal and coal mines (other than placer gold mines).

Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.

Value of minerals sold by placer gold mines.

2% of net current proceeds (NCP). 13% of net revenue (NR). $0.15 per tonne removed from all quarries operated. 0.5% of value of minerals sold.

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

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Table A4.1   Provincial Taxes (as of July 2008) – Continued

Insurance — Insurance Premium Tax Act	Direct premiums written.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance and 4 percent for other insurance.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2008, the rates are set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2008, the rates are 0.05% for farms; 0.044% for managed forest lands; 0.05% for residential; 0.1% for recreational property/non-profit organizations; 0.285% for light industry, business and other property not contained in any other class; 0.406% for utilities; 0.437% for major industry.

Some exemptions apply under various statutes.
Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2008 rates range from about 0.126% to 0.699%; weighted average 0.189%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non- residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2008, except for the Major Industry property class, the rates are set so that total non- residential school tax revenues increase by inflation plus new construction. The Major Industry property class rate will be reduced to be the same as the business property class rates over two years. The 2008 rate reflects half of the reduction. The balance of the reduction will be provided in 2009. For 2008 the rates are 0.36% for recreational property/nonprofit organizations; 0.2% for managed forest land; 0.68% for farms; 0.68% for light industry, business and other property not contained in any other class; 0.93% for major industry; 1.42% for utilities.

Some exemptions apply under various statutes.
Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural policing. Rates are set for each of the eight property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal government.

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Table A4.2   Interprovincial Comparisons of Tax Rates – 2008 (Rates known as of July 1, 2008) (1)

Tax	British Columbia(2)	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
Corporation income tax (per cent of taxable income)
General Rate	11	10	12	13	14	11.4	13	16	16	14
Manufacturing Rate	11	10	10	13	12	9.9	13	16	16	5
Small Business Rate	3.5	3	4.5	3	5.5	8.0	5	5	3.2	5
Small Business Threshold ($000s)	400	460	500	400	500	400	500	400	400	400
Corporation Capital Tax (3)
Non-financial	Nil	Nil	0	.3/.5	.285	.49	.20	.225/.45	Nil	Nil
Financial	.67/2	Nil	.7/3.25	3.0	.54/.675	.72	3.0	4.0	5.0	4.0
Health Care Premiums (4)
Individual/family	54/108	44/88	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (5) (per cent)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) (6)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) (7)
Gasoline	14.5	9.0	15.0	11.5	14.7	24.8	20.3	25.4	15.8	26.6
Diesel	15.0	9.0	15.0	11.5	14.3	26.6	27.8	26.2	20.2	27.9
Sales tax (per cent)(8)
General rate	7	Nil	5	7	8	7.5	8	8	10	8
Liquor (9)	10	Nil	10	7	10, 12	7.5	8	8	37.5	8
Meals	Nil	Nil	Nil	7	8	7.5	8	8	10	8
Accommodation	8	4	5	7	5	7.5	8	8	10	8
Tobacco tax (dollars per carton of 200 cigarettes) (10)	35.80	37.00	40.00	39.90	24.70	20.60	28.30	38.60	39.90	41.80

(1)          Rates shown are those known as of July 1, 2008 and that are in effect for 2008.

(2)          British Columbia rates are those announced in the February 19, 2008 Budget.

(3)          Provinces planning to eliminate their general corporation capital taxes include Saskatchewan on July 1, 2008, Manitoba by 2011, Ontario by July 2010, Quebec by 2011 and Nova Scotia by 2012. Ontario and Quebec plan to eliminate their tax on financial institutions at the same time as their taxes on general corporations are eliminated.

Ontario has a deduction of $10 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $12.5 million; Saskatchewan has a $10 million deduction with up to an additional $10 million proportional to wages and salaries paid in the province; Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

(4)          British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable. Alberta has announced that it will eliminate its premium in 2009.

(5)          Provinces with payroll taxes provide payroll tax relief for small businesses.

(6)          The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(7)          Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC

Transportation Financing Authority. The rates do not include regional taxes. The tax rates for Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on current pump prices. The PEI rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 7.1 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

(8)          The rates shown are statutory rates. Quebec and PEI impose tax on the purchase price including GST.

(9)          In Ontario, sellers of liquor at licensed establishments are generally required to charge sales tax at the rate of 10 per cent; however, a rate of 12 per cent applies to liquor purchased at beer manufacturers’ outlets, Brewers Retail stores, government liquor stores and wine stores.

(10)    Includes estimated provincial sales tax where applicable.

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Table A4.3   Summary of Tax Changes Announced in 2008

Carbon Tax Act

•                 Effective July 1, 2008, tax is imposed on the purchase, use, or, in certain circumstances, the transfer or importation of fossil fuels and is imposed on the burning of certain combustibles based on the amount of carbon dioxide equivalent emitted from the combustion of the fuel or combustible.

•                 Tax rates are based on $10 per tonne of carbon dioxide equivalent emissions and will increase to equal $30 per tonne of carbon dioxide equivalent emissions by 2012.

•                 As the tax targets carbon dioxide equivalent emissions within British Columbia, there are exemptions for fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and for fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

•                 The tax is administered similar to motor fuel taxes under the Motor Fuel Tax Act for fuels other than marketable natural gas and propane. The tax on marketable natural gas and propane is administered similar to retail sales taxes under the Social Service Tax Act. The tax on combustibles is self-assessed.

Income Tax Act – Revenue Neutral Measures for Climate Action Initiatives

•                 For the 2008 taxation year, revenues from the carbon tax will be offset by the following personal income tax measures:

–                A low income climate action tax credit of $100 per adult plus $30 per child with single parent families receiving the adult amount for the first Child in the family. The maximum annual credit is reduced by two percent of family income in excess of a threshold of $30,000 for single individuals and net family income of $35,000 for families. The reduction thresholds will be indexed to provincial inflation in future years and in 2009, the maximum credit amounts will be increased by 5 per cent. The credit is administered by the federal government and paid with the Goods and Services Tax Credit.

–                A reduction in personal income tax rates of 2 per cent for the bottom two provincial income tax brackets. For 2009, the rate reduction will be 5 per cent in these two income brackets.

•                 For the 2008 taxation year, revenues from the carbon tax will be offset by the following corporate income tax measures.

–                A reduction in the general corporation income tax rate to 11 per cent from 12 per cent effective July 1, 2008. The rate will be reduced to 10.5 per cent effective January 1, 2010 and to 10 per cent January 1, 2011.

–                A reduction in the small business corporate income tax rate to 3.5 per cent from 4 per cent July 1, 2008. The rate will be reduced to 3 per cent January 1, 2010 and to 2.5 per cent January 1, 2011.

Income Tax Act - Other Measures

•                 A one-time climate action dividend payment of $100 per person is made in respect of each person who was resident in the province on December 31, 2007. Parents receive the payment in respect of each child who was under the age of 18 years at the end of 2007. Some of those who were incarcerated on January 21, 2008 are not eligible.

•                 The personal income tax dividend tax credit rates are reduced to reflect the one percentage point reduction in the general and small business corporate income tax rates, effective January 1, 2009.

•                 Several changes are made to the film tax credits:

–                The film tax credits are extended for five years;

–                The basic film tax credit rates are increased to 35 per cent from 30 per cent for Film Incentive BC productions and to 25 per cent from 18 per cent for productions qualifying for the production Service Tax Credit.

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Table A4.3   Summary of Tax Changes Announced in 2008 – Continued

–                The regional film tax credit rate is increased by 6 per cent for productions in the “distant” region of the province. The distant region is the area of the province outside the Capital Regional District, the Greater Vancouver Regional District, the area north of Vancouver to Whistler and the area east of Vancouver to Hope. Productions in those areas of the province that received the regional film tax credit before creation of the distant region will continue to receive the regional credit at the same rates as before (12.5 per cent for Film Incentive BC and 6 per cent for the Production Services Tax Credit).

Social Service Tax Act

•                 A number of provincial sales tax (PST) measures are introduced, including exemptions for:

–                insulation for hot water tanks, hot and cold water pipes and ductwork.

–                biodiesel fuel when used for heating or other non-motive purposes;

–                aerodynamic devices purchased for use on commercial motor vehicles;

–                diesel emission control devices;

–                production machinery and equipment used by local governments for power production and cogeneration purposes;

–                qualifying all terrain vehicles purchased by bona fide farmers and acquaculturists;

–                Energy Star qualified residential refrigerators, clothes washers and freezers, and energy efficient gas-fired water heaters; and

–                electric power-assisted bicycles and tricycles and adult-sized non-motorized tricycles.

•                 PST reductions are introduced for new conventional fuel efficient vehicles, electric motorcycles, and hydrogen fuel cell passenger buses.

•                 The PST exemption for catalysts and direct agents is expanded to include chemical substances that produce or modify a reaction that is essential for the processing or manufacture of a product for sale or lease.

•                 The PST exemption for coal and coke is repealed except when purchased for use in a residential dwelling unit.

•                 Effective April 1, 2008, the $1.50 per day passenger vehicle rental tax no longer applies to passenger vehicles leased for a period of 8 consecutive hours or less.

Motor Fuel Tax Act

•                 Effective February 20, 2008, authorized coloured fuel use in farm vehicles is expanded to allow all vehicles licensed as farm vehicles under the Commercial Transport Act to use coloured fuel when traveling for farm purposes on a highway. Since the family farm truck emblem program is no longer required as a result of this change, it is eliminated.

•                 Effective February 20, 2008, the biodiesel and ethanol alternative fuel classification and tax exemptions are expanded to include all uses of those fuels.

•                 Effective February 20, 2008, the refund for persons with disabilities is expanded to include persons with permanent mental disabilities who on the certification of a medical practitioner cannot safely use public transit.

•                 Effective April 1, 2008, the Victoria transit tax, levied on behalf of the Victoria Regional Transit Commission, is increased by 1 cent per litre to 3.5 cents per litre.

Taxation (Rural Area) Act

•                 Effective for the 2009 tax year, an exemption is provided for eligible camps that are owned, held in trust for, or occupied by a charity registered under the Income Tax Act (Canada). Camps that are exempt in the 2008 tax year but do not qualify under the new exemption for 2009 are grandfathered for the 2009 and 2010 tax years. The two year grace period will provide owners of those properties time to either consult with government regarding eligibility criteria or to seek registered charity status.

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Table A4.3   Summary of Tax Changes Announced in 2008 – Continued

Property Transfer Tax Act

•                 Effective February 20, 2008, the maximum fair market value of properties eligible for the exemption under the First Time Home Buyers’ Program is increased to $425,000 from $375,000.

•                 Effective February 20, 2008, first time buyers are no longer required to have registered financing of 70 per cent or more to be eligible for the exemption.

Homeowner Grant Act

•                 Effective for the 2008 tax year, the threshold for the phase-out of the homeowner grant is increased to $1,050,000 from $950,000. This change ensures that in excess of 95 per cent of homeowners are eligible for the full grant. For properties valued above the threshold of $1,050,000, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

•                 Effective for the 2008 tax year, the homeowner grant is provided to for up to two years to eligible homeowners who cease to occupy their residence during an extended absence. The person must meet various eligibility criteria including those that establish that the home was the person’s principal residence before the absence, that the home is not rented during the absence and that the person intends to reoccupy the home as their principal residence following the extended absence.

School Act

•                 The school property tax rate for major industrial properties is reduced over two years to the school property tax rate for business properties, with half the reduction occurring in 2008 and the rest in 2009.

Corporation Capital Tax Act

•                 The tax is phased out over the next three years and is replaced with a financial institutions minimum tax.

Small Business Venture Capital Act

•                 The annual tax credit budget is increased by $5 million to $30 million from $25 million and $7.5 million of the total budget is targeted to clean technology businesses.

International Financial Activity Act

•                 Changes are made to allow the trading in short term financial instruments and allow management and control activities to qualify as international financial activities.

2008 Financial and Economic Review – July 2008

Appendix 5

General Description of the

Province

Constitutional Framework

Financial Cycle

110	Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC–Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.4 million persons or about 13.3 per cent of Canadians on July 1, 2007. BC’s population grew at an average annual compound rate of 1.0 per cent between 1998 and 2007, in line with the 1.0 per cent average annual growth rate of the Canadian population as a whole.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in BC and was the third largest metropolitan area in Canada with a population of 2,249,725 persons in 2007. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 366,162 persons in 2007.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies – the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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112	Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 79 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule – the second Tuesday in February each year is reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

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The Annual Financial Cycle(1)

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP by 2004/05; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A5.1 summarizes the annual financial process of the province. This process consists of four main stages.

•         Planning and Budget Preparation – Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service

Chart A5.1 Financial Planning and Reporting Cycle Overview

(1) Reflects the financial cycle for normal years.

2008 Financial and Economic Review – July 2008

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle	115

delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

•                  Implementation and Reporting – The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

•                  Evaluation – At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

•                  Accountability – The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Provincial Revenue. In addition, when the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

2008 Financial and Economic Review – July 2008

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